 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-269029
PROSPECTUS
29,562,941 SHARES
IVANHOE ELECTRIC INC.
Common Stock
This prospectus relates to the registration and resale, from time to time, by the selling stockholders named under the heading “Selling Stockholders” in this prospectus, and their donees, pledgees, transferees or other successors-in-interest (the “selling stockholders”), of up to 29,562,941 shares of our common stock, par value $0.0001 per share (the “common stock”), of Ivanhoe Electric, Inc. (the “Company”) held by the selling stockholders (the “Shares”). We are registering the offer and sale of the Shares held by the selling stockholders to satisfy the registration rights we granted to them pursuant to certain agreements with us.
We will not receive any proceeds from the sales of the Shares by the selling stockholders.
Our registration of the Shares covered by this prospectus does not mean that the selling stockholders will offer or sell any of such shares of common stock. The selling stockholders named in this prospectus, or their donees, pledgees, transferees or other successors-in-interest, may sell the Shares covered by this prospectus through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling stockholders may also sell the Shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. For additional information on the possible methods of sale that may be used by the selling stockholders, you should refer to the section of this prospectus titled “Plan of Distribution.”
Any shares of common stock subject to resale hereunder will have been issued by us and acquired by the selling stockholders prior to any sale of such shares pursuant to this prospectus.
We will bear all costs, expenses and fees in connection with the registration of the Shares. The selling stockholders will bear all discounts, concessions, commissions and similar selling expenses, if any, attributable to their respective sales of the Shares.
Our common stock is listed on the NYSE American LLC (“NYSE American”) under the symbol “IE” and on the Toronto Stock Exchange (“TSX”), also under the symbol “IE.” The last reported sale price of our common stock on the NYSE American on March 17, 2023 was $11.67 per share.
We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and therefore will be subject to reduced reporting requirements.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 24 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is March 30, 2023.

iii

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (“SEC”) pursuant to which the selling stockholders may, from time to time, offer and sell or otherwise dispose of the shares of our common stock covered by this prospectus. We will not receive any proceeds from the sale by the selling stockholders of the securities offered by them described in this prospectus.
We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement, including any information incorporated by reference herein, together with the additional information to which we refer you in the section of this prospectus titled “Where You Can Find More Information.”
You should rely only on the information contained in this prospectus, any amendment or supplement to this prospectus or any free writing prospectus or document incorporated by reference that we may authorize to be delivered or made available to you. Neither we nor the selling stockholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any amendment or supplement to this prospectus or any free writing prospectuses prepared by us or on our behalf or document incorporated by reference herein. Neither we nor the selling stockholders take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus, any amendment or supplement to this prospectus or any applicable free writing prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus, any amendment or supplement to this prospectus or any applicable free writing prospectus or document incorporated by reference herein is current only as of its date, regardless of the time of delivery of this prospectus, any amendment or supplement to this prospectus or any applicable free writing prospectus or any sale of the shares. Our business, financial condition, results of operations and prospects may have changed since such date.
The term “selling stockholders” refers, collectively, to the selling stockholders named under the heading “Selling Stockholders” in this prospectus and their donees, pledgees, transferees or other successors-in-interest.
We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.
MARKET AND INDUSTRY DATA AND FORECASTS
This prospectus and the documents incorporated by reference herein include market and industry data and forecasts that we have developed from independent research reports, publicly available information, various industry publications, other published industry sources or our internal data and estimates. Independent research reports, industry publications and other published industry sources generally indicate that the information contained therein was obtained from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. Although we believe that the publications and reports are reliable, neither we nor the selling stockholders have independently verified the data. Our internal data, estimates and forecasts are based on information obtained from trade and business organizations and other contacts in the markets in which we operate and our management’s understanding of industry conditions. Although we believe that such information is reliable, we have not had such information verified by any independent sources.
NOTICE REGARDING MINERAL DISCLOSURE
The technical report summaries for our material projects, the Santa Cruz Project (“Santa Cruz”) and the Tintic Project (“Tintic”), have been prepared in accordance with subpart 1300 of Regulation S-K —
iv

Disclosure by Registrants Engaged in Mining Operations, which governs disclosure for mining registrants (“S-K 1300”). The S-K 1300 technical reports for our material projects are included as Exhibits 96.1 and 96.2 to the registration statement of which this prospectus forms a part.
Inferred Mineral Resources are subject to uncertainty as to their existence and as to their economic and legal feasibility. The level of geological uncertainty associated with an Inferred Mineral Resource is too high to apply relevant technical and economic factors likely to influence the prospects of economic extraction in a manner useful for evaluation of economic viability.
For the meanings of certain technical terms used in this prospectus, see “Glossary of Technical Terms.”
TRADEMARKS
This prospectus contains references to our trademarks and service marks and to those belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork, and other visual displays, may appear without the ® or ™ symbols, but in the case of our trademarks and trade names or those of our licensors, such references are not intended to indicate in any way that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other entities’ trade names, trademarks, or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other entity.
v

PROSPECTUS SUMMARY
This summary highlights the more detailed information contained elsewhere in this prospectus or incorporated by reference herein. This summary does not contain all of the information that you should consider before deciding to invest in our common stock. You should read this entire prospectus carefully, including the “Risk Factors” section and our consolidated and combined carve-out financial statements and related notes which are incorporated by reference in this prospectus. In this prospectus, unless the context requires otherwise, “Ivanhoe Electric”, the “Company”, “we”, “us”, and “our” refer to Ivanhoe Electric Inc. and its subsidiaries. We account for our business in three business segments — critical metals, data processing, and energy storage.
As used herein, references to the “Santa Cruz Technical Report” is to the Technical Report “Summary on the Santa Cruz Project, Arizona, U.S.A.”, prepared by Nordmin Engineering Ltd (“Nordmin”), with an effective date of December 31, 2022, which was prepared in accordance with the requirements of S-K 1300. The Santa Cruz Technical Report is filed as Exhibit 96.1 to the registration statement of which this prospectus forms a part.
As used herein, references to the “Tintic Technical Report” is to the “SEC Technical Report Summary, Exploration Results Report, Tintic Project Utah, U.S.A.”, prepared by SRK Consulting (U.S.) Inc. (“SRK”), with an effective date of May 5,2021, which was prepared in accordance with the requirements of S-K. The Tintic Technical Report is filed as Exhibit 96.2 to the registration statement of which this prospectus forms a part. Scientific and technical information in this section is based upon, or in some cases extracted from this report, with the addition of updated lands information and associated expenditures from the Company dating from after May 5, 2021.
Our Company
We are a United States domiciled minerals exploration and development company with a focus on developing mines from mineral deposits principally located in the United States. We seek to support American supply chain independence by finding and delivering the critical metals necessary for electrification of the economy, with a focus on copper. We believe the United States is significantly underexplored and has the potential to yield major new discoveries of these metals.
We are committed to the sustainable development of our projects by embedding Environmental, Social and Governance (“ESG”) criteria in our decision-making framework from the earliest stages of project exploration and development. We are committed to building upon our team’s strong ESG track record, including at Ivanhoe Mines Ltd. (“Ivanhoe Mines”), founded by Robert Friedland, our founder and Executive Chairman, leveraging best practices and seeking to establish Ivanhoe Electric as an ESG leader in the mining sector. Key considerations that will influence our decision making include, but are not limited to, using clean and renewable energy in our future mining operations, optimizing and minimizing our water resource utilization, minimizing our environmental footprint, ensuring workforce diversity and hiring from local communities, following best practices to meet the highest health, safety and environmental standards as well as protecting local cultural heritage and biodiversity. Most importantly, our products play a critical ESG role by supporting electrification and enabling the clean energy transition.

Our United States Mineral Projects

Hog Heaven
Grasshopper
Unity
Tintic
Desert Mountain
White Hill
Lincoln
Perseverance
Bitter Creek
Santa Cruz
Carolina
Projects
Material Project
Key Project
Other Mineral Project
Project Held Through Listed Companies
Commodity
Copper
Copper / Silver / Gold
Copper / Gold

Material and Key Mineral Projects
Our two material mineral projects are the Santa Cruz Project in Arizona and the Tintic Project in Utah. Santa Cruz is a copper project situated in a prolific mining region that hosts some of the largest copper mines in the United States. Tintic is an exploration project located in a historically significant silver producing district that also produced significant amounts of copper and gold. We believe the Tintic district has the potential to host a world-class porphyry copper-gold deposit. We have the option to acquire 100% of the mineral rights constituting the Santa Cruz and Tintic projects and we own or have option agreements in place to own the majority of the surface land at our Tintic Project.
Our other key mineral projects are the Hog Heaven Copper-Silver-Gold Project (“Hog Heaven”), located in Montana, and the Sama Nickel-Copper-Palladium Project, located in the Ivory Coast (the “Ivory Coast Project”), in which we have both direct and indirect interests.
We use several criteria to distinguish between our material properties, key properties and exploration projects. In particular, we have evaluated each property using the following criteria (without ranking the criteria in any particular order): stage of development of the mineral property; level of ownership of the mineral property and/or level of ownership we have the right to obtain in the future; size and quality of any mineral reserve or mineral resource; prospectivity of each mineral property based on exploration results obtained; current and proposed programs of exploration; current and/or expected proposed expenditure and financing needs for each mineral property; and historical activities and expenditures incurred.

Hog Heaven
MT
Tintic
Cu-Au-Ag
UT
AZ
Santa Cruz
Cu
Ivory
Coast
Cote D'Ivoire
Material Project
Key Project

Typhoon™ and Computational Geosciences
In addition to our portfolio of material and key mineral projects, we own through a wholly-owned subsidiary patents to a proprietary exploration technology known as Typhoon™. When we reference “our” Typhoon™ technology, we mean the technology that is owned by our wholly-owned subsidiary Geo27, Inc. (“Geo27”). We also own a controlling interest in a data inversion business, Computational Geosciences Inc. (“CGI”). CGI was founded in 2010 to commercialize innovative technology developed at the University of British Columbia, Canada to improve and enhance mineral exploration. We also are the exclusive worldwide licensee of certain technology from I-Pulse Inc. (“I-Pulse”). I-Pulse is the parent of our predecessor company, High Power Exploration Inc. (“HPX”).
The Typhoon™ technology allows us to cost effectively and efficiently generate geophysical images of large-scale mineral deposits to depths of one and a half kilometers or more. The CGI software technology consists of sophisticated codes to process geophysical data and build 3D subsurface images that could indicate the presence of various metals and minerals.
We own the issued patents shown below. These patents cover certain aspects of our Typhoon™ technology. The actual protection afforded by these patents varies depending on the scope of coverage of each individual patent as well as the availability of legal remedies in each jurisdiction.

Type	Short title	Country	Grant Date	Grant Number	Expiration Date
Patent	Current signal generator and method of implementing such a generator	France	16/02/2018	FR2980653	21/09/2031
		International (PCT)			20/09/2032
		Australia	05/01/2017	AU2012311429	20/09/2032
		Brazil	19/01/2021	BR112014006276	20/09/2032
		Canada	22/05/2018	CA2849558	20/09/2032
		Indonesia			20/09/2032
		Turkey	21/04/2015	TR201403350B	20/09/2032
		USA	28/02/2017	US9584037	20/09/2032
Patent	Current generator and method for generating current pulses	France	04/04/2014	FR2988933	29/03/2032
		International (PCT)			28/03/2033
		Australia	20/10/2016	AU2013241675	28/03/2033
		Canada	08/09/2020	CA2869170	28/03/2033
		Chile	30/10/2018	56649	28/03/2033
		Peru	20/05/2019	PE9489	28/03/2033
		USA	28/06/2016	US9379636	28/03/2033
Patent	Switch and system to inject current	France	25/01/2022	FR3105446	19/12/2039
Typhoon™ can and has been used to successfully accelerate and de-risk the exploration process enabling a higher frequency of resource discovery and lowering total exploration costs. Typhoon™ has proven to be an important exploration tool during its deployment at Santa Cruz and Tintic. In July 2022, we completed a 26.5 km2 (6,500-acre) Typhoon™ 3D induced polarization and resistivity geophysical survey at Santa Cruz which identified multiple large-scale anomalies. These anomalies may indicate the potential to expand the currently known copper oxide and sulfide mineralization at Santa Cruz. On November 8, 2022, we announced the discovery of the East Ridge oxide copper zone at Santa Cruz, which was related to one of the anomalies identified by Typhoon™ and on which we conducted exploration drilling following the survey. On November 29, 2022, we announced the discovery of a new zone of sulfide mineralization called the Far Southwest Anomaly which was drill tested below 1,000 meters of overlying basin-fill gravel and conglomerates. Typhoon™ has also been utilized at many of our other projects. Current and historical deployment of Typhoon™ by us, HPX and third-party clients is shown on the map below.
We also hold a worldwide, exclusive license to certain legacy technology from I-Pulse to, among other things, use, develop, sell and commercialize products and services incorporating such legacy technology within the field of geological surveying for mineral exploration. The license from I-Pulse is perpetual (subject to the expiration of the patents owned by I-Pulse underlying a portion of the I-Pulse technology). The license is also terminable by us on 120 days’ written notice to I-Pulse, and by either party only upon material breach of the license agreement under which the I-Pulse license was granted or insolvency of the other party.

VRB Energy
VRB Energy, Inc. (“VRB”) is primarily engaged in the design, manufacture, installation, and operation of large-scale energy storage systems using vanadium redox batteries. VRB’s major product is VRB-ESS®. Vanadium redox batteries are a type of rechargeable flow battery that employs vanadium ions as the charge carriers. We believe they are safe, scalable and have the lowest lifecycle cost of energy compared to other types of batteries, making them ideal for grid-scale energy storage. VRB’s goal is to deliver the best technology at the lowest cost to large-scale utility energy storage projects globally. VRB has over 500 MWh of energy storage capacity installed or in development, and has completed over one million hours of testing and operation. Ongoing research and development and project experience have allowed VRB to produce larger, more cost-effective and efficient systems in each successive battery generation. VRB intends to produce VRB-ESS® using vanadium recycled from petroleum waste. In July 2021, BCPG Public Company Limited, one of Asia- Pacific’s largest renewable energy companies, invested US$24 million in convertible bonds issued by VRB. As of December 31, 2022, we owned approximately 90.0% of the outstanding shares of VRB.
History
We were incorporated in Delaware on July 14, 2020, as a wholly-owned subsidiary of HPX.
On April 30, 2021, HPX completed a reorganization whereby HPX contributed (i) all of the issued and outstanding shares of HPX’s subsidiaries, other than those holding direct or indirect interests in its Nimba Iron Ore Project in Guinea; (ii) certain property, plant and equipment; and (iii) certain financial assets, in exchange for shares of our common stock. HPX then distributed the shares of our common stock to HPX stockholders by way of a dividend, with each HPX stockholder receiving one share of our common stock for each HPX share of common stock then held by the stockholder.
On April 30, 2021, we also entered into an intellectual property assignment and novation agreement with HPX, I-Pulse, and several subsidiary companies by which the rights to certain technology and patent license agreements previously held by HPX or a subsidiary, as licensee, were assigned to us.
On June 30, 2022, we completed our initial public offering in which we issued and sold 14,388,000 shares of our common stock at a price to the public of $11.75 per share for aggregate gross proceeds of $169.1 million.
Ma’aden Transaction
On January 11, 2023, we entered into a binding Heads of Terms (the “Agreement”) with Saudi Arabian Mining Company Ma’aden (“Ma’aden”), the largest multi-commodity mining and metals company in the Middle East. The Agreement provides the binding framework of key terms for a strategic investment by Ma’aden of an aggregate of $126.4 million in newly issued shares of common stock of the Company (the “Shares”) and the concurrent establishment of a 50/50 exploration joint venture in the Kingdom of Saudi Arabia described below (the “Joint Venture”).
Pursuant to the terms of the Agreement, we will agree to issue and sell to Ma’aden (directly or to a subsidiary) approximately 10.2 million shares of common stock at a purchase price of $12.38 per share for aggregate gross proceeds of $126.4 million in a private placement. We will contribute $66.4 million of the proceeds from the issuance and sale of the Shares to fund the Joint Venture, including the purchase of three new Typhoon™ machines, and will retain $60 million of the gross proceeds to advance our United States mineral projects, as well as for working capital and general corporate purposes.
After the issuance and sale of the Shares, Ma’aden will hold 9.9% of our common stock. We also will grant Ma’aden a right to purchase additional shares of common stock to maintain its 9.9% stock ownership position in the event of any issuances of common stock by us in the future, including stock issued as a result of (i) issuances to employees pursuant to any existing or future equity incentive plan, agreement or arrangement approved by the Board of Directors; (ii) the exercise or vesting of incentive securities; or (iii) shares issued as acquisition consideration. Ma’aden may exercise this right (the “top-up right”) upon the first occurrence after such dilution event in which we issue shares (or securities convertible into shares) for cash as part of an equity financing transaction. In the event that Ma’aden does not exercise its top-up right, the ownership threshold for purposes of the top-up right will be reduced to its ownership level after giving effect to the dilutive issuance. The top-up right will expire on the earlier of (i) five years from the date of completion of Ma’aden’s investment in us (the “Initial Period”), but only if within such five-year period Ma’aden has (a) failed on two separate occurrences to exercise in full its top-up rights, or (b) Ma’aden has sold, transferred or otherwise disposed of any Shares (other than to an affiliate or to the Public Investment Fund of the Kingdom of Saudi Arabia (the “PIF”)); (ii) the first day following the Initial Period on which Ma’aden sells, transfers or otherwise disposes of any of our shares of common stock (other than to an affiliate or to the PIF); and (iii) three years after the Initial Period.
We will also provide Ma’aden with the right to nominate one director to our Board of Directors for so long as Ma’aden owns at least 8% of the outstanding shares of common stock, bringing our board size to nine. Ma’aden will also agree to a five-year standstill preventing it from increasing its share ownership above 19.9% without the approval of the Board of Directors. The standstill will automatically be released in order for Ma’aden and its affiliates to make a competing offer if we enter into any agreement with a third party providing for a transaction that would result in a third party beneficially owning more than 50% of our outstanding common stock. Ma’aden will agree not to dispose of any of its Shares (except in open market, non-pre-arranged stock exchange transactions), if, as a result of such disposition, the purchaser of such shares would become the owner of greater than 9.9% of our common stock and is either a mining company or state-owned enterprise, other than the PIF.
Ma’aden will also agree for a five-year period to vote in favor of certain matters for so long as it continues to have a right to nominate a director, including to vote in favor of the election of all of our director nominees and to vote in favor of all matters on which our stockholders are entitled to vote that have been approved by a majority of the independent directors of the Board of Directors. We have also agreed that we will enter into a registration rights agreement with Ma’aden related to a future registration of the Shares.
Saudi Arabian Exploration Joint Venture
The Agreement provides that we will establish a new Saudi exploration Joint Venture with Ma’aden, which will be owned 50/50 and have an initial term of five years, which may be extended up to 10 years upon mutual agreement of the parties. The Joint Venture will be conducted through a newly established limited liability company established under Saudi law (“Saudi JVCo”). Ma’aden will make available approximately 48,500 km2 of land under an exploration license (or license application) within Saudi Arabia for exploration by the Joint Venture. We will contribute $66.4 million of the proceeds from the sale of the Shares to fund Saudi JVCo and the Joint Venture, and will provide Saudi JVCo with a royalty-free license to use Typhoon™ within the Kingdom of Saudi Arabia for the purpose of mineral exploration. The license will remain exclusive to the Joint Venture in Saudi Arabia and effective during the term of the Joint Venture. Saudi JVCo will purchase three new generation Typhoon™ units from the Company’s former parent, I-Pulse, the first of which is expected to be delivered in the first quarter of 2024, for an aggregate contract price not to exceed $13 million. Prior to the delivery of new Typhoon™ units, we will make available an existing Typhoon™ unit to commence surveying in Saudi Arabia according to the terms of the Agreement. The Joint Venture will also enter into a services agreement with CGI, pursuant to which CGI will be responsible for the supply of the services for the analysis of data and processing of the full spectrum of geophysical datasets in 3D produced by the Typhoon™ systems.
The Joint Venture will be governed by a board of directors and Technical Committee comprised of an equal number of representatives from each company. The Technical Committee will supervise the exploration activities of the Joint Venture including an initial land identification stage where the land Ma’aden is making available will be reviewed and reduced to the most prospective areas for Typhoon deployment. This stage will be followed by generative exploration and drilling stages aimed at identifying mineral resources of an economically viable scale. We will be the operator during the exploration phase. Ma’aden will assume operatorship if an economically viable deposit is found and is designated by the Joint Venture for further development. We will also provide training and development to an agreed number of employees of the Joint Venture, on mineral exploration, geology, and the operation of the Typhoon™ units. The Joint Venture will not be terminable, other than upon the occurrence of an event of default, by either party until the end of the exploration phase.
The Agreement is a framework agreement that sets out the binding parameters of the transactions described above. The Agreement will be replaced by definitive agreements which will include the key terms set out in the Agreement, which only may be changed if required to satisfy legal or regulatory requirements, for the establishment of the Joint Venture entity, or if required to meet the technical specifications and needs for the use of Typhoon™ in the Kingdom of Saudi Arabia. The Agreement will terminate automatically on the earliest to occur of the following: (i) the date on which the definitive agreements are executed by the parties or their respective affiliates; (ii) notwithstanding negotiation by the parties in good faith, in the event the parties have not been able to reach agreement on the definitive agreement, three months after the execution of the Agreement; and (iii) the bankruptcy, insolvency, liquidation, reorganization, dissolution, amalgamation, reconstruction of either party or any analogous proceeding relating to either party. The definitive agreements are expected to be executed by the end of the first quarter of 2023.
In addition to being subject to further confirmatory due diligence by each party and the execution of definitive agreements, the closing of the transactions is subject to the satisfaction of certain other conditions, including filing of a supplemental listing application with the NYSE American LLC (“NYSE American”), Toronto Stock Exchange (“TSX”) approval and other customary regulatory approvals, including, if applicable, the expiration or termination of all applicable waiting periods and requests for information (and any extensions thereof) under the Hart-Scott-Rodino Act and, if required, the parties receiving written confirmation from the Committee on Foreign Investment in the United States that it has completed its review or, if applicable, investigation and determination that there are no unresolved national security concerns with respect to the transactions contemplated by the Agreement.
We cannot assure you as to (i) the timing of entering into definitive agreements, including the potential failure to enter into definitive agreements at all; (ii) our and Ma’aden’s ability to satisfy the conditions to the proposed transactions on the anticipated timeline or at all; (iii) the satisfaction of conditions, including applicable regulatory clearances and approvals; (iv) that the Joint Venture, if established, will be successful in its exploration activities and fail to identify any economically viable mineral deposits; or (v) our ability to monetize its interest in an economically viable mineral deposit even if one is identified.
Key Business Highlights
We have a portfolio of highly prospective mineral projects, predominantly focused on copper and other metals needed for the clean energy transition, assembled by Robert Friedland and his team over the past decade.
Our two material mineral projects are Santa Cruz and Tintic, situated in the high-quality copper producing jurisdictions of Arizona and Utah, respectively. According to the Fraser Institute’s Annual Survey of Mining Companies, Utah and Arizona rank as some of the most attractive copper mining investment jurisdictions compared to other major copper mining jurisdictions around the world.

Source: Fraser Institute 2021 Policy Perception Index
Santa Cruz
Santa Cruz is located in a prolific mining district in Arizona, with numerous major copper mines in close proximity. The Santa Cruz project is situated in the Ajo-Globe-Miami structural corridor in Arizona, which we estimate contains significant copper resources. Since 1980, Arizona has produced over 35 Mt of copper, which is approximately 65% of total United States production.
Santa Cruz was discovered in the 1970s, but was undeveloped due to market conditions as well as fragmented title and ownership. After more than seven years of negotiations, we acquired an option to acquire 100% of the mineral rights constituting Santa Cruz and entered into agreements to acquire further surface rights and mineral titles. In order to acquire the principal mineral titles under option from their owner, we will be required to spend an aggregate of $27,870,500 in cash or shares of our common stock at the election of the owner by August 16, 2024. As of December 31, 2022, we had made payments totaling $11,620,500 under the option. See “Business — Material and Key Mineral Projects — Santa Cruz Project, Arizona, USA”.
In 2021, we entered into an agreement with Central Arizona Resources Ltd. (“CAR”), a private company, and acquired the option CAR held over the mineral title described below owned by DRHE, a private company. CAR was also party to a surface use agreement with Legends Property, LLC, which owns the majority of the surface rights associated with the Santa Cruz Project. We also acquired this surface rights access agreement from CAR.
The agreement with DRHE provides that we (by way of assignment from CAR) have the right, but not the obligation, to acquire 100% of the mineral title in the fee simple mineral estate, 39 Federal unpatented mining claims, and three small, approximately 10 acre surface parcels, by paying $27,870,500 in cash or in shares of our common stock at the election of DRHE over the course of three years. As of December 31, 2022, we paid $11,620,500 to DRHE and $16,250,000 remains to be paid to DRHE by 2024.

The Santa Cruz Project is located in Pinal County, Arizona, to the west of Casa Grande and approximately a one-hour drive south of Phoenix. The Santa Cruz Project encompasses approximately 47.3 km2 of land.
Santa Cruz Project Mineral Resource Estimate
(Santa Cruz Project Mineral Resource Estimates at 0.70% cutoff for Santa Cruz, 0.80% cutoff for Texaco, and 0.90% cutoff for East Ridge), December 31, 2022(1)
Classification	Deposit	Mineralized Material (ktonnes)	Total Cu %	Total Soluble Cu %(2)	Total Cu (ktonnes)	Total Soluble Cu (ktonnes)
Indicated	Santa Cruz (0.70% COG)	223,155	1.24	0.82	2,759	1,824
	Texaco (0.80% COG)	3,560	1.33	0.97	47	35
	East Ridge (0.90% COG)	—	—	—	—	—
Inferred	Santa Cruz (0.70% COG)	62,709	1.23	0.92	768	576
	Texaco (0.80% COG)	62,311	1.21	0.56	753	348
	East Ridge (0.90% COG)	23,978	1.36	1.26	326	302
Total
Indicated	All Deposits	226,715	1.24	0.82	2,807	1,859
Inferred	All Deposits	148,998	1.24	0.82	1,847	1,225

(1)
The Mineral Resources in this Estimate were independently prepared, including estimation and classification, by Nordmin Engineering Ltd. and in accordance with the definitions for Mineral Resources in S-K 1300. Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability. This estimate of Mineral Resources may be materially affected by environmental, permitting, legal, title, taxation, sociopolitical, marketing, or other relevant issues. Verification included multiple site visits to inspect drilling, logging, density measurement procedures and sampling procedures, and a review of the control sample results used to assess laboratory assay quality. In addition, a random selection of the drill hole database results was compared with the original records. The Mineral Resources in this estimate for the Santa Cruz, East Ridge, and Texaco Deposits used Datamine Studio RMTM software to create the block models. The Mineral Resources are current to December 31, 2022. Underground-constrained Mineral Resources for the Santa Cruz Deposit are reported at a cut-off grade of 0.70% total copper, Texaco Deposit are reported at a cut-off grade of 0.80% total copper and East Ridge Deposit are reported at a cut-off grade of 0.90% total copper. The cut-off grade reflects total operating costs to define reasonable prospects for eventual economic extracted by conventional underground mining methods with a maximum production rate of 15,000 tonnes/day. All material within mineable shape-optimized wireframes has been included in the Mineral Resource. Underground mineable shape optimization parameters include a long-term copper price of $3.70/lb, process recovery of 94%, direct mining costs between $24.50-$40.00/processed tonne reflecting various mining method costs (long hole or room and pillar), mining general and administration cost of $4.00/tonne processed, onsite processing and SX/EW costs between $13.40-$14.47/tonne processed, offsite costs between $3.29 — $4.67/tonne processed, along with variable royalties between 5.00-6.96% NSR and a mining recovery of 100%. Specific Gravity was applied using weighted averages by Deposit Sub-Domain. All figures are rounded to reflect the relative accuracy of the estimates, and totals may not add correctly. Excludes unclassified mineralization located along edges of the Santa Cruz, East Ridge, and Texaco Deposits where drill density is poor. Report from within a mineralization envelope accounting for mineral continuity. Total soluble copper means the addition of sequential acid soluble copper and sequential cyanide soluble copper assays. Total soluble copper is not reported for the Primary Domain.

(2)
Acid soluble Cu and cyanide soluble Cu are not reported for the Primary Domain.

Based on this resource estimate, we believe that Santa Cruz is currently the second largest undeveloped copper deposit, by tonnes, located in the continental United States with what we believe to be considerable potential to expand the resources. Drilling is ongoing and will continue through 2023. Currently, the Santa Cruz drill program consists of six diamond drill rigs. Drill core samples are being processed at laboratories in Arizona and Vancouver.
The resource at the Santa Cruz Deposit reflects a 0.70% total copper cut-off, while the resources at East Ridge and Texaco reflect a 0.90% and 0.80% total copper cut-off, respectively versus the 0.39% total copper cut-off used in the 2021 resource estimate. At these higher cut-off grades, the overall project-wide contained copper in Indicated Mineral Resources increased by 11% compared to the previous resource estimate. Importantly, project-wide contained copper in Indicated Mineral Resources, excluding primary sulfide mineralization, increased by 86%. This higher grade material tends to be in the soluble categories, potentially allowing for lower operating costs, lower energy usage, and lower water-consuming processing methods. One development option is to integrate this large, high-grade, soluble copper resource with renewable energy power sources, such as solar power, to develop a modern, low footprint, sustainable copper-producing industrial complex. We also intend to evaluate opportunities to utilize VRB-ESS® onsite for potential storage of sustainably generated power.
Tintic
The Tintic exploration area covers approximately 65 km2 of private patented claims, unpatented claims, state leases, and prospecting permits consolidated into a contiguous land package. The location of the Tintic Project benefits from supportive infrastructure and access to a skilled labor workforce. The Tintic Project is located near the City of Eureka, approximately 95 km south of Salt Lake City, and can be accessed from U.S. Highway 6, approximately 30 km west of the Interstate 15 junction. It is conveniently crossed by many historical mine roads and railroad grades, which provide access to most of the property.
The Tintic Mining District (the “Tintic District”) was the third-largest silver mining district in the United States based on past production, remaining resources, and past production plus remaining resources. The Tintic District produced significant amounts of copper and gold from multiple operating mines from 1871 through to 1983, with mining peaking in the 1920s. Total historical production from the Main and Southwest Tintic District is estimated at 2.18 Moz gold, 209 Moz silver, 116 kt copper, 589 kt lead and 63 kt zinc, from both surface and underground sources.
With significant mining activity in the Tintic District concluding in 1983, companies owned by Mr. Spenst Hansen were able to consolidate a significant package of historic mining claims with supporting production and drill data. Mr. Hansen is the principal vendor of Tintic-related mining claims to Ivanhoe Electric.
We have entered into purchase and sale agreements with five different vendor groups owning mineral titles at the Tintic Project. Under these purchase agreements, payment of the purchase price is deferred and no title will transfer until the purchase price has been paid in full. Until such time, the mineral titles are held with a third party escrow agent. We are required to pay a total of $30,800,000 to acquire all of these titles with all payments to be made by the end of 2023. As of December 31, 2022, we have paid a total of $27,275,000 and have a total of $3,525,000 remaining to pay by the end of 2023. Over a two-year period following the first acquisition of these mining claims, we scanned over 8,700 maps and digitized over 500 maps to construct a comprehensive geological model to enhance our Tintic exploration program.
Tintic Historic and Target Model
The Tintic District lies 60 km south of Rio Tinto’s Bingham Canyon porphyry copper-gold mine, which has been in operation since 1906 and has produced over 19 million tonnes of copper and 28 million ounces of gold, making it one of the most productive copper-gold mines in the world. The intrusive complex at Tintic is similar in age to the Bingham Canyon porphyry deposit. Mineralization at Tintic is hosted in the same Paleozoic sedimentary host rocks as Bingham, and the east-west trending intrusive belt in which Tintic occurs is parallel to, and coeval with, the Bingham-Uinta intrusive belt. The close similarities in geological setting between Tintic and Bingham Canyon highlight what we believe is the porphyry potential at Tintic.
We believe the 72 km2 Typhoon™ survey that we conducted at Tintic in 2018 and 2019 is one of the largest 3D Induced Polarization (“IP”) surveys ever completed. The survey identified three potential porphyry copper targets (Rabbits’ Foot, Sunbeam and Deep Mammoth), which appear to us to have similar characteristics to the mineralized porphyry at the Bingham Canyon mine. These targets are permitted for drilling in 2023 through our subsidiary, Tintic Copper & Gold Inc. (“TC&G”) which holds 100% of these permits.
In addition to testing the porphyry targets, we intend to undertake further drilling at Tintic to extend historically mined deposits beyond their known limits. Historical miners ceased mining once they encountered the water table due to a lack of pumping technology available at the time. We believe that mineralization continues to depth below the water table and that significant potential exists to discover additional mineralized material. As a preliminary step, in September 2022, we re-sampled six sections from historic drill holes. The presence of enargite and pyrite in three of these holes immediately below both the Mammoth “pipe” and water table indicates a continuation of the oxidized high sulfidation mineralization mined historically into unoxidized sulfide-rich mineralization. The appearance of chalcocite in one hole shows potential for hypogene copper replacing pyrite at higher temperatures within replacement-style mineralization and may reflect increasing proximity to the source porphyry copper system. Initial drilling commenced in late November 2022 to test porphyry targets and will continue through 2023.
Focused on discovering, identifying, and developing mineral projects in the United States in order to better secure domestic access to the metals needed for the clean energy transition
We search globally for potential world-class mineral deposits of critical metals, with a predominant focus on exploration and development of these assets within the United States. We have assembled a portfolio of highly prospective assets, headlined by our two material mineral projects, Santa Cruz in Arizona and Tintic in Utah.
Access to critical metals from domestic sources has become a strategic focus to enhance United States supply chain security. As global demand for critical metals strengthens, we believe securing additional sources of supply for these commodities will grow in importance for the United States.
Proprietary cutting-edge TyphoonTM hardware and CGI software de-risk mineral project exploration by lowering costs and increasing the depth, breadth and accuracy of surveys
Typhoon™ is the brand name for our proprietary electrical geophysical surveying transmitter, which can detect the presence of sulfide minerals containing copper, nickel, gold and silver, as well as water and oil (although the Company does not hold any rights to water and oil exploration, as I-Pulse holds an exclusive Typhoon™ license for those commodities). The technology was developed by I-Pulse to unlock exploration in areas where potential deposits are hidden by cover, where target depths exceed the range of conventional geophysical surveying systems, or where the scale and topography of an exploration target area prevents efficient and cost-effective conventional work. Typhoon™ allows us to potentially discover deposits otherwise thought to be undetectable through conventional survey methods and technology.

Typhoon™ in Resource Exploration
We believe the following specifications differentiate Typhoon™ from conventional geophysical systems:
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high current that is adjustable according to the depth and scale of the exploration target;

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high voltages that are also adjustable to overcome near-surface resistance;

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the ability to transmit both electromagnetic and direct current signals;

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extremely clean signal, which yields a high signal to noise ratio in recorded data;

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the ability to synchronize with multiple types of data receivers, so that the user can choose the receiver system most appropriate for the exploration environment; and

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three deployment configurations, from a large containerized system to a smaller lightweight system that is helicopter portable.

We currently have three Typhoon™ units, which allow us to evaluate multiple prospects at any given time. Saudi JVCo will also order three new Typhoon™ units following establishment of the Joint Venture and which are expected to be delivered to Saudi JVCo in the first half of 2024. We have also ordered the construction of a further six additional Typhoon™ machines and anticipate that the first will be delivered to us in the second half of 2024 following delivery of the new units for Saudi JVCo.
The data processing and artificial intelligence software developed by our subsidiary CGI complements our Typhoon™ technology and represents the only software product that can process the full spectrum of geophysical data produced by Typhoon™ efficiently.
Typhoon™ at Tintic
Typhoon™ completed a 72 km2 fully 3D IP survey of Tintic, with effective penetration depths averaging over 1.5 km. Three potential porphyry copper-gold targets have been identified and were permitted for drilling in 2022 and 2023 through our subsidiary, TC&G which holds 100% of these permits as shown in the first image below. The second image below shows an east-west cross section from Mammoth to Northern Spy that shows the Typhoon™ resistivity and chargeability features that define the Mammoth Porphyry target at depth in the heart of the Main Tintic District.

Typhoon™ at Santa Cruz
In July 2022, we completed a 26.5 km2 (6,500-acre) Typhoon™ 3D induced polarization and resistivity geophysical survey at the Santa Cruz Copper Project. The survey identified multiple large-scale anomalies, which may indicate the potential to expand the currently known copper oxide and sulfide mineralization at Santa Cruz. On November 8, 2022 we announced the discovery of the East Ridge oxide copper zone at the Santa Cruz Copper Project, which was one of the anomalies identified by Typhoon™ and on which we conducted exploration drilling following the survey.
Management track record of success: Robert Friedland-led management team has a compelling track record for discovery and development with an emphasis of ESG principles
Robert Friedland
We were founded by Robert Friedland, a serial entrepreneurial explorer, technology innovator and company builder. He has successfully developed a series of public and private companies which have been at the forefront of some of the world’s most notable mineral discoveries and mine developments including Fort Knox in Alaska, Voisey’s Bay in Canada, Oyu Tolgoi in Mongolia, Platreef in South Africa and Kamoa- Kakula in the DRC.
Mr. Friedland is currently the Executive Co-Chairman of Ivanhoe Mines, which operates the ultra-high-grade Kamoa-Kakula copper mine. As of January 30, 2023, Wood Mackenzie projects Kamoa Kakula to be the world’s fourth largest copper mine by 2025 once its Phase 3 expansion is completed.
In 1994, Mr. Friedland founded Indochina Goldfields Ltd., now known as Turquoise Hill Resources Ltd., which operates the Oyu Tolgoi mine in Mongolia. Based on estimates prepared by Turquoise Hill Resources, Oyu Tolgoi has the potential to operate for approximately 100 years from five known deposits.
Mr. Friedland and members of his team have discovered a number of other valuable projects prior to the creation of Ivanhoe Electric.
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Platreef Project:   This major greenfield discovery of platinum-group metals, nickel, copper and gold is located in South Africa and owned by Ivanhoe Mines. At its final projected production rate of 12 Mtpa, Platreef would be positioned among the largest primary nickel and platinum-group metals mines in the world.

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Voisey’s Bay:   Mr. Friedland was a co-founding principal of Diamond Fields Resources, which discovered Voisey’s Bay, a Canadian nickel deposit, in 1993. As Co-Chairman of Diamond Fields Resources, Mr. Friedland was in charge of financing and investor strategy and led the negotiations for the sale of the company to INCO Mining Corp. for C$4.3 billion in 1996.

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Fort Knox:   Fort Knox is an Alaskan gold deposit discovered by Mr. Friedland and his team in 1992 and subsequently sold to Amax Gold Inc. for $152 million. The asset is currently owned by Kinross Gold Corporation and has been in production since 1997.

Robert Friedland Led Discoveries
Longstanding Leadership Commitment to ESG Principles
The leadership team at Ivanhoe Electric has a proven track record of implementing ESG-focused policies and strategies pertaining to community engagement, diversity, safety, environmental standards and clean energy. This has been a focus of Robert Friedland from his work in other ventures, including at Ivanhoe Mines.
The Ivanhoe Electric management team has a similar commitment to ESG principles and expects to adopt much of the same philosophy and approach to ESG as it continues to develop the Company’s assets and ultimately begin production.
Robert Friedland generates project opportunities and a pipeline of projects that underpin our future growth potential
Over the past four decades, Mr. Friedland has established a highly successful track record of exploration and mine developments as well as a vast network of relationships in the global metals and mining sector. Both are key reasons why Mr. Friedland continues to attract exploration and mine development opportunities. He and his team at the Company are well placed to evaluate and pursue such opportunities.
Vanadium flow battery business rounds out electrification transition portfolio and provides growth opportunities in a rapidly growing end-user market
We believe that a vertically integrated vanadium flow battery business will round out the Company’s electrification transition portfolio and provides us with additional growth opportunities in what management considers a rapidly growing end-user market. Growing needs for renewable energy sources are expected to drive the demand for longer-lasting, safe and reliable high-performance vanadium flow batteries. VRB’s core technology is VRB-ESS®, engineered for low-cost manufacturing, optimal performance, and long-life. While lithium-ion batteries are well suited to power consumer electronics and electric vehicles, their battery lifetime is limited and would have to be replaced periodically throughout a grid-scale project’s lifetime.
We believe VRB-ESS® can be charged and discharged over an almost unlimited number of cycles without wearing out, providing the lowest lifecycle cost of energy of any type of battery storage. In addition, VRB’s proprietary electrolyte formula contains no heavy metals and the liquid electrolyte is non-toxic, non-flammable and 100% reusable, making VRB-ESS® fundamentally superior to lithium-ion batteries for grid scale energy storage.

Vanadium pentoxide (“V2O5”) is a key input factor and cost driver of VRB-ESS®. As part of its strategic business plan, VRB has been working on vertically integrating into V2O5 production through recycling of vanadium-bearing waste products, principally produced by petroleum refineries. In 2020, VRB established a joint venture with Yang Xing Vanadium (“YX”) to operate a 1,800 tpa V2O5 plant in Vietnam, which agreement terminated in May 2022. This allowed VRB to secure an initial low-cost supply of V2O5 for battery production and realize revenues from the sale of a portion of the vanadium produced. VRB has approximately 1,200 tonnes of feedstock at YX and 44.2 tonnes of semi-finished product with YX which may be processed at the site should production recommence with YX or another processor.
VRB-ESS® System Overview

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Mineral Resources
Below is a summary table of estimated mineral resources and reserves, which are presented on a 100% project basis.
Company	Deposit	Effective Date	Category	Tonnes	Total Cu (%)	Ni (%)	Au (g/t)	Ag (g/t)	Contained Cu (tonnes)	Contained Ni (tonnes)	Contained Au (oz)	Contained Ag (oz)	Geographic Area	Resource Category
100% Project Basis
Ivanhoe Electric	Santa Cruz	12/31/2022	Indicated	226,715,000	1.24	—	—	—	2,807,000	—	—	—	Arizona,U.S.	Copper
			Inferred	148,998,000	1.24	—	—	—	1,847,000	—	—	—
Kaizen Discovery Inc.	Pinaya	4/26/2016	Measured	8,204,000	0.326	0.600	—	26,767	—	158,000	—		Peru	Copper Gold
			Indicated	33,487,000	0.324	—	0.462	—	108,357	—	497,000	—
			Inferred	40,216,000	0.360	—	0.300	—	144,715	—	388,000	—
Sama Resources Inc.	Samapleu	5/22/2019	Indicated	33,180,000	0.186	0.238	—	—	61,592	78,968	—	—	Ivory Coast	Nickel Copper
			Inferred	17,780,000	0.144	0.224	—	—	25,552	39,827	—	—
Cordoba Mineral Corp.	San Matias	8/3/2021	Indicated	19,100,000	0.28	—	0.11	1.15	5,315	—	180,863	667,926	Colombia	Copper Gold Silver
			Inferred	5,100,000	0.21	—	0.21	0.94	9,823	—	32,557	142,538
Below is a summary table of estimated mineral reserves.
Company	Deposit	Effective Date	Category	Tonnes	Total Cu (%)	Ni (%)	Au (g/t)	Ag (g/t)	Contained Cu (tonnes)	Contained Ni (tonnes)	Contained Au (oz)	Contained Ag (oz)	Geographic Area	Resource Category
Cordoba Mineral Corp.	San Matias	10/21/2021	Probable	102,100,000	0.41	—	0.260	2.30	418,610	—	853,472	7,549,949	Colombia	Copper Gold Silver

S-K 1300 Technical Report Summary for the Santa Cruz, Texaco, and East Ridge Deposits, Arizona, USA, current as of December 31, 2022 — Santa Cruz Deposit 0.70% TCu cut-off, Texaco Deposit 0.80% TCu cut-off, and East Ridge 0.90% TCu cut-off; US$3.70/lb Cu
Kaizen Discovery Inc. NI 43-101 Technical Report, effective April 26, 2016 — 0.25 g/t and/or 0.3% CuEq cut-off, US$2.84/lb Cu and US$1,236/oz Au
Sama Resources Inc. NI 43-101 Technical Report & Preliminary Economic Assessment, effective May 22, 2019 — 0.1% NiEq cut-off, US$2.10/lb Cu concentrate, US$13.5/lb nickel powder
Cordoba Minerals Corp. NI 43-101 Technical Report & Preliminary Feasibility Study, effective August 3, 2021 — NSR US$1.78/t saprolite and NSR US$8.85/t transition and fresh material cut-off, US$3.25/lb Cu, US$1,600/oz Au, and US$20/oz Ag
Cordoba Minerals Corp. NI 43-101 Technical Report & Preliminary Feasibility Study, Reserve effective October 21, 2021 (NSR US$1.78/t saprolite, NSR US$8.85/t transition and fresh material, US$3.25/lb Cu, US$1,600/oz Au, and US$20/oz Ag

Below is a summary table of estimated mineral resources and reserves, which are presented on an attributable basis.
Company	Deposit	Effective Date	% Ownership	Category	Attributable Tonnes	Total Cu (%)	Ni (%)	Au (g/t)	Ag (g/t)	Attributable Contained Cu (tonnes)	Attributable Contained Ni (tonnes)	Attributable Contained Au (oz)	Attributable Contained Ag (oz)	Geographic Area	Resource Category
Ivanhoe Electric	Santa Cruz	12/31/2022	100.0%	Indicated	226,715,000	1.24	—	—	—	2,807,000	—	—	—	Arizona,U.S.	Copper
				Inferred	148,998,000	1.24	—	—	—	1,847,000	—	—	—
Kaizen Discovery Inc.	Pinaya	4/26/2016	82.7%	Measured	6,783,067	0.326		0.600	—	22,131	—	130,634	—	Peru	Copper Gold
				Indicated	27,687,052	0.324	—	0.462	—	89,590	—	410,920	—
				Inferred	33,250,589	0.360	—	0.300	—	119,650	—	320,798	—
Sama Resources Inc.	Samapleu	5/22/2019	46.0%	Indicated	15,262,800	0.186	0.238	—	—	28,332	36,325	—	—	Ivory Coast	Nickel Copper
				Inferred	8,178,800	0.144	0.224	—	—	11,754	18,320	—	—
Cordoba Mineral Corp.	San Matias	8/3/2021	63.2%	Indicated	12,084,570	0.280	—	0.110	1.15	3,363	—	114,432	422,597	Colombia	Copper Gold Silver
				Inferred	3,226,770	0.210	—	0.21	0.94	6,215	—	20,599	90,184
Company	Deposit	Effective Date	% Ownership	Category	Tonnes	Total Cu (%)	Ni (%)	Au (g/t)	Ag (g/t)	Attributable Contained Cu (tonnes)	Attributable Contained Ni (tonnes)	Attributable Contained Au (oz)	Attributable Contained Ag (oz)	Geographic Area	Resource Category
Cordoba Mineral Corp.	San Matias	10/21/2021	63.2%	Probable	64,598,670	0.41	—	0.260	2.30	264,855	—	539,992	4,776,853	Colombia	Copper Gold Silver

S-K 1300 Technical Report Summary for the Santa Cruz, Texaco, and East Ridge Deposits, Arizona, USA, current as of December 31, 2022 — Santa Cruz Deposit 0.70% TCu cut-off, Texaco Deposit 0.80% TCu cut-off, and East Ridge 0.90% TCu cut-off; US$3.70/lb Cu
Kaizen Discovery Inc. NI 43-101 Technical Report, effective April 26, 2016 — 0.25 g/t and/or 0.3% CuEq cut-off, US$2.84/lb Cu and US$1,236/oz. Au
Sama Resources Inc. NI 43-101 Technical Report & Preliminary Economic Assessment, effective May 22, 2019 — 0.1% NiEq cut-off, US$2.10/lb Cu concentrate, US$13.5/lb nickel powder
Cordoba Minerals Corp. NI 43-101 Technical Report & Preliminary Feasibility Study, effective August 3, 2021 (NSR US$1.78/t saprolite, NSR US$8.85/t transition and fresh material, US$3.25/lb Cu, US$1,600/oz Au, and US$20/oz Ag
Cordoba Minerals Corp. NI 43-101 Technical Report & Preliminary Feasibility Study, Reserve effective October 21, 2021 (NSR US$1.78/t saprolite, NSR US$8.85/t transition and fresh material, US$3.25/lb Cu, US$1,600/oz Au, and US$20/oz Ag
Sama Resources Inc. NI 43-101 Technical Report & Preliminary Economic Assessment, effective May 22, 2019 — 0.1% NiEq cut-off, US$2.10/lb Cu concentrate, US$13.5/lb nickel powder
Cordoba Minerals Corp. NI 43-101 Technical Report & Preliminary Feasibility Study, effective August 3, 2021 (NSR US$1.78/t saprolite, NSR US$8.85/t transition and fresh material, US$3.25/lb Cu, US$1,600/oz Au, and US$20/oz Ag

Material and Key Mineral Projects
Our two material mineral projects are the Santa Cruz Project, located in Arizona, and the Tintic Project, located in Utah. Our other key mineral projects are the Hog Heaven project, located in Montana, and the Ivory Coast Project, which is owned directly by a subsidiary of Sama, although we have a direct interest in that subsidiary as well.
The table below provides summary information regarding our material and key mineral projects, as of December 31, 2022.
Material and Key Mineral Projects
Project Name	Location and Project Size	Stage of Development	IE Interest and Nature of Interest	Title Holders / Operator	Minerals	Nature of Mineral Title	Mineral Resources/ Reserves	Production – Last 3 Fiscal Years
Santa Cruz	Arizona, USA 77.59 km2	Exploration	0% current ownership interest; Option to acquire 100% of the mineral title	DRH Energy Inc. (mineral title) Legends Property, LLC (surface rights)	Copper	Patented and unpatented claims; Arizona State exploration permits	Mineral resource	Not in production
Tintic	Utah, USA 65 km2	Exploration	84.3% current ownership interest by acreage; Options and lease rights cover balance aggregating to 100% of the mineral title by acreage	Tintic Copper & Gold, Inc.	Copper Gold	Patented and unpatented claims; SITLA and BLM claims	n/a	Not in production
Hog Heaven	Montana, USA 24.2 km2	Exploration	2.2% equity ownership of Brixton Metals Corporation Earn-in with Brixton for up to a 75% project interest	Brixton USA Corp. (joint venture company), a subsidiary of Brixton (“Brixton JVC”)	Copper Silver Gold	Fee simple mineral rights, owned and leased	n/a	Not in production
Ivory Coast Project	Ivory Coast 1,125 km2	Exploration	22.8% equity ownership of Sama and 30% interest in joint venture with option up to 60% of Sama’s interests in the Ivory Coast Project	Société pour le Développement Minier de la Côte d’Ivoire	Nickel Copper Cobalt PGE	Exploration license	Mineral Resource	Not in production
Summary of Risk Factors
Before you invest in our common stock, you should carefully consider all the information contained or incorporated by reference in this prospectus, including matters set forth under the “Risk Factors” section. These risks represent challenges to the successful implementation of our strategy and future profitability of our business. These risks include:
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We operate no mines, and the development of our mineral projects into mines is highly speculative, involves a high risk of failure and may never result in finding Ore Bodies sufficient to develop a producing mine.

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We have no history of mineral production and may never engage in mineral production.

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We have a history of negative operating cash flows and net losses.

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The mineral resource calculations are only estimates and may change adversely.

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Our San Matias project is the only project in which we have an interest in mineral reserves and the mineral resources at our projects may never be converted to mineral reserves.

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The prices of the minerals we are principally exploring for change on a daily basis, and a substantial or extended decline in the prices of these minerals could materially and adversely affect our business.

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We do not own the majority of the mineral subsurface and surface rights at the Santa Cruz and Tintic Projects.

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Actual capital costs, operating costs, production and economic returns may differ significantly from those we have anticipated.

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We are or will be required to obtain, maintain and renew environmental, construction and mining permits, which is often a costly and time-consuming process.

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We are subject to environmental and health and safety laws, regulations and permits that may subject us to material costs, liabilities and obligations.

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Land reclamation and mine closure may be burdensome and costly.

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We face potential opposition from organizations that oppose mining, which may disrupt or delay our mining projects.

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Our future capital and operating cost estimates at any of our mining projects may not be accurate.

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A significant portion of any future revenue from our operations is expected to come from a small number of mines.

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We operate in a highly competitive industry.

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Higher metal prices in past years have encouraged increased mining exploration, development and construction activity, which has increased demand for, and cost of, exploration, development and construction services and equipment.

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The title to some of the mineral projects may be uncertain or defective, which could put our investment in such properties at risk.

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Failure to make mandatory payments required under earn-in, option and similar arrangements related to mineral projects may result in a loss of our opportunity and/or right to acquire an interest in such mineral projects.

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Suitable infrastructure may not be available or damage to existing infrastructure may occur.

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Our future mining operations will require access to abundant water sources.

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An increase in prices of power and water supplies, including infrastructure, could negatively affect our business.

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Our success depends on developing and maintaining relationships with local communities and stakeholders.

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The impacts of climate change may adversely affect our operations and/or result in increased costs.

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Our subsidiary, Cordoba Minerals Corp. (“Cordoba”), operates in a jurisdiction, Colombia, which has heightened security risks and our subsidiary, Kaizen Discovery, Inc. (“Kaizen”), operates in a jurisdiction, Peru, which has recently experienced an increase in political instability and violence.

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Illegal mining activities may negatively impact our ability to explore, develop and operate some mineral projects.

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Lack of reliability and inaccuracies of historical information could hinder our exploration plans.

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We may be exposed to infringement or misappropriation claims by third parties.

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Currency fluctuations may affect our results of operations and financial condition.

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Our insurance may not provide adequate coverage in the event of a loss.

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We are dependent on Robert Friedland and the members of our senior management team.

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We may have difficulty recruiting and retaining employees.

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Any acquisitions we make may not be successful or achieve the expected benefits.

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Our information technology systems may be vulnerable to disruption.

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We may be subject to claims and legal proceedings that could materially and adversely impact our business, financial condition or results of operations.

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We will require substantial capital investment in the future.

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Our directors and officers may have conflicts of interest as a result of their relationships with other mining companies that are not affiliated with us.

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Our activities and business could be adversely affected by the effects of health epidemics, including the ongoing COVID-19 pandemic.

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While our equity ownership in certain of our listed company portfolio may be significant, we may not be able to exert control or direction over those companies or their business.

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We have mineral projects or investments in mineral projects in countries where the governments extensively regulate mineral exploration and mining operations.

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Our foreign mining projects and investments are subject to risk typically associated with operating in foreign countries.

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Uncertainty in governmental agency or court interpretation, and the application of applicable laws and regulations in any jurisdictions where we operate or have investments, could result in unintended non-compliance.

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Proposed changes to United States federal mining and public land law could impose, among other things, royalties and fees paid to the United States government by mining companies and royalty holders.

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We are subject to, and may become liable for, any violations of anti-corruption and anti-bribery laws.

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Changes to United States and foreign tax laws could adversely affect our results of operations.

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If a significant amount of our shares of common stock are sold, or it is perceived that they will be sold, in the public market, the market price of our common stock could decline.

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The price of our common stock may be volatile and fluctuate substantially.

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If securities or industry analysts do not publish research or reports about us, or if they downgrade our common stock, the price of our common stock could decline.

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Robert Friedland, our founder and Executive Chairman, and I-Pulse, one of our principal stockholders for which Mr. Friedland is Chairman of the board of directors, have a substantial degree of influence over the outcome of all matters submitted to stockholders, which may delay or prevent a change of control.

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Our amended and restated certificate of incorporation and amended and restated by-laws contain provisions that may make a take over of the Company more difficult.

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Our amended and restated certificate of incorporation designates specific state or federal courts as the exclusive forum for certain litigation that may be initiated by our stockholders.

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We do not currently intend to pay dividends on our common stock and consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

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We are an “emerging growth company” and a “smaller reporting company,” and are subject to reduced disclosure requirements.

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If we are unable to implement and maintain effective internal controls over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports.

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Non-U.S. holders may be subject to United States federal income tax on gain on the sale or other taxable disposition of shares of our common stock.

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A significant number of the members of our Board of Directors and executive officers and certain of the experts named in this prospectus are non-U.S. residents, and you may not be able to enforce civil liabilities against these persons.

Risks specific to VRB include:
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VRB may be unable to obtain sufficient suitable feedstock for vanadium production required to produce its VRB-ESS®.

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We currently purchase certain key raw materials and components from third parties, some of which we only source from one supplier or from a limited number of suppliers.

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Developments in alternative technology may adversely affect the demand for VRB’s battery products.

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VRB may experience significant delays in the design, production and launch of our battery projects.

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VRB batteries rely on software and hardware that is highly technical, and if these systems contain errors, bugs or vulnerabilities, our business could be adversely affected.

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We may not be able to substantially increase our manufacturing output in order to fulfill orders from our customers.

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If we are unable to successfully obtain, maintain, protect or enforce our intellectual property and proprietary rights, we may incur significant expenses and our business may be adversely affected.

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Changes in the policies of the Government of the People’s Republic of China (“PRC”), and its laws, may materially affect VRB.

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Any revocation of approvals by, any failure to obtain approvals from, or any adverse changes in foreign investment policies of, the PRC government may have a material adverse impact on our business.

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PRC regulations of loans to PRC entities and direct investment in PRC entities by offshore holding companies may delay or prevent us from making loans or additional capital contributions to VRB.

Implications of Becoming an Emerging Growth Company and a Smaller Reporting Company
We are an “emerging growth company” as defined in the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include:
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We are not required to engage an auditor to report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

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We are not required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis).

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We are not required to submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay,” “say-on-frequency” and “say-on-golden parachutes”.

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We are not required to disclose certain executive compensation items such as the correlation between executive compensation and performance, and comparisons of the chief executive officer’s compensation to median employee compensation.

We will remain an emerging growth company until the earliest of (i) the last day of our first fiscal year in which we have total annual gross revenues of $1.235 billion or more, (ii) the last day of our fiscal year following the fifth anniversary of the completion of our initial public offering, (iii) the date on which we are deemed to be a “large accelerated filer” under the rules of the U.S. Securities and Exchange Commission (the “SEC”), which means the market value of equity securities that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.
In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of accounting standards that have different effective dates for public and private companies until those standards would otherwise apply to private companies. We have elected to avail ourselves of this exemption and, therefore, we will not be subject to the same requirements to adopt new or revised accounting standards as other public companies that are not “emerging growth companies.”
We are also a “smaller reporting company” as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as our voting and non-voting common stock held by non-affiliates is less than $250 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is less than $700 million measured on the last business day of our second fiscal quarter. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and have reduced disclosure obligations regarding executive compensation. Moreover, similar to emerging growth companies, if we are a smaller reporting company with less than $100 million in annual revenue, we would not be required to obtain an attestation report on internal control over financial reporting issued by our independent registered public accounting firm.
We have elected to take advantage of some of the reduced disclosure obligations listed above in this prospectus and may elect to take advantage of other reduced reporting requirements in future filings with the SEC. In particular, in this prospectus, we have not included all of the executive compensation related information that would be required if we were not an emerging growth company. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold stock.

RISK FACTORS
Investing in shares of our common stock involves a high degree of risk. You should carefully consider the following risks and uncertainties, together with all of the other information contained in this prospectus, as well as the risks contained in Item IA. — “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2022 (the “2022 10-K”) and our other SEC filings incorporated by reference in this prospectus before making an investment decision. These are not the only ones facing us. Many of the risks and uncertainties facing us are, and may be, exacerbated by the COVID-19 pandemic and the conflict in Ukraine and any worsening of the global business and economic environment as a result. The occurrence of any of the risks described below or incorporate by reference from the 2022 10-K, or additional risks and uncertainties not presently known to us or that we currently believe to be immaterial, could materially and adversely affect our business, financial condition, results of operations and prospects, and reputation. In such case, the trading price of shares of our common stock could decline, and you may lose all or part of your investment. This prospectus and the documents incorporated by referernce also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including the risks described in our 2022 10-K and those below. See “Cautionary Note Regarding Forward-Looking Statements.”
RISKS RELATED TO OUR COMMON STOCK
Future sales and issuances of our common stock or rights to purchase common stock, including pursuant to our equity incentive plans, could result in additional dilution of the percentage ownership of our stockholders and could cause the price of our common stock to decline.
In the future, we may sell common stock, convertible securities, or other equity securities in one or more transactions at prices and in the manner we determine from time to time. We also issue securities to employees and directors pursuant to our equity incentive plans. If we sell common stock, convertible securities, or other equity securities in subsequent transactions, or common stock is issued pursuant to equity incentive plans, our investors’ holdings may be materially diluted. In addition, new investors in such subsequent transactions could gain rights, preferences, and privileges senior to those of holders of our common stock.
If a significant amount of our shares of common stock are sold, or it is perceived that they will be sold, in the public market, the market price of our common stock could decline.
Sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares of common stock intend to sell shares, could reduce the market price of our common stock. As of March 14, 2023, we had 92,971,865 shares of common stock outstanding. Most of these shares can be sold at any time unless held by one of our affiliates, in which case the resale of those securities will be subject to volume limitations and other restrictions under Rule 144 of the Securities Act. We have also registered all shares of common stock that we may issue under our equity compensation plans or that are issuable upon exercise of outstanding options or other equity awards. Therefore, these shares can be freely sold in the public market upon issuance and, once vested, subject to volume limitations applicable to our affiliates. If significant amounts of our shares are sold, or if it is perceived that they will be sold, in the public market, the market price of our common stock could decline.
The price of our common stock may be volatile and fluctuate substantially, which could result in substantial losses for purchasers of our common stock.
Our stock price is volatile. The stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. The market price for our common stock may be influenced by many factors, including: the failure to identify mineral reserves at our properties; the failure to achieve production at any of our mineral properties; the lack of mineral exploration success; the actual or anticipated changes in the price of commodities we are seeking to discover and mine, namely copper, nickel, vanadium, cobalt, platinum group elements, gold and silver; changes in market valuations of similar companies; changes in technology and demand for minerals; the success or failure of competitor mining companies; changes in our capital structure, such as future issuances of securities or the incurrence of debt; sales of common stock by us, our executive officers, directors or principal stockholders, or others; changes in regulatory requirements and the political climate in the United States, and other jurisdictions where we have activities, including Canada, Australia, Colombia, Peru, Ivory Coast, Papua New Guinea and the PRC; litigation involving us, our general industry or both; the recruitment or departure of key personnel; our ability to control our costs; accidents at mining projects, whether owned by us or otherwise; cyber-attacks or cyber-breaches; natural disasters, terrorist attacks, and acts of war, including the large-scale invasion of Ukraine by Russia; general economic, industry and market conditions, such as the impact of the COVID-19 pandemic, on our industry and market conditions, or the occurrence of other epidemics or pandemics; and the other factors described in this “Risk Factors” section and in Item 1A. — Risk Factors of our 2022 10-K.
In the past, following periods of volatility in the market price of a company’s securities, securities class-action litigation has often been instituted against that company. Any lawsuit to which we are a party, with or without merit, may result in an unfavorable judgment. We also may decide to settle lawsuits on unfavorable terms. Any such negative outcome could result in payments of substantial damages or fines, damage to our reputation or adverse changes to our offerings or business practices. Such litigation may also cause us to incur other substantial costs to defend such claims and divert management’s attention and resources. Furthermore, negative public announcements of the results of hearings, motions or other interim proceedings or developments could have a negative effect on the market price of our common stock.
If securities or industry analysts do not publish research or reports about us, or if they downgrade our common stock, the price of our common stock could decline.
The trading market for our common stock depends, in part, on the research and reports that securities or industry analysts publish about us. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade our common stock or publish inaccurate or unfavorable research about us, the price of our common stock would likely decline. In addition, if our results of operations fail to meet the forecasts of analysts, the price of our common stock would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our common stock could decrease, which might cause the price and trading volume of our common stock to decline.
The market price of our common stock is subject to fluctuations and may not reflect our long-term value at any given time, and we may be subject to securities litigation as a result.
The price of our common stock is likely to be significantly affected by a variety of factors and events including short-term changes to our financial condition or results of operations as reflected in our quarterly financial statements. Other factors unrelated to our performance that may have an effect on the price of our common stock include the following: (i) the extent of analytical coverage available to investors concerning our business may be limited if investment banks with research capabilities do not follow our securities; (ii) lessening in trading volume and general market interest in our securities may affect an investor’s ability to trade significant numbers of our common stock; (iii) the size of our public float may limit the ability of some institutions to invest in our securities; and (iv) a substantial decline in the price of our common stock that persists for a significant period of time could cause our securities to be delisted from the NYSE American or TSX, further reducing market liquidity.
As a result of any of these factors, the market price of our common stock is subject to fluctuations and may not accurately reflect our long-term value at any given point in time. Securities class action litigation has often been brought against companies following periods of volatility in the market price of their securities. We may be the target of similar litigation in the future. Securities litigation could result in substantial costs and damages and divert management’s attention and resources.
Robert Friedland, our founder and Executive Chairman, and I-Pulse, one of our principal stockholders for which Mr. Friedland is Chairman of the board of directors, have a substantial degree of influence over the outcome of all matters submitted to stockholders, which may delay or prevent a change of control.
Robert Friedland, our Executive Chairman and a director, and I-Pulse, one of our principal stockholders that owns more than 5% of our outstanding common stock and for which Mr. Friedland is Chairman of the board of directors, together owns shares equal to approximately 17.8% of our voting stock. For example, if Mr. Friedland and I-Pulse were to act together, they would have the ability to influence the outcome of the election of directors and approval of any merger, consolidation or sale of all or substantially all of our assets.

In addition, on March 30, 2022, I-Pulse issued to Mr. Friedland a promissory note evidencing I-Pulse’s obligation to repay a principal amount of $10 million with interest at a rate equal to 2% per annum, maturing on December 31, 2023. Under this promissory note, Mr. Friedland has the right to elect to receive, as payment in kind for the principal and interest then outstanding under such note, shares of common stock of the Company then owned by I-Pulse. To the extent that Mr. Friedland exercises his right to receive shares under this promissory note, his percentage ownership in the Company will increase and I-Pulse’s percentage ownership will decrease by the same amount.
This concentration of ownership control may delay, defer or prevent a change in control; entrench our management and Board of Directors; or delay or prevent a merger, consolidation, takeover or other business combination involving us that other stockholders may desire, even if such a change of control would be beneficial to our existing stockholders.
Certain provisions in our amended and restated certificate of incorporation and amended and restated bylaws contain provisions that may make the acquisition of our company more difficult, including the following:
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amendments to certain provisions of our amended and restated certificate of incorporation or amendments to our amended and restated bylaws generally require the approval of at least 66 2∕3% of the voting power of our outstanding capital stock;

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our stockholders are only able to take action at a meeting of stockholders and are not able to take action by written consent for any matter;

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our amended and restated certificate of incorporation do not provide for cumulative voting;

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vacancies on our Board of Directors are able to be filled only by our Board of Directors and not by stockholders;

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a special meeting of our stockholders may only be called by the chairperson of our Board of Directors or our Chief Executive Officer, as applicable, or a majority of our Board of Directors;

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restrict the forum for certain litigation against us to Delaware or the federal courts of the United States, as applicable;

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our amended and restated certificate of incorporation authorizes undesignated preferred stock, the terms of which may be established and shares of which may be issued without further action by our stockholders; and

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advance notice procedures apply for stockholders to nominate candidates for election as directors or to bring matters before an annual meeting of stockholders.

Moreover, Section 203 of the Delaware General Corporation Law (the “DGCL”) may discourage, delay or prevent a change in control of our company. Section 203 imposes certain restrictions on mergers, business combinations and other transactions between us and holders of 15% or more of our common stock. See “Description of Capital Stock” for additional information.
These provisions, alone or together, could discourage, delay or prevent a transaction involving a change in control of our company. These provisions could also discourage proxy contests and make it more difficult for stockholders to elect directors of their choosing and to cause us to take other corporate actions they desire, any of which, under certain circumstances, could limit the opportunity for our stockholders to receive a premium for their shares of our common stock, and could also affect the price that some investors are willing to pay for our common stock.
Our Board of Directors is authorized to issue and designate shares of our preferred stock in additional series without stockholder approval.
Our amended and restated certificate of incorporation authorizes our Board of Directors, without the approval of our stockholders, to issue 50,000,000 shares of our preferred stock, subject to limitations prescribed by applicable law, rules and regulations and the provisions of our amended and restated certificate of incorporation, as shares of preferred stock in series, to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The powers, preferences and rights of these additional series of preferred stock may be senior to or on parity with our common stock, which may reduce its value.
Our amended and restated certificate of incorporation designates specific state or federal courts as the exclusive forum for certain litigation that may be initiated by our stockholders, which could limit stockholders’ ability to obtain a favorable judicial forum for disputes with us.
Our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any state law claims for:
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any derivative action or proceeding brought on our behalf;

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any action asserting a claim of breach of fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders;

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any action asserting a claim arising pursuant to the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws; or

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any action asserting a claim that is governed by the internal affairs doctrine (the “Delaware Forum Provision”).

The Delaware Forum Provision does not apply to any causes of action arising under the Securities Act or the Exchange Act. Further, our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States are the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act (the “Federal Forum Provision”). In addition, our amended and restated certificate of incorporation provides that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock is deemed to have notice of and consented to the Delaware Forum Provision and the Federal Forum Provision; provided, however, that stockholders cannot and will not be deemed to have waived our compliance with the United States federal securities laws and the rules and regulations thereunder.
The Delaware Forum Provision and the Federal Forum Provision in our amended and restated certificate of incorporation may impose additional litigation costs on stockholders in pursuing any such claims. Additionally, these forum selection clauses may limit our stockholders’ ability to bring a claim in a judicial forum that they find favorable for disputes with us or our directors, officers or employees, which may discourage the filing of lawsuits against us and our directors, officers and employees, even though an action, if successful, might benefit our stockholders. In addition, while the Delaware Supreme Court ruled in March 2020 that federal forum selection provisions purporting to require claims under the Securities Act be brought in federal court are “facially valid” under Delaware law, there is uncertainty as to whether other courts will enforce our Federal Forum Provision. If the Federal Forum Provision is found to be unenforceable, we may incur additional costs associated with resolving such matters. The Federal Forum Provision may also impose additional litigation costs on stockholders who assert that the provision is not enforceable or invalid. The Court of Chancery of the State of Delaware and the federal district courts of the United States may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments may be more or less favorable to us than our stockholders.
We do not currently intend to pay dividends on our common stock and consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.
We have never declared or paid any cash dividends on our capital stock. We do not intend to pay any cash dividends on our common stock for the foreseeable future. We currently intend to retain any future earnings to finance our business. In addition, Delaware law may impose requirements that may restrict our ability to pay dividends to holders of our common stock. As a result, stockholders must rely on sales of their shares of common stock after price appreciation as the only way to realize any future gains on their investment. The payment of any future dividends, if any, will be determined by our Board of Directors in light of conditions then existing, including our earnings, financial condition and capital requirements, business conditions, corporate law requirements and other factors. See “Dividend Policy.”
We may incur significant additional costs and expenses, including costs and expenses associated with obligations relating to being a public company, which will require significant resources and management attention and may divert focus from our business operations, particularly after we are no longer an “emerging growth company” or a “smaller reporting company”.
Our general administrative expenses, such as legal and accounting expenses related to becoming and being a public company, have increased since becoming a public company in June 2022. Prior to our initial public offering, we had not been required in the past to comply with the requirements of the SEC or the British Columbia Securities Commission or other applicable Canadian securities regulators (collectively the “CSA”), to file periodic reports with the SEC or the CSA, or to have our consolidated and combined carve-out financial statements completed, reviewed, or audited and filed within a specified time. As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, applicable Canadian securities laws and regulations, the listing requirements of the NYSE American and the TSX and other applicable securities rules and regulations. As a public company, we incur significant legal, accounting, insurance, and other expenses, including expenses related to our ESG strategy. Compliance with these rules and regulations will continue to increase our legal and financial compliance costs and make some activities more time-consuming and costly, particularly after we are no longer an “emerging growth company” or a “smaller reporting company”.
Furthermore, the need to continue to establish the corporate infrastructure demanded of a public company may divert management’s attention from implementing our growth strategy, which could prevent us from successfully implementing our strategic initiatives and improving our business, operating results, financial condition, and prospects. If we fail to manage these additional costs or increase our revenue, we may incur losses in the future.
We are an “emerging growth company” and a “smaller reporting company,” and the reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies may make our common stock less attractive to investors.
We are an “emerging growth company,” as defined in the JOBS Act. We may remain an emerging growth company until the end of the fiscal year in which the fifth anniversary of our initial public offering occurs, although if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time or if we have annual gross revenues of $1.23 billion or more in any fiscal year, we would cease to be an emerging growth company as of December 31 of the applicable year. We also would cease to be an emerging growth company if we issue more than $1.0 billion of non-convertible debt over a three-year period. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include:
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being permitted to provide only two years of audited financial statements in this prospectus, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

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being exempt from compliance with the auditor attestation requirements in the assessment of our internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act;

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not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

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reduced disclosure obligations regarding executive compensation; and

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exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Even after we no longer qualify as an emerging growth company, we may continue to qualify as a smaller reporting company, which would allow us to take advantage of many of the same exemptions from disclosure requirements, including reduced disclosure obligations regarding executive compensation. In addition, if we are a smaller reporting company with less than $100 million in annual revenue, we would not be required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act.
We may choose to take advantage of some, but not all, of the available exemptions. We have taken advantage of reduced reporting obligations in this prospectus. In particular, in this prospectus, we have not included all of the executive compensation related information that would be required if we were not an emerging growth company.
We cannot predict whether investors will find our common stock less attractive if we rely on certain or all of these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.
The JOBS Act also permits an emerging growth company to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies until those standards would otherwise apply to private companies. We have elected not to “opt out” of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we may adopt the new or revised standard at the time private companies adopt the new or revised standard and will do so until such time that we either (i) irrevocably elect to “opt out” of such extended transition period or (ii) no longer qualify as an emerging growth company.
If we are unable to implement and maintain effective internal controls over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports.
As a public company, we are required to implement and maintain internal controls over financial reporting and to report any material weaknesses in such internal controls. We will be required to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act at the time of our second annual report on Form 10-K. However, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act until the later of the year following our first annual report required to be filed with the SEC or the date we are no longer an “emerging growth company” as defined in the JOBS Act. Accordingly, you will not be able to depend on any attestation concerning our internal control over financial reporting from our independent registered public accounting firm for the foreseeable future.
To achieve compliance with Section 404 within the prescribed period, we have commenced a process to document and evaluate our internal control over financial reporting, which is time consuming, costly, and complicated. In this regard, we will need to continue to dedicate internal resources, including through hiring additional financial and accounting personnel, engaging outside consultants and adopting a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. There is a risk that we will not be able to conclude, within the prescribed timeframe or at all, that our internal control over financial reporting is effective as required by Section 404.
If during the evaluation and testing process, we identify one or more material weaknesses in the design or effectiveness of our internal control over financial reporting or determine that existing material weaknesses have not been remediated, our management will be unable to assert that our internal control over financial reporting is effective. Even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm may conclude that there are material weaknesses with respect to our internal controls or the level at which our internal controls are documented, designed, implemented, or reviewed. If we are unable to assert that our internal control over financial reporting is effective, or when required in the future, if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports and the valuation of our common stock could be adversely affected.

Non-U.S. holders may be subject to United States federal income tax on gain on the sale or other taxable disposition of shares of our common stock.
Because we hold significant United States real property interests, we believe we are a “United States real property holding corporation” (“USRPHC”) for United States federal income tax purposes. As a result, a non-U.S. holder (as defined in “Certain United States Federal Income Tax and Estate Tax Consequences to Non-U.S. Holders”) generally will be subject to United States federal income tax with respect to any gain on the sale or other taxable disposition of shares of our common stock (and will be required to file a United States federal income tax return for the taxable year of such sale or other taxable disposition), unless our common stock is regularly traded on an established securities market and such non-U.S. holder did not actually or constructively hold more than 5% of our common stock at any time during the shorter of (a) the five-year period preceding the date of the sale or disposition and (b) the non-U.S. holder’s holding period in such stock. Additionally, a purchaser of our common stock generally will be required to withhold and remit to the Internal Revenue Service (the “IRS”) fifteen percent (15%) of the purchase price paid to such non-U.S. holder unless, at the time of such sale or other disposition, any class of our stock is regularly traded on an established securities market or any other exception to such withholding applies.
We believe that our common stock currently is regularly traded on an established securities market. However, no assurance can be given that our common stock will remain regularly traded in the future. Non-U.S. holders should consult their tax advisors concerning the consequences of disposing of shares of our common stock.
A significant number of the members of our Board of Directors and executive officers and certain of the experts named in this prospectus are non-U.S. residents, and you may not be able to enforce civil liabilities against these persons.
Although Ivanhoe Electric is incorporated under the DGCL, a significant number of the members of our Board of Directors and executive officers and certain of the experts named in this prospectus are non-U.S. residents, and certain assets of such persons are located outside the United States. Our corporate headquarters is currently located in Canada. As a result, you may not be able to effect service of process within the United States upon these persons or to enforce, in U.S. courts, against these persons or their assets, judgments of U.S. courts predicated upon any civil liability provisions of the U.S. federal or state securities laws. In addition, you may not be able to enforce certain civil liabilities predicated upon U.S. federal or state securities laws in Canada against us, our directors and executive officers and certain of the experts named in this prospectus or the assets of such persons.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains, or will contain, “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Those statements include, but are not limited to, statements with respect to: estimated calculations of mineral reserves and resources at our properties, plans and objectives, industry trends, prices of the minerals we are exploring for, our requirements for additional capital, treatment under applicable government regimes for permitting or attaining approvals, government regulation, environmental risks, title disputes or claims, and synergies of potential future acquisitions. These statements may be under the captions “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and in other sections contained or incorporated by reference in this prospectus. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “could,” “should,” “would,” “achieve,” “budget,” “scheduled,” “forecasts,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements may include projections of our future financial performance, our anticipated growth strategies and anticipated trends in our industry.
All forward-looking statements speak only as of the date on which they are made. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions concerning future events that are difficult to predict. Therefore, actual future events or results may differ materially from these statements. We believe that the factors that could cause our actual results to differ materially from those expressed or implied by forward-looking statements include the following:
•
our mineral projects are all at the exploration stage;

•
we have no mineral reserves, other than at the San Matias project;

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we have a limited operating history on which to base an evaluation of our business and prospects;

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we depend on our material projects for our future operations;

•
our mineral resource calculations at the Santa Cruz Project are only estimates;

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actual capital costs, operating costs, production and economic returns may differ significantly from those we have anticipated;

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the title to some of the mineral properties may be uncertain or defective;

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our business is subject to changes in the prices of copper, nickel, vanadium, cobalt, platinum group elements, gold and silver;

•
we have claims and legal proceedings against one of our subsidiaries;

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our business is subject to significant risk and hazards associated with mining operations;

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our failure to identify attractive acquisition candidates or joint ventures with strategic partners or our inability to successfully integrate acquired mineral properties or successfully establish or manage joint ventures;

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our business is extensively regulated by the United States and foreign governments as well as local governments;

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the requirements that we obtain, maintain and renew environmental, construction and mining permits are often a costly and time-consuming process;

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our non-U.S. operations are subject to additional political, economic and other uncertainties not generally associated with domestic operations; and

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our operations may be impacted by the COVID-19 pandemic, including impacts to the availability of our workforce, government orders that may require temporary suspension of operations, and the global economy.

These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements included in this prospectus. Important factors that could cause actual results to differ materially from our expectations, or cautionary statements, are disclosed under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations incorporated by reference in this prospectus.” These risks and uncertainties, as well as other risks of which we are not aware or which we currently do not believe to be material, may cause our actual future results to be materially different than those expressed in our forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. We do not undertake any obligation to make any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, except as required by law.
All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this prospectus in the context of these risks and uncertainties.
Certain forward-looking statements are based on assumptions, qualifications and procedures which are set out only in the Santa Cruz Technical Report and Tintic Technical Report. For a complete description of assumptions, qualifications and procedures associated with such information, you should refer to the full text of the Santa Cruz Technical Report and Tintic Technical Report, which are included as Exhibits 96.1 and 96.2 to the registration statement of which this prospectus forms a part.

USE OF PROCEEDS
We will not receive any proceeds from the sales of Shares by the selling stockholders.

DIVIDEND POLICY
We have never declared or paid any cash dividends on our capital stock. We do not intend to pay any dividends in the foreseeable future and currently intend to retain all future earnings to finance our business. Any determination to pay dividends to holders of our common stock in the future will be at the discretion of our Board of Directors and will depend upon such factors as our earnings, capital requirements, requirements under the DGCL and other factors that our Board of Directors deems relevant.

MANAGEMENT
Executive Officers and Directors
The following table sets forth information regarding our executive officers, significant employees and directors, as of March 17, 2023.
Name	Age	Position
Robert Friedland	72	Executive Chairman of the Board of Directors
Taylor Melvin	53	Chief Executive Officer, President and Director
Jordan Neeser	40	Chief Financial Officer
Quentin Markin	50	Executive Vice President, Business Development and Strategy Execution
Eric Finlayson	62	Chief of Global Exploration
Catherine Barone	47	Senior Vice President, Finance
Charles Forster	75	Senior Vice President of Exploration
Mark Gibson	54	Chief Operating Officer
Graham Boyd	37	Senior Vice President, U.S. Projects
Glen Kuntz	55	Senior Vice President, Mine Development
Evan Young	38	Vice President, Corporate Development
Cassandra Joseph	51	Vice President, General Counsel and Corporate Secretary
Stephani Terhorst	44	Vice President, Human Resources
Russell Ball	54	Director
Victoire de Margerie	59	Director
Francis Fannon	49	Director
Hirofumi Katase	63	Director
Patrick Loftus-Hills	56	Director
Priya Patil	60	Director
Biographical Information
Robert Friedland has served as our Executive Chairman of our Board of Directors since November 21, 2022. Prior to that time, Mr. Friedland was our Chief Executive Officer since July 16, 2020 and the Chairman of our Board of Directors since April 30, 2021. Mr. Friedland has over 25 years of experience and has been recognized by leaders of the international financial sector and mineral resource industries as an entrepreneurial explorer, technology innovator and company builder. Mr. Friedland’s experience is extensive. Mr. Friedland has been the Director, President and Chief Executive Officer of Ivanhoe Capital Corporation (“Ivanhoe Capital”) since July 1988, the executive Co-Chairman since September 2018 (previously the Executive Chairman from May 2012 until September 2018) of Ivanhoe Mines Ltd. and the Co-Chair Director of SK Global Entertainment, Inc. from February 2017 to December 2021. Under Mr. Friedland’s tenure, Ivanhoe Capital has invested in a diverse portfolio of businesses. Additionally, Mr. Friedland has been the Chief Executive Officer of HPX since December 2015. HPX is 85% owner of the Nimba high-grade iron Ore deposit in Guinea. Mr. Friedland was the Director, Chairman and President of Ivanhoe Pictures, Inc. from May 2013 to December 2021, and a Director, since December 2016, and Chairman, since June 2018, of VRB. As one of the most recognized mining personalities and achievers in the world, Mr. Friedland is dedicated to serving on numerous boards in the natural resources sector. These positions include serving as a Co-Chairman and Director of Sunrise Energy Metals Limited (formerly Clean TeQ Holdings Limited) since September 2016, a Director of I-Pulse since April 2008 and a Director of Kietta SAS since November 2009. From June 2020 to June 2021, Mr. Friedland served as Chairman of Gold X Mining Corp., which was acquired by Gran Colombia in June 2021, at which time Mr. Friedland left the board of directors. Mr. Friedland founded Ivanhoe Capital Acquisition Corp., a NYSE-listed special purpose acquisition corporation that completed its merger with SES AI Corporation (“SES”), a lithium-metal battery developer, in February 2022. He continues to serve as a director of SES. Since April 2022, Mr. Friedland has served as the chairman of Energy Capital Group. Mr. Friedland graduated with a degree in political science from Reed College. Mr. Friedland currently resides in Singapore.
Taylor Melvin.   Mr. Melvin has served as our Chief Executive Officer, President and member of our Board of Directors since November 21, 2022. Mr. Melvin has over 20 years of experience in the natural resources sector as a senior corporate development professional and investment banker. He was most recently Vice President, Corporate Development for Freeport (NYSE: FCX), a leading international mining company focused on copper, headquartered in Arizona. Prior to joining Freeport in 2008, Mr. Melvin was an Executive Director in J.P. Morgan’s Natural Resources investment banking group in New York. Mr. Melvin received his Bachelor of Science in Business Administration and his MBA from the University of North Carolina at Chapel Hill.
Jordan Neeser has served as our Chief Financial Officer since November 21, 2022. Mr. Neeser is a finance executive with 18 years of experience in financial reporting, corporate development, and corporate finance, primarily in the mining sector. Most recently Mr. Neeser was CFO and Corporate Secretary at TSX listed Gold Standard Ventures since March 2021, which was acquired by Orla Mining (TSX:OLA) in August, 2022. Mr. Neeser was previously CFO of Conifex Timber (TSX:CFF) from December 2018 to March 2021, and before that spent eight years with First Quantum (TSX:FM) as both Group Controller and Director, Business Development. Mr. Neeser started his career with KPMG, is a Chartered Public Accountant, Chartered Accountant, and holds a Bachelor of Commerce degree from the University of British Columbia, Vancouver, Canada.
Quentin Markin has served as our Executive Vice President, Business Development and Strategy Execution since January 1, 2023. Mr. Markin is a seasoned mining lawyer with 24 years’ experience, all with the Canadian firm Stikeman Elliott LLP. where he has been a partner since 2008. Over his career, he has lived and practiced in the world’s mining centers — Sydney, London, Vancouver and Toronto. Mr. Markin’s practice focused on M&A, project development and financing matters for mining companies globally and has been recognized by international legal consultancy Chambers for 11 years as a mining law expert. Mr. Markin has acted for the Company since its inception, as well as other Ivanhoe group companies, including Ivanhoe Mines, but also senior producers, junior exploration companies, and investment banks. His notable transactions outside of the Ivanhoe Group include the 2007 C$1.2 billion initial public offering of Franco-Nevada and the 2015 acquisition by OceanaGold of Romarco Minerals and its Haile Gold Mine located in South Carolina for around C$856 million. Mr. Markin received his Bachelor of Law Degree from the University of Ottawa, Canada, and holds an M.A. in International Relations from the Norman Patterson School of International Affairs, Ottawa, Canada.
Eric Finlayson has served as our Chief of Global Exploration since November 21, 2022. Prior to that time, Mr. Finlayson was our President since July, 2020. Mr. Finlayson is a geologist with almost 40 years of global multi-commodity experience. Prior to joining the Company, Mr. Finlayson was a Senior Advisor at HPX from 2013 until December 2015 when he was appointed President of HPX. Prior to joining HPX, Mr. Finlayson spent nearly 25 years in various positions with Rio Tinto. In 1989, Mr. Finlayson joined Rio Tinto as project geologist responsible for copper and gold exploration in the Papua New Guinea highlands. In 1993, he became regional exploration manager for Canada and then transferred to London in 2000 as the personal assistant to the Head of Exploration. In January 2002, he moved to Perth to assume the role of Rio Tinto’s Director of Exploration for Australasia and in January of 2007 was appointed Global Head of Exploration for Rio Tinto based in London. In July 2011, he was appointed CEO of Rio Tinto Coal Mozambique following Rio Tinto’s takeover of Riversdale Mining. Mr Finlayson is also a director of VRB, Kaizen (TSX-V: KZD), Sama and Sunrise Energy Metals Limited (ASX: SRL), and was a director of Cordoba from 2015 to 2021, as well as serving as its President and CEO from April 2019 to April 2021. Mr. Finlayson holds a degree in Applied Geology from the University of Strathclyde in Glasgow. Mr. Finlayson currently resides in British Columbia, Canada.
Charles Forster has served as our Senior Vice President, Exploration since April, 2021 and Vice President, Exploration for Cordoba. Mr. Forster is a Professional Geoscientist (P.Geo.) with more than 45 years of diversified mineral exploration experience in Canada, United States, Sub-Saharan Africa, Portugal, the PRC, and Mongolia. Mr. Forster was Vice President of Exploration for HPX since March 2016, and is a director of all the Company’s U.S. subsidiaries. Prior to joining HPX, Mr. Forster worked six years in Southern Africa as

Head of Exploration for Eurasian Natural Resource Corporation focused on Congolese copper, cobalt exploration and mine development projects. He was formerly the Senior Vice President of Exploration at Oyu Tolgoi in Mongolia for Ivanhoe Mines (now Turquoise Hill Resources) from early 2001 to June 2008. During this time, he led a team of multi-national and Mongolian geologists in the discovery and delineation of the world-class Oyu Tolgoi copper-gold porphyry deposits. The discovery of the large, high-grade Hugo Dummett underground deposit at Oyu Tolgoi was subsequently recognized by the Prospectors and Developers Association of Canada, which in 2004 named Mr. Forster a co-recipient of the inaugural Thayer Lindsley Medal awarded for the International Discovery of the Year. Mr. Forster holds a Bachelor of Science degree from the University of British Columbia and is a Registered Professional Geoscientist in the Province of British Columbia. Mr. Forster currently resides in the State of Washington.
Mark Gibson has served as our Chief Operating Officer since April, 2021 and as the Chief Operating Officer of Kaizen since May 2016 and Chief Operating Officer of Cordoba since August 2017. Mr. Gibson has more than 32 years of wide-ranging experience as a geoscientist and manager in the natural resources sector. Mr. Gibson joined HPX in 2011 as the company’s founding executive and was instrumental in the formation of Kaizen in 2013 and HPX’s strategic partnership with Cordoba in 2015. Mr. Gibson has served on the board of Fjordland since January 2021 and CGI since June 2011. Before joining HPX, Mr. Gibson worked with Anglo American, and was the founder of a geophysical service company focused on managing seismic surveys for the mining industry. Mr. Gibson holds a P.Geo. license, a M.Sc, Geophysics from the University of Leeds; a B.Sc. (Hons) Geology from the University of Southampton and is a Registered Professional Geoscientist in the Province of British Columbia and a Pr.Sci.Nat (Professional Natural Scientist) from the South African Council for Natural Scientific Professions. Mr. Gibson currently resides in British Columbia, Canada.
Catherine Barone has served as our Senior Vice President — Finance since November 21, 2022 and prior to that was our Interim Chief Financial Officer since April, 2021. Ms. Barone was appointed CFO of HPX in 2016 after serving as Vice President, Finance since 2015. From 2002 to 2014, she held a series of senior finance positions at Ivanhoe Mines Ltd. (now Turquoise Hill Resources Ltd.) including Vice President, Finance. Ms. Barone is a member of the board of CGI, as well as the Company’s directly-held Canadian subsidiaries. Ms. Barone hold a Bachelor of Commerce from the University of Western Australia. Ms. Barone is a Chartered Accountant (Australia) and a Fellow of the Financial Services Institute of Australasia. Ms. Barone has over 25 years of finance experience focused on the mining industry. Ms. Barone currently resides in British Columbia, Canada.
Graham Boyd has served as our Senior Vice President — U.S. Projects since November 21, 2022 and prior to that was our Vice President, U.S. Projects since June, 2021. Mr. Boyd is a Geologist with over 16 years of base and precious metals experience, having worked principally in Australia, North America and South America. Prior to joining the Company, Mr. Boyd held various roles within HPX including as Principal and Senior Geologist since 2013, and has been responsible for identification, review, acquisition and execution of numerous exploration projects, particularly those in the United States. While with HPX, Mr. Boyd was a leader in the delineation and exploration success of the Alacran and San Matias Cu-Au-Ag deposits in Colombia. Prior to HPX, Mr. Boyd held roles with Ivanhoe Australia and Ivanhoe Mines Mongolia, since 2006. At Ivanhoe Australia, Mr. Boyd was a member of the discovery team for the world’s highest grade Mo-Re deposit, Merlin, and he also was a key contributor to delineation and resource development of the Mount Dore Cu and Mt Elliott-SWAN Cu-Au deposits. Prior to roles in the Ivanhoe Group, Mr. Boyd worked on copper porphyries in British Columbia, and diamond exploration in Nunavut and Quebec. Mr. Boyd holds a Bachelor of Science in Geoscience from the University of Victoria. Mr. Boyd currently resides in British Columbia, Canada.
Glen Kuntz has served as our Senior Vice President, Mine Development since November 21, 2022 and prior to that was our Chief Technical and Innovation Officer since January 2022. He is also Vice President of Mesa Cobre, one of our subsidiaries, effective April 2022. Mr. Kuntz is a Professional Geologist and mining executive with over 30 years of experience in exploration, project development, open pit and underground mining operations and business development across a variety of commodities and mining types/ methods throughout the Americas, Africa and Australia. Prior to joining the Company, Mr. Kuntz was a consulting specialist geology/mining at Nordmin since March, 2018 and before that a director of exploration projects at Yamana Gold Inc. from 2015 to 2018. Mr. Kuntz was also President and CEO of Mega Precious Metals Inc., a successful junior exploration company, from 2012 to 2015 which was acquired by Yamana Gold, and its Chief Operating Officer from 2011 to September, 2012. Mr. Kuntz gained significant development/production experience in a variety of other senior positions with Runge Ltd., Placer Dome Corporation, and Rea Gold Corporation. Over the past ten years, he has managed over 200 technical studies on various projects and mines around the world. Mr. Kuntz holds a Bachelor of Science in Geology from the University of Manitoba. Mr. Kuntz currently resides in Thunder Bay, Ontario, Canada.
Evan Young has served as our Vice President, Corporate Development since January 2022. Mr. Young is a mining and finance professional with over 15 years of experience in various aspects of the capital markets. Mr. Young joined the Ivanhoe group in 2017, with an initial focus on building the North American investor relations programs for CleanTeQ Holdings Ltd, Cordoba Minerals Corp. and Kaizen Discovery Inc. Since then, his role within the group has evolved, and he played an important role in the completion of the private rounds of financings for Ivanhoe Electric, I-Pulse and HPX. Prior to joining the Company, Mr. Young served as the Director, Investor Relations for Primero Mining Corp., a NYSE and TSX dual-listed company with gold mining operations in Mexico and Canada. Previously, Mr. Young worked in equity research at the boutique Canadian brokerage Haywood Securities Inc. and as an Investment Banking Analyst at BMO Capital Markets in the Metals and Mining group. Mr. Young has a Master of Science with Distinction and a Diploma of the Imperial College in Metals and Energy Finance from Imperial College London. In this collaborative program between the Business School and the Royal School of Mines, he stood first among all students in the program and achieved academic excellence for his thesis titled: Carbon Trading and its Associations with the Mining Industry. Mr. Young also holds a Bachelor of Science in Mining Engineering from Queen’s University. Mr. Young currently resides in Ontario, Canada.
Cassandra Joseph.   Ms. Joseph has been the Company’s Vice President, General Counsel and Corporate Secretary since February 1, 2023. Ms. Joseph is an accomplished U.S. mining industry legal executive with over 20 years of experience in corporate, environmental and intellectual property law. Before joining the Company, Ms. Joseph was Senior Vice President and General Counsel for Nevada Copper in Reno, Nevada from May 2019 to January 2023. Prior to Nevada Copper, she served as Vice President, Associate General Counsel, Corporate Secretary, and Chief Compliance Officer from 2015 to 2019 for Reno, Nevada-based Tahoe Resources prior to its sale to Pan American Silver. Ms. Joseph also worked in the Nevada Attorney General’s Office, representing the Division of Environmental Protection, the Division of Water Resources, and other agencies within the Department of Natural Resources. She holds a Juris Doctor from Santa Clara University School of Law and a Bachelor of Arts from the University of California, Berkeley. Ms. Joseph currently resides in Reno, Nevada.
Stephani Terhorst has been the Company’s Vice President Human Resources since March 2023. Ms. Terhorst is an accomplished human resources and employee benefits professional with 25 years of Human Resources experience, primarily in the coal and aggregates mining sector. Prior to joining the Company, Ms. Terhorst was the Senior Director of Human Resources and Benefits with NACCO Industries in Dallas, Texas. She has also served as Director of Human Resources for Jennmar Corporation, which manufactures various underground mining products. Ms. Terhorst holds Certified Employee Benefits Specialist, Professional in Human Resources, and Group Benefits Associate certifications. She holds a Bachelor’s degree in Human Resources Management from the University of Pittsburgh and a Master’s degree in Human Resources and Industrial Relations from St. Francis University.
Russell Ball has served as a director since June 30, 2022. Mr. Ball is an international mining executive with thirty years of experience. He was the Chief Executive Officer of Calibre Mining Corp. (TSX: CXB) from October 2019 to February 2021 and Chair of the board beginning in 2018. From May 2013 to December 2017, Mr. Ball held various executive positions with Goldcorp Inc. (TSX: G; NYSE: GG) and was Goldcorp’s Executive Vice President Corporate Development and Chief Financial Officer from March 2016 to November 2017. Prior to that, Mr. Ball held various positions with Newmont Mining Corporation (NYSE: NEM) from 1994 to 2013 and was Executive Vice President and Chief Financial Officer from 2008 to May 2013. Mr. Ball is a Non-Executive Chair of the board of Faraday Cooper Corp. (TSX.V:FDY) and is a director of Trevali Mining Corporation (TSX: TV). Mr. Ball qualified as a Chartered Accountant (South Africa) and as a Certified Public Accountant in the United States. He holds a Masters in Accounting and a Post-Graduate Diploma in Accounting from the University of Natal (South Africa). Mr. Ball resides in North Vancouver, British Columbia, Canada.

Victoire de Margerie has served as a director since June 30, 2022. Prof. de Margerie is Founder and Vice Chairman of the World Materials Forum and Executive Chairman/Reference Shareholder of Rondol Industrie, a deep technology startup that develops extrusion machinery for drug formulations and other high tech applications. Prof. de Margerie has spent 35 years in the Materials Industry in Canada, France, Germany, the United Kingdom and the United States, first as an Executive and since 2003 as a Board Director (now Arkema and Eurazeo, previously Babcock, Italcementi, Morgan Ceramics, Outokumpu & Norsk Hydro). Prof. de Margerie was elected an Academician at the National Academy of Technologies of France in 2019 and she joined the board of Mines ParisTech in 2021. She graduated from HEC Paris and Sciences Po Paris and holds a PhD in Management Science from Université de Paris 2, Pantheon Assas. Prof. de Margerie resides in Paris, France.
The Honorable Francis (Frank) Fannon has served as a director since January 2022. Mr. Fannon is currently the managing director of Fannon Global Advisors, a strategic advisory focused on geopolitics, the energy transition, and market transformation. He is currently a Strategic Advisor for Standard Lithium Ltd., Nano One® Materials Corp., and also serves as a Senior Geostrategy Advisor for Appian Capital Advisory LLP. He is also a non-resident senior advisor at the Center for Strategic & International Studies, non-resident senior fellow at the Atlantic Council, and a visiting senior fellow at the Center for Technology Diplomacy at Purdue. In May 2018, he was unanimously confirmed by the United States Senate to serve as the inaugural Assistant Secretary of State for Energy Resources, a position he held until January 2021. Prior to his time at the U.S. State Department, he established BHP Group Limited’s U.S. Corporate Affairs function as a Managing Director and served as Chief U.S. Advisor to the BHP Foundation, focused on transparency and governance, environmental resilience, and education equity. Prior to BHP Group Limited, he led government affairs for Murphy Oil Corporation. He also served as counsel to Senators Ben Nighthorse Campbell (R-CO) and Pete V. Domenici (R-NM). Mr. Fannon holds a J.D. from the University of Denver College of Law, M.A. in International Affairs, Economics & Trade from the University of Denver Korbel School of International Studies, and B.A. from Radford University. Mr. Fannon resides in Alexandria, VA.
Hirofumi Katase has served as a director since January 2022. Mr. Katase currently serves as Executive Vice Chairman, Director General of Industrial Science and Technology and a member of the Board of Directors of I-Pulse since December 2017. Mr. Katase also is President of I-Pulse Japan Co., Ltd., I-Pulse’s operating subsidiary in Japan, since January 2018. Prior to these roles, he most recently served as Japan’s Vice Minister for International Affairs at the Ministry of the Economy, Trade and Industry (“METI”) from June 2016 to July 2017. He held numerous management positions in trade, energy and industrial policy at METI since joining in 1982. During his time at METI, Mr. Katase served in multiple Director General positions, including for the Industrial Science and Technology Policy and Environment Bureau and Trade Policy Bureau, where he led efforts that contributed to the signing of the Trans-Pacific Partnership, among other international agreements. He also was previously Deputy Secretary-General of the Secretariat of Strategic Headquarters for Space Policy at the Cabinet Office, where he helped establish the Office of National Space Policy — the headquarters responsible for Japan’s development of space policy and deployment of space infrastructure. He also was Director of the Oil and Natural Gas division at METI, where he led Japan’s upstream hydrocarbon policy for four years. Also at METI, he was Director of the Aerospace and Defense Industry division where he worked on launching the Mitsubishi Regional Jet (MRJ) program and cultivated international partnerships for the development of aircraft and aircraft engines. He has been a director of MinebeaMitsumi, a manufacturing company, since June 2021. Mr. Katase earned a Bachelor’s degree in law from the University of Tokyo and a Master’s degree in applied economics from the University of Michigan. Mr. Katase resides in Kanagawa, Japan.
Patrick Loftus-Hills has served as a director since March 2023. Mr. Loftus-Hills brings over 35 years of experience in the global mining industry, and is currently a Senior Advisor at Moelis & Company, a New York-based investment bank. He is also a former Partner and Managing Director at Moelis & Company. Prior to joining Moelis & Company in 2011, Mr. Loftus-Hills was the Joint Head of the Asian Industrials Group and Head of Natural Resources at UBS in Hong Kong, and held leadership roles in the UBS global mining team in New York and Australia. He spent over 25 years in investment banking advising global mining companies on a range of transactions, including cross-border M&A and capital raises. He is also a Managing Member of Sweetwater Royalties LLC — an Orion Resource Partners portfolio company, Chairman of the Monash University US Leadership Council, Co-Chairman of the US Friends of the Australian Chamber

Orchestra and Vice Chairman of the AUS USA Foundation. He holds Law and Science degrees from Monash University in Australia. Mr. Loftus-Hills lives in New York, NY.
Priya Patil has served as a director since June 30, 2022. Ms. Patil is an experienced corporate director and former senior public company executive and investment banker. In 2016, she began serving as an independent corporate director and has been serving as a volunteer board member of educational institutions and other economy focused organizations since 2003. She was Head, Business Development (Diversified Industries) of the TSX. She was Managing Director, Partner and Founding Partner (Eastern Operations) of PI Financial Corp. and a Managing Director, Partner and Head of Investment Banking of Loewen Ondaatje McCutcheon. Ms. Patil was the global general corporate counsel of Breakwater Global Resources Ltd, a Canadian and U.S. listed mining company. She started her career as an attorney with Brobeck, Phleger & Harrison LLP in Palo Alto, California. Ms. Patil is a director of Rambler Metals & Mining PLC (AIM of LSE: RMM), Chair of its Compensation, Governance and Nominations Committee and a member of its Audit and Safety, Health, Environment and Community committees. She also serves on the board of Signature Resources Inc. (TSX-V: SIG). From 2016 to 2019, she was an independent corporate director of Alexandria Minerals Corporation, Chair of its Audit Committee and a member of the Management & Special Committee. Ms. Patil hold a B.Sc. (Statistics and Computer Sciences), University of Bombay and a J.D. from the University of Ottawa. Ms. Patil also completed the Directors Education Program at the, Rotman School of Management (University of Toronto) and the Innovation Governance Program of the Council of Canadian Innovators. She is a member of the State Bar of California, the Ontario Bar (Law Society of Ontario) and Charter of the Institute of Corporate Directors (ICD.D).
Board Composition
Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the number of directors that shall constitute the Board of Directors will be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors. We currently have eight directors: Robert Friedland, Taylor Melvin, Russell Ball, Victoire de Margerie, Francis Fannon, Hirofumi Katase, Patrick Loftus-Hills and Priya Patil.
Our Board of Directors consists of a single class of directors and directors will serve until a successor is duly elected and qualified or until a director’s earlier death, removal or resignation (other than directors that may be elected by holders of our preferred shares, if any).
We have determined that each of Mr. Ball, Ms. de Margerie, Mr. Loftus-Hills and Ms. Patil is an independent director within the meaning of the applicable rules of the SEC and the NYSE American and that each of Mr. Ball and Ms. Patil is also an independent director under Rule 10A-3 under the Exchange Act for the purpose of Audit Committee membership. In addition, our Board of Directors has determined that Mr. Ball is a financial expert within the meaning of the applicable rules of the SEC and the NYSE American. We have also determined that each of Mr. Ball, Ms. de Margerie, Mr. Loftus-Hills and Ms. Patil is an independent director within the meaning of the applicable rules of the TSX. We expect to have a majority of independent directors prior to the one-year anniversary of our initial public offering.
Diversity
Board of Directors
We have not adopted a formal policy with respect to the identification and nomination of women and of other diverse candidates on the Board of Directors. Establishing and implementing a policy regarding diversity and female representation on the Board of Directors will be an element that we will take into consideration going forward.
We have two women on the Board of Directors (representing 25% of the current directors) and the Board of Directors is committed to increasing the level of women on the Board of Directors as board turnover occurs from time to time, taking into account the skills, background, experience and knowledge desired at a particular time by the Board of Directors and its committees. Accordingly, consideration of the number of women who are directors, along with consideration of whether other diverse candidates are sufficiently represented on the Board of Directors, will be an important component of the selection process for new members of the Board of Directors going forward.
The Compensation and Nominating Committee, within the purview of its mandate, has the responsibility to take diversity into consideration as part of the overall director selection and nomination processes and to make the identification of female candidates a search criterion. Gender diversity on the Board of Directors will be achieved by continuously monitoring the level of female representation and, where appropriate, recruiting qualified female candidates to fill positions, as the need arises, through vacancies, growth or otherwise.
The Board of Directors has not adopted a target regarding the number of women on the Board of Directors as the Board of Directors has determined that a target would not be the most effective way of ensuring greater diversity. The Board of Directors will however consider the appropriateness of adopting such a target in the future.
Executive Officer Positions
In appointing individuals to executive officer positions, we weigh a number of factors, including skills, experience and personal attributes required for the position along with the level of female representation within our senior management team. There is currently one woman occupying an executive officer position within the Company (11% of the executive officers). We are, however, committed to increasing the gender diversity of our executive officers going forward.
We have not adopted a target for the number of women in executive officer positions. The Board of Directors believes the most effective way to achieve greater diversity in our senior management team is to identify high-potential women within the organization and work with them to ensure they develop the skills, acquire the experience and have the opportunities necessary to eventually occupy executive officer positions. This includes taking action to build a culture of inclusion throughout the organization. The Board of Directors will, however, continue to evaluate the appropriateness of adopting targets in the future.
Board Committees
The Audit Committee consists of Mr. Ball (chair) and Ms. Patil and is comprised entirely of independent directors. The Audit Committee operates pursuant to a charter approved by the Board of Directors. The Audit Committee approves the engagement of our independent public auditor and the scope of the audit to be undertaken by such auditor. In connection with our Annual Report on Form 10-K, the Audit Committee also reviews with management and the independent auditor the financial information to be included therein. In addition, the Audit Committee reviews all proposed related person transactions for the purpose of recommending to the disinterested members of the Board of Directors whether the transaction should be ratified and approved. See “Certain Relationships and Related Party Transactions.”
The Compensation and Nominating Committee consists of Ms. Patil (chair) Mr. Ball and Mr. Loftus-Hills, and is comprised entirely of independent directors. The Compensation and Nominating Committee operates pursuant to a charter approved by the Board of Directors. The Compensation and Nominating Committee recommends and advises the independent directors of the Board of Directors with respect to the compensation for the Chief Executive Officer. The Compensation and Nominating Committee also recommends and advises the Board of Directors with respect to the compensation of directors and other executive officers. The Compensation and Nominating Committee makes recommendations to the Board of Directors regarding the establishment and terms of our employee equity-based incentive plans and will administer such plans. The Compensation and Nominating Committee identifies and nominates members for election to the Board of Directors and develops and recommends to the Board of Directors corporate governance principles applicable to us. The Compensation and Nominating Committee also oversees the annual evaluation of the Board of Directors’ performance.
Code of Business Conduct and Ethics
Our Board of Directors has adopted a code of business conduct and ethics applicable to our employees, directors and officers, in accordance with applicable United States federal securities laws and the corporate governance requirements of the NYSE American.

The Audit Committee of our Board of Directors is responsible for overseeing the code of business conduct and ethics and must approve any waivers of the code of business conduct and ethics for executive officers and directors. Any waivers of the code of business conduct and ethics for directors or executive officers must be approved by our Board of Directors and disclosed on Form 8-K within four business days after the occurrence of the event. We expect that any amendments to the code of business conduct and ethics, or any waivers of its requirements with respect to our executive officers and directors, will be disclosed on our website.
Leadership Structure of the Board
Our corporate governance guidelines provide our Board of Directors with flexibility to combine or separate the positions of chair of our Board of Directors and Chief Executive Officer. Our Executive Chairman serves as the Chair of the Board of Directors. Our Board of Directors has concluded that our current leadership structure is appropriate at this time.
Role of the Board of Directors in Risk Oversight Process
Our Board of Directors has an active role, as a whole and also at the committee level, in overseeing the management of our risks. Our Board of Directors, as a whole, is responsible for general oversight of risks and regular review of information regarding our risks, including credit risks, liquidity risks and operational risks. In addition, our audit committee reviews and discusses with our management the risks faced by our Company and the policies, guidelines, and processes by which management assesses and manages our Company’s risks, including major financial risk exposures and cybersecurity risk exposures, and the steps our management has taken to monitor and control such exposures.
Corporate Opportunity Policy
In 2015, our former parent company and predecessor, HPX, entered into a mineral project opportunity protocol with Ivanhoe Mines Ltd. That protocol broadly provides that if a mineral project opportunity comes to any individual who is a director or officer of more than one entity, and where the opportunity has not been expressly allocated to a particular company by the person providing the opportunity, then the opportunity shall be allocated to Ivanhoe Mines if it is in South Africa, the Democratic Republic of Congo or Gabon, with all other mineral project opportunities being allocated to HPX. However, this protocol does not currently apply to us. We are currently in discussions with Ivanhoe Mines regarding updating and modernizing the protocol to include us, and which would also continue to include HPX.
Corporate Cease Trade Orders and Bankruptcies
Other than as set forth below, none of our directors or executive officers, and to the best of our knowledge, no stockholder holding a sufficient number of securities to materially affect the control of the Company is, as at the date of this prospectus, or has been within the 10 years before the date of this prospectus: (a) a director, chief executive officer or chief financial officer of any company that was subject to an order that was issued while the director or executive officer was acting in the capacity as director, chief executive officer or chief financial officer; (b) was subject to an order that was issued after the director or executive officer ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer; or (c) a director or executive officer of any company that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets. For the purposes of this paragraph, “order” means a cease trade order, an order similar to a cease trade order or an order that denied the relevant company access to any exemption under securities legislation, in each case, that was in effect for a period of more than 30 consecutive days.
Robert Friedland served as the Executive Co-Chairman of Ivanhoe Energy Inc. (“Ivanhoe Energy”) from May 2008 to October 2014 and was Deputy Chairman from June 1999 to May 2008, President from May 2008 to May 2010, and Chief Executive Officer from May 2008 to December 2011. Cease trade orders were issued against Ivanhoe Energy in Alberta (July 15, 2015), Quebec (May 7, 2015), Manitoba (May 6,

2015), Ontario (May 4, 2015) and British Columbia (April 14, 2015) because the company did not file its audited financial statements and associated filings for the year ending December 31, 2014.
On February 20, 2015, Ivanhoe Energy filed a Notice of Intention to Make a Proposal under subsection 50.4(1) of the Bankruptcy and Insolvency Act (Canada). Ivanhoe Energy was assigned into bankruptcy on June 2, 2015 and dissolved on May 16, 2017.
On December 18, 2018, Zwoop Limited (“Zwoop”) was placed into voluntary wind-up and liquidators were appointed under the Hong Kong Companies (Winding Up and Miscellaneous Provisions) Ordinance (CWUMPO). Mr. Friedland was a director of Zwoop until September 21, 2018. In June 2020, Zwoop was dissolved.
Russell Ball was a director of Molycorp, Inc. (“Molycorp”) from March 2010 until August 2016. In June 2015, Molycorp filed a voluntary petition for relief under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware. On November 3, 2016, Molycorp announced that it filed a joint plan of reorganization with the US Bankruptcy Court for the District of Delaware that proposed an emergence from chapter 11 protection and on August 31, 2016, Molycorp announced that such plan of reorganization became effective and Molycorp emerged from chapter 11 protection.
Mr. Ball was also a director of Lydian International Limited (“Lydian”) from June 2018 until March 12, 2020. On December 23, 2019, Lydian filed a petition for protection under the Companies’ Creditors Arrangement Act (“CCAA”), which was granted to Lydian and its direct and indirect wholly-owned subsidiaries Lydian Canada Ventures Corporation and Lydian U.K. Corporation Limited. A stay was also granted against certain other subsidiaries of Lydian. A plan of arrangement under the CCAA was approved by the supervising court and became effective as of July 6, 2020, and the dissolution of Lydian was subsequently approved by an order of the Royal Court of Jersey dated February 24, 2021.
Mr. Ball is also a director of Trevali Mining Corporation (“Trevali”), which has entered a creditor protection process in Canada. On August 19, 2022 Trevali and Trevali Mining (New Brunswick) Ltd. ) sought and obtained an initial order (the “Initial Order”) from the Supreme Court of British Columbia under the Companies’ Creditors Arrangement Act R.S.C. 1985, c. C-36, as amended. The Initial Order provides, among other things, a stay of proceedings which may be extended from time to time. The shares of Trevali have been delisted, and Mr. Ball remains its sole director.

EXECUTIVE AND DIRECTOR COMPENSATION
This section discusses the material components of the executive compensation program for our executive officers who are named in the “2022 Summary Compensation Table” below. At December 31, 2022, our named executive officers (“NEOs”), which consist of our principal executive officer and the two other most highly compensated executive officers, were:
•
Taylor Melvin, our Chief Executive Officer and President;

•
Robert Friedland, our Executive Chairman and former Chief Executive Officer; and

•
Jordan Neeser, our Chief Financial Officer; and

•
Glen Kuntz, our Senior Vice President, Mine Development.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations, and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from the currently planned programs summarized in this discussion. As an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies.
Summary Compensation Table
The table below summarizes the total compensation earned by each NEO in the fiscal year ended December 31, 2022.
2022 Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)	Non-Equity Incentive Plan ($)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)	Total ($)
Taylor Melvin(1) President and Chief Executive Officer	2022	$57,051	$—	$—	$7,485,000	$2,541,667	$—	$10,083,718
	2021	$—	$—	$—	$—	$—	$—	$—
Robert Friedland Executive Chair (former Chief Executive Officer)	2022	$—	$—	$—	$97,787	$3,005,690	$—	3,103,476
	2021	$—	$—	$—	$—	$1,046,875	$—	$1,046,875
Jordan Neeser(1) Chief Financial Officer	2022	$26,305	$—	$—	$—	$2,541,667	$—	$2,567,972
	2021	$—	$—	$—	$—	$—	$—	$—
Glen Kuntz(2) Senior Vice President, Mine Development	2022	$207,066	$38,423	$—	$10,182	$1,531,494	$8,128	$1,795,293
	2021	$—	$—	$—	$—	$—	$—	$—

(1)
Taylor Melvin and Jordan Neeser were appointed on November 21, 2022.

(2)
Glen Kuntz was appointed on January 24, 2022.

(3)
Represents the grant date fair value of restricted stock units granted to the NEOs determined in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”).

(4)
Represents the grant date fair value of stock options granted to the NEOs determined in accordance with FASB ASC Topic 718.

Executive Employment Agreements
Robert Friedland served as the Chief Executive Officer of Ivanhoe Electric without an employment contract. Effective November 21, 2022, Mr. Friedland stepped down as Chief Executive Officer of the Company and remains as the Executive Chairman of the Board of Directors of the Company. Mr. Friedland does not receive an annual base salary. Mr. Friedland is entitled to participate in the various employee benefit plans that are, from time to time, in effect for senior management employees.

Employment Agreement with Taylor Melvin
Effective November 21, 2022 Taylor Melvin was appointed President and Chief Executive Officer of the Company. Mr. Melvin also joined the Board of Directors effective on that date.
On October 21, 2022, Mr. Melvin entered into an employment agreement with the Company (the “CEO Employment Agreement”) for a term to continue indefinitely from the commencement of his employment until Mr. Melvin resigns or is terminated in accordance with the terms and conditions of the CEO Employment Agreement. Pursuant to the terms of the CEO Employment Agreement, Mr. Melvin is entitled to an annual base salary of $500,000 per year (“CEO Base Salary”). Mr. Melvin is eligible on an annual basis to receive short-term and long-term incentive awards, with a short-term bonus target of 100% of his CEO Base Salary (“CEO Short Term Bonus”) and a long-term bonus target of 200% of his CEO Base Salary for 2023, based on the terms and conditions of the Company’s then effective annual incentive and equity-based incentive plans or programs and contingent upon the degree of achievement of any applicable performance goals. The Company made an initial grant of 500,000 stock options (“CEO Options”) with an exercise price of $11.75 per share, which was designated as incentive stock options to the extent permissible under the Code with the remainder as nonqualified stock options, and 750,000 restricted stock units (“CEO RSUs”). The CEO Options and CEO RSUs will vest over three years in accordance with the terms of the applicable equity plans and award grant agreements.
In the event Mr. Melvin’s employment is terminated by the Company without “Cause” (as defined in the CEO Employment Agreement) and such termination is not in connection with a Change in Control (as defined in the CEO Employment Agreement), then Mr. Melvin will be entitled to severance pay equal to 1.5 times his annual CEO Base Salary and 1.5 times the target annual bonuses for the year in which termination of employment occurs. In the event of a Change of Control where Mr. Melvin’s employment is terminated during the 12 month period following such Change in Control by the Company without “Cause” or Mr. Melvin resigns for “Good Reason”, then Mr. Melvin will be entitled to severance pay equal to a lump sum cash payment equal to 18 months of his annual CEO Base Salary plus one additional month for each full year of service after the third full year of service up a maximum of 24 months annual CEO Base Salary together with 150% of the CEO Short Term Bonus for the year in which termination of employment occurs.
The CEO Employment Agreement includes customary covenants with respect to confidentiality of Company information. Also, the CEO Employment Agreement includes a covenant of non-solicitation of employees for a period of twelve months following Mr. Melvin’s separation from service.
Employment Agreement with Jordan Neeser
Effective November 21, 2022, Jordan Neeser was appointed as the Company’s Chief Financial Officer.
On November 17, 2022, Mr. Neeser entered into an employment agreement (the “CFO Employment Agreement”) for a term to continue indefinitely from the commencement of his employment until Mr. Neeser resigns or is terminated in accordance with the terms and conditions of the CFO Employment Agreement. Pursuant to the terms of the CFO Employment Agreement, Mr. Neeser is entitled to an annual base salary of $300,000 per year (“CFO Base Salary”). Mr. Neeser will be eligible on an annual basis to receive short-term and long-term incentive awards, with a short-term bonus target of 100% of his Base Salary (“CFO Short Term Bonus”) and a long-term bonus target of 200% of his CFO Base Salary for 2023, based on the terms and conditions of the Company’s then effective annual incentive and equity-based incentive plans or programs and contingent upon the degree of achievement of any applicable performance goals. The Company made an initial grant of 500,000 stock options with an exercise price of $11.75 per share, which will vest in accordance with the terms of the applicable equity plans and award grant agreements.
In the event Mr. Neeser’s employment is terminated by the Company without “Cause” (as defined in the CFO Employment Agreement) and such termination is not in connection with a Change in Control (as defined in the CFO Employment Agreement), then Mr. Neeser will be entitled to severance pay equal to 1.5 times his annual CFO Base Salary and 1.5 times the target annual bonuses for the year in which termination of employment occurs. In the event of a Change of Control where Mr. Neeser’s employment is terminated during the 12-month period following such Change in Control by the Company without “Cause” or Mr. Neeser resigns for “Good Reason”, then Mr. Neeser will be entitled to severance pay equal to a lump sum cash payment equal to 18 months of his annual CFO Base Salary plus one additional month for each full year of service after the third full year of service up to a maximum of 24 months annual CFO Base Salary together with 150% of the CFO Short Term Bonus for the year in which termination of employment occurs.
The CFO Employment Agreement includes customary covenants with respect to confidentiality of Company information. Also, the CFO Employment Agreements includes a covenant of non-solicitation of employees for a period of twelve months following Mr. Neeser’s separation from service.
Employment Agreement with Glen Kuntz
Effective January 24, 2022, Mr. Kuntz entered into an employment agreement (the “Kuntz Employment Agreement”) for a term to continue indefinitely until Mr. Kuntz resigns or is terminated in accordance with the terms and conditions of the Kuntz Employment Agreement. Pursuant to the terms of the Kuntz Employment Agreement, Mr. Kuntz is entitled to annual base salary of $C275,000 per year. Mr. Kuntz will be eligible on an annual basis to receive short-term and long-term incentive awards, based on the terms and conditions of the Company’s then effective annual incentive and equity-based incentive plans or programs and contingent upon the degree of achievement of any applicable performance goals. The Company awarded Mr. Kuntz a $C50,000 signing bonus.
ln the event Mr. Kuntz’s employment is terminated by the Company without cause, whether or not in connection with a change of control, he will be entitled to either six month’s notice, pay in lieu of notice (calculated as base pay at the time of termination), or a combination thereof, payable as a lump sum or in equal monthly installments, in GMM Corp.’s discretion, for a six-month period.
The Kuntz Employment Agreement includes customary covenants with respect to confidentiality of Company information. Also, the Kuntz Employment Agreement includes a covenant of non-solicitation of employees for a period of twelve months following Mr. Kuntz’s separation from service.
Restricted Stock Unit Grants
On November 21, 2022, we granted restricted stock units to Mr. Melvin upon his appointment as an officer of the company. The number of shares of our common stock underlying this grant is detailed in the following table. These restricted stock units vest ratably (1/3) on each of November 21, 2023, November 21, 2024 and November 21, 2025.
Also during 2022, our subsidiaries Cordoba Minerals and Kaizen Discovery granted restricted stock units to Mr. Friedland. The number of shares of Cordoba Minerals and Kaizen Discovery common stock underlying such restricted stock units are detailed in the following table. The Cordoba Minerals and Kaizen Discovery restricted stock units vest ratably (1/3) on each of the first, second and third anniversaries of the date of grant.
	Ivanhoe Electric RSUs Issued	Ivanhoe Electric – ASC 718 Value	Cordoba Minerals RSUs Issued	Cordoba Minerals – ASC 718 Value	Kaizen Discovery RSUs Issued	Kaizen Discovery – ASC 718 Value	Total – ASC 718 Value
Taylor Melvin	750,000	$7,485,000	—	$—	—	$—	$7,485,000
Robert Friedland	—	$—	100,000	$40,729	150,000	$57,058	$97,787
Glen Kuntz	—	$—	25,000	$10,182	—	$—	$10,182
Stock Option Grants
On November 21, 2022, we granted unvested stock option awards to Mr. Melvin and Mr. Neeser upon their appointment as officers of the Company. We also granted stock option awards to Mr. Friedland in recognition of his efforts in leading the Company through its initial public offering during fiscal year 2022. The number of shares of our common stock underlying these options granted to our NEOs are detailed in the following table. These stock option awards vest ratably (1/3) on each of November 21, 2023, November 21, 2024 and November 21, 2025. These stock option awards each have an exercise price of $11.75 per share.

Also during 2022, our subsidiaries Cordoba Minerals and Kaizen Discovery granted stock option awards to Mr. Friedland. The number of shares of Cordoba Minerals and Kaizen Discovery common stock underlying stock option awards are detailed in the following table. The Cordoba Minerals and Kaizen Discovery stock option awards vest awards vest 1/3 six months after the date of the grant, with an additional 1/3 vesting one year after the date of grant and the remaining 1/3 vesting two years after the date of grant. The Cordoba Minerals stock option awards have an exercise price of Cdn$0.53 per share and the Kaizen Discovery stock option awards have an exercise price of Cdn$0.495 per share.
	Ivanhoe Electric Options Issued	Ivanhoe Electric – ASC 718 Value	Cordoba Minerals Options Issued	Cordoba Minerals – ASC 718 Value	Kaizen Discovery Options Issued	Kaizen Discovery – ASC 718 Value	Total – ASC 718 Value
Taylor Melvin	500,000	$2,541,667	—	$—	—	$—	$2,541,667
Robert Friedland	583,334	$2,965,281	100,000	$25,974	50,000	$14,434	$3,005,690
Jordan Neeser	500,000	$2,541,667	—	$—	—	$—	$2,541,667
Glen Kuntz	300,000	$1,531,494	25,000	$6,494	—	$—	$1,537,988
2022 Fiscal Year-End Outstanding Equity Awards
The table below provides information on the equity awards held by the NEOs as of December 31, 2022.
Outstanding Equity Awards at 2022 Fiscal Year-End
				Option awards			Stock awards
Entity	Name	Grant Date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option Expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested (#)
Ivanhoe Electric Awards (1):
	Taylor Melvin	21-Nov-22	—	500,000	$11.75	21-Nov-29	750,000(5)	$9,112,500(6)
	Robert Friedland	21-Nov-22	—	583,334	$11.75	21-Nov-29	—	—
	Robert Friedland	30-Jun-21	458,332	458,334	$2.49	30-Jun-26	—	—
	Jordan Nesser	21-Nov-22	—	500,000	$11.75	21-Nov-29	—	—
	Glen Kuntz	21-Nov-22	—	300,000	11.75	21-Nov-29	—	—
Cordoba Minerals Awards(2):
	Robert Friedland	01-Aug-22	—	100,000	Cdn $0.53	1-Aug-27	137,745	$52,885(7)
	Robert Friedland	03-Dec-20	75,490	37,745	Cdn $1.615	03-Dec-25	—	$—
	Glen Kuntz	01-Aug-22	—	25,000	Cdn$0.53	1-Aug-27	25,000	$9,598(7)
Kaizen Discovery Awards(3):
	Robert Friedland	7-Feb-22	16,666	33,334	Cdn$0.495	7-Feb-27	150,000	$13,290(8)
	Robert Friedland	26-Nov-20	200,000	—	Cdn$0.50	26-Nov-25	—	$—
VRB Energy Awards(4):
	Robert Friedland	20-Mar-21	2,000,000	3,000,000	$0.165	30-Mar-26	—	—

(1)
The stock options granted in 2022 become exercisable in 1/3 annual increments commencing on each of the first three anniversaries of the date of grant and have a term of 7 years. The stock options granted prior to 2022 become exercisable in 25% annual increments commencing on the grant date and have a term of 5 years.

(2)
The stock options vest 1/3 six months after the date of the grant, with an additional 1/3 vesting one year after the date of grant and the remaining 1/3 vesting two years after the date of grant. The restricted stock units vest ratably (1/3) on each of the first, second and third anniversaries of the date of grant.

(3)
The stock options vest 1/3 six months after the date of the grant, with an additional 1/3 vesting one year after the date of grant and the remaining 1/3 vesting two years after the date of grant. The restricted stock units vest ratably (1/3) on each of the first, second and third anniversaries of the date of grant.

(4)
The stock options vest 20% upon grant, with an additional 20% vesting on each anniversary of grant.

(5)
Represents time-vested RSU which will vest and be paid out in shares of our common stock as follows: 250,000 on November 21, 2023, 250,000 on November 21, 2024 and 250,000 on November 21, 2025.

(6)
The market value of the unvested Ivanhoe Electric RSUs was based on the $12.15 closing market price per share of our common stock on December 30, 2022.

(7)
The market value of the unvested Cordoba Minerals RSUs was based on the C$0.52 closing market price per share of Cordoba Minerals’ common stock on December 30, 2022. This has been translated to USD using the Bank of Canada December 30, 2022 closing rate of 1US dollar=1.3544 Canadian dollars.

(8)
The market value of the unvested Kaizen Discovery RSUs was based on the C$0.12 closing market price per share of Kaizen Discovery’s common stock on December 30, 2022. This has been translated to USD using the Bank of Canada December 30, 2022 closing rate of 1US dollar=1.3544 Canadian dollars.

Potential Payments Upon Termination or Change in Control
Below we describe the payments and benefits to which each NEO will be entitled to under his employment agreement if his employment is terminated without cause both before and after a change in control.
Taylor Melvin
In the event Mr. Melvin’s employment is terminated by the Company without “Cause” (as defined in the CEO Employment Agreement) and such termination is not in connection with a Change in Control (as defined in the CEO Employment Agreement), then Mr. Melvin will be entitled to severance pay equal to 1.5 times his annual CEO Base Salary and 1.5 times the target annual bonuses for the year in which termination of employment occurs. In the event of a Change of Control where Mr. Melvin’s employment is terminated during the 12 month period following such Change in Control by the Company without “Cause” or Mr. Melvin resigns for “Good Reason”, then Mr. Melvin will be entitled to severance pay equal to a lump sum cash payment equal to 18 months of his annual CEO Base Salary plus one additional month for each full year of service after the third full year of service up a maximum of 24 months annual CEO Base Salary together with 150% of the CEO Short Term Bonus for the year in which termination of employment occurs. In the event that Mr. Melvin’s employment is terminated by the Company without Cause, except as provided in a Change in Control, a pro-rated number of his options and RSUs will vest and become exercisable. In the event Mr. Melvin’s employment is terminated by the Company without Cause or by his resignation for Good Reason within 12 months of a Change in Control, 100% of his options and RSUs will vest and become exercisable. In the event that Mr. Melvin’s employment is terminated by reason of his death or disability, 100% of his options and RSUs vest and become exercisable.
Robert Friedland
We do not have any contractual obligation to provide Mr. Friedland any severance payments or benefits upon separation of employment, whether in the event of a change in control or otherwise. For awards granted under the LTIP, in the event that Mr. Friedland’s employment is terminated by the Company without Cause, except as provided in a Change in Control, a pro-rated number of his options will vest and become exercisable. In the event Mr. Friedland’s employment is terminated by the Company without Cause or by his resignation for Good Reason within 12 months of a Change in Control, 100% of his options will vest and become exercisable. In the event that Mr. Friedland’s employment is terminated by reason of his death or disability, 100% of his options vest and become exercisable. Mr. Friedland’s earlier awards vest pursuant to the terms of the Prior Incentive Plan
Jordan Neeser
In the event Mr. Neeser’s employment is terminated by the Company without “Cause” (as defined in the CFO Employment Agreement) and such termination is not in connection with a Change in Control (as defined in the CFO Employment Agreement), then Mr. Neeser will be entitled to severance pay equal to 1.5 times his annual CFO Base Salary and, beginning in 2023 1.5 times the target annual bonuses for the year in which termination of employment occurs. In the event of a Change of Control where Mr. Neeser’s employment is terminated during the 12-month period following such Change in Control by the Company without “Cause” or Mr. Neeser resigns for “Good Reason”, then Mr. Neeser will be entitled to severance pay equal to a lump sum cash payment equal to 18 months of his annual CFO Base Salary plus one additional month for each full year of service after the third full year of service up to a maximum of 24 months annual CFO Base Salary together with (beginning in 2023) 150% of the CFO Short Term Bonus for the year in which termination of employment occurs. In the event that Mr. Neeser’s employment is terminated by the Company without Cause, except as provided in a Change in Control, a pro-rated number of his options will vest and become exercisable. In the event Mr. Neeser’s employment is terminated by the Company without Cause or by his resignation for Good Reason within 12 months of a Change in Control, 100% of his options will vest and become exercisable. In the event that Mr. Neeser’s employment is terminated by reason of his death or disability, 100% of his options vest and become exercisable.
Glen Kuntz
In the event GMM terminates Mr. Kuntz’s employment without cause, he will be entitled to either six month’s notice, pay in lieu of notice (calculated as base pay at the time of termination), or a combination thereof, payable as a lump sum or in equal monthly installments, in GMM Corp.’s discretion, for a six-month period.
2022 Potential Payments on Termination
The following table describes the estimated potential payments upon termination or change of control of the Company for the NEOs. The amounts shown assume that the termination or change of control occurred on December 31, 2022. The actual amounts to be paid can only be determined at the time of such executive’s separation from the Company.
	Termination without Cause	Termination following a Change in Control	Death or Disability of Employee
Taylor Melvin
Lump Sum Payment: Base Salary	$750,000	$750,000	$—
Lump Sum Payment: Bonus(1)	$—	$—	$—
Restricted Stock Units (Unvested and Accelerated)(9)	$464,057(3)	$9,112,500(5)	$9,112,500(7)
Stock Option Awards (Unvested and Accelerated)(10)	$10,185(4)	$200,000(6)	$200,000(8)
	$1,224,242	$10,062,500	$9,312,500
Robert Friedland(2)
Restricted Stock Units (Unvested and Accelerated)(13)	$—	$67,192(11)	$67,192(12)
Stock Option Awards (Unvested and Accelerated)(10)	$11,882(4)	$233,334(6)	$233,334(8)
	$11,882	$300,526	$300,526
Jordan Neeser
Lump Sum Payment: Base Salary	$450,000	$450,000	$—
Lump Sum Payment: Bonus(1)	$—	$—	$—
Stock Option Awards (Unvested and Accelerated)(10)	$10,185(4)	$200,000(6)	$200,000(8)
	$460,185	$650,000	$200,000
Glen Kuntz
Lump Sum Payment: Base Salary	$101,521	$101,521	$—
Lump Sum Payment: Bonus(1)	$—	$—	$—
Restricted Stock Units (Unvested and Accelerated)(14)	$—	$9,783	$9,783
Stock Option Awards (Unvested and Accelerated)(10)	$6,111	$120,000	$120,000
	$107,632	$231,304	$129,783

(1)
Eligible from 2023 onwards.

(2)
We do not have any contractual obligation to provide Mr. Friedland any payments upon separation of employment, whether in the event of a change in control or otherwise.

(3)
On a termination of employment without cause a pro-rated number of the Ivanhoe Electric unvested RSUs will vest and become exercisable.

(4)
On a termination of employment without cause a pro-rated number of the Ivanhoe Electric unvested options granted in 2022 will vest and become exercisable.

(5)
On a termination of employment following a change of control, 100% of the Ivanhoe Electric shares subject to RSU will vest and become exercisable.

(6)
On a termination of employment following a change of control, 100% of the Ivanhoe Electric unvested options granted in 2022 will vest and become exercisable.

(7)
On a termination of employment due to death or disability, 100% of the Ivanhoe Electric shares subject to RSU will vest and become exercisable.

(8)
On a termination of employment due to death or disability, 100% of the Ivanhoe Electric unvested options granted in 2022 will vest and become exercisable.

(9)
The values of the accelerated Ivanhoe Electric RSU’s were determined by multiplying (a) the December 31, 2022 closing price of our common stock of $12.15, by (b) the number of unvested and accelerated RSU’s under each scenario.

(10)
The values of the accelerated Ivanhoe Electric options were determined by multiplying (a) the difference between the December 31, 2022 closing price of our common stock of $12.15 and the applicable exercise price of each option, by (b) the number of unvested and accelerated options under each scenario.

(11)
On a termination of employment following a change of control, 100% of the Cordoba Minerals and Kaizen Discovery unvested RSU’s will vest and become exercisable.

(12)
On a termination of employment due to death or disability 100% of the Cordoba Minerals and Kaizen Discovery unvested will vest and become exercisable.

(13)
The values of the accelerated Cordoba Minerals and Kaizen Discovery RSU’s were determined by multiplying (a) the December 31, 2022 closing price of their common stock, by (b) the number of unvested and accelerated RSU’s under each scenario.

(14)
The values of the accelerated Cordoba Minerals RSU’s were determined by multiplying (a) the December 31, 2022 closing price of its common stock, by (b) the number of unvested and accelerated RSU’s under each scenario.

Long Term Incentive Plan
We adopted the Long Term Incentive Plan (“LTIP”), which allows us to grant an array of equity- based awards to our NEOs, other employees, including employees who are directors, consultants and non- employee directors. The purpose of the LTIP is to recognize the contributions made by our employees, consultants and directors, and to provide these individuals with an additional incentive to use maximum efforts for the future success of the Company. All stock options granted in 2021 and until the adoption of the LTIP on completion of our initial public offering on June 30, 2022, were granted under the prior Ivanhoe Electric Inc. Equity Incentive Plan adopted on June 30, 2021 (the “Prior Incentive Plan”), described below, which is no longer used for grants. From June 30, 2022 our only open securities based compensation plan is the LTIP.
Plan Term.   The LTIP has a ten-year term, and expires on the tenth anniversary of its adoption, unless prior to that date our Board of Directors terminates the LTIP.
Authorized Shares.   Subject to adjustment as described below, as of December 31, 2022, there were 489,491 shares of our common stock available for awards to be granted under the LTIP. Additionally, the number of shares of our common stock reserved for issuance under the LTIP will increase automatically on the first day of each fiscal year beginning on January 1, 2023, by an amount equal to the lesser of (i) 5% of outstanding shares on December 31 of the immediately preceding fiscal year or (ii) such number of shares as determined by our Board of Directors in its discretion. Accordingly, and including expired awards under the Prior Plan, on January 1, 2023, the number of shares of common stock reserved for issuance under the LTIP increased by 4,748,030 shares to 7,998,030 shares.
If a stock option or stock appreciation right expires or otherwise terminates without having been exercised in full, or if any shares subject to a stock award are forfeited, or if shares from an award are withheld in payment of an exercise price or in payment of withholding taxes, the shares for which such stock option or stock appreciation right was not exercised or the shares so forfeited or withheld will again be available for issuance under the LTIP. Also, to the extent awards are forfeited, expired or not exercised under the terms of the Prior Incentive Plan, they will again be available for award under the LTIP.
Administration.   Our Compensation Committee, which is composed of two or more non-employee directors (currently Ms. Patil and Mr. Ball), administers the LTIP, except that our Board of Directors administers the LTIP with respect to grants to non-employee directors. The Compensation Committee complies with the legal requirements (if any) relating to the administration of the types of awards granted under the LTIP imposed by applicable corporate and securities laws, the Code (as defined below) and any stock exchange or national market system on which our common stock is then listed or traded. The Compensation Committee, or our Board of Directors, has authority to select individuals to whom awards are granted, determine the types of awards and terms and conditions of awards (including applicable vesting periods), and construe and interpret the LTIP and awards under it.
Types of Awards.   The LTIP provides for grants of stock options, stock awards, stock unit awards, and deferred stock unit awards.
•
Stock Options.   A stock option is a contractual right to purchase shares at a future date at a specified exercise price. Generally, the per share exercise price of a stock option will be determined by our Compensation Committee (or our Board of Directors) but may not be less than the closing price of a share of our common stock on the grant date, or higher price if required by the TSX rules. No stock option will be exercisable more than ten years from the grant date. Stock options may include cashless exercise and early exercise features. Stock options that are intended to qualify as “incentive stock options” must meet the requirements of Section 422 of the Code, whereas nonstatutory stock options are not subject to those requirements.

•
Stock and Stock Unit Awards.   A stock award is an award in the form of shares of our common stock, including restricted stock and share-settled restricted stock units, which may include dividend equivalents. Our Compensation Committee, or our Board of Directors, will determine the terms, conditions and limitations applicable to any stock award, including vesting or other restrictions.

•
Deferred Stock Unit Award.   A deferred stock unit award is a unit evidencing the right to receive at a future date one share of common stock. Payment in respect of a deferred stock unit award may be made in the form of cash or common stock or a combination thereof as determined by our Compensation Committee, or our Board of Directors.

Eligibility.   Our employees, including employees who are directors, consultants and non-employee directors are eligible to receive awards under the LTIP, except that incentive stock options may only be granted to our employees. The LTIP includes an overall compensation limit of $750,000 per year for non-employee directors, considering all compensation paid or awarded at accounting grant date fair values.
Adjustments.   In the event of any subdivision or consolidation of outstanding shares of our common stock, declaration of a dividend payable in shares of our common stock or other stock split, our Compensation Committee, or our Board of Directors, will proportionately adjust the number of shares issuable under the LTIP and the terms of any outstanding awards (including the number of shares covered by outstanding awards, the exercise price and the appropriate fair market value determination). In the event of any other recapitalization or capital reorganization of the Company, any consolidation or merger of the Company with another corporation or entity, the adoption by the Company of any plan of exchange affecting our common stock or any distribution to holders of our common stock of securities or property (other than normal cash dividends or dividends payable in our common stock), our Compensation Committee, or our Board of Directors, will proportionately adjust the number of shares issuable under the LTIP and the terms of any outstanding awards, but only to the extent necessary to maintain the proportionate interest of the award holders and preserve, without exceeding, the value of such awards. In addition, in the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, our Compensation Committee, or our Board of Directors, may make such adjustments to awards or other provisions for the disposition of awards as it deems equitable, and will be authorized to provide for the substitution or assumption of awards, the acceleration of the vesting and exercisability of, or lapse of restrictions with respect to, awards, the cash-out of awards (with cancellation of any awards that are “out of the money”), or the cancellation of options with notice and opportunity to the holders thereof to exercise prior to such cancellation.
Termination of Service.   Upon a participant’s termination of service, any unexercised, unvested or unpaid awards will be treated as set forth in the applicable award agreement. The LTIP provides that, unless otherwise provided in an award agreement, vested and unvested awards are forfeited upon a termination of employment for Cause (as defined in the LTIP); unvested awards are forfeited upon a voluntary resignation; vested awards are retained and not forfeited upon a termination of employment by the Company without Cause; vesting of unvested awards continues for the longer of (i) an applicable notice period or (ii) three months, otherwise unvested award are forfeited and vesting ceases upon termination; and unvested awards accelerate upon a termination for death or disability. All of our NEOs have entered into separate award grant agreements which govern their grants of stock options and RSUs granted under the LTIP.
Change in Control.   In the event of a change in control (and except as set forth in the applicable award agreement) (i) with respect to stock options, if the stock options are not continued, assumed or substituted by the Company (or surviving corporation or ultimate parent corporation in a change in control), unless otherwise provided in an applicable award agreement, our Compensation Committee, or our Board of Directors, may provide for full or partial vesting or cash-out of any such stock options or stock appreciation rights and (ii) with respect to stock awards, our Compensation Committee, or our Board of Directors, may provide in the applicable award agreement the terms and conditions that relate to the lapse of any restrictions on shares subject to any stock awards in the event of a change in control. The LTIP provides that, unless otherwise provided in an applicable award agreement, awards will include “double-trigger” vesting, and will vest if the participant’s employment is terminated without “Cause” or for “Good Reason”, as defined in the LTIP, within one year following the change in control. All of our NEOs have entered into separate award grant agreements which govern the effect of a Change in Control on their stock options and RSUs.
Amendment and Termination.   Our Board of Directors, or the designated committee, has the right to amend any participant’s award agreement, subject to the participant’s consent if such amendment is not favorable to the participant. Our Board of Directors may amend, suspend or terminate the LTIP, but no such amendment or termination may be made which would adversely affect any outstanding awards without the written consent of the affected participants. In addition, to the extent necessary to comply with Section 422 of the Code, Section 16b-3 of the Exchange Act, Section 613(i) of the Toronto Stock Exchange Company Manual or any other applicable law or regulation, including the requirements of any stock exchange or national market system on which our common stock is then listed, the Company will obtain shareholder approval as may be required, for any of the following changes to the LTIP:
•
a reduction in the exercise price or purchase price benefiting an insider;

•
an extension of the term of an incentive security benefiting an insider;

•
any amendment to remove or to exceed the insider participation limit;

•
any amendment to increase to the maximum number of securities issuable under the LTIP; and

•
any amendments to an amending provision.

Ivanhoe Electric Inc. Equity Incentive Plan
The Prior Incentive Plan was adopted on June 30, 2021. The purpose of the Prior Incentive Plan was to secure for the Company and its shareholders the benefits of the incentive inherent in share ownership by the directors and employees of the Company and its affiliates who, in the judgment of the Board, were largely responsible for its future growth and success. The Prior Incentive Plan aided in retention and encouragement of employees and directors of exceptional ability because of the opportunity offered them to acquire a proprietary interest in the Company.
Shares.   The aggregate number of shares of common stock reserved under the Prior Incentive Plan was limited to 10% of the outstanding shares of the Company’s capital stock. The number of shares reserved for issuance to any one participant at any time could not exceed 5% of the total number of the Company’s shares, on a non-diluted basis, that are issued and outstanding as of a particular date.
Award Types.   The Prior Incentive Plan provided for the award of stock options, share appreciation rights, and bonus share awards to eligible employees and directors. The option term was five years, and options would generally vest and become exercisable over a four year period, 25% per year. The exercise of options was generally conditioned upon the employee or director’s continuous service. Bonus shares could be granted to eligible employees and directors as discretionary bonuses subject to provisions and restrictions determined by the Board. The Prior Incentive Plan includes certain provisions that may accelerate vesting upon a takeover bid.

Administration.   The Prior Incentive Plan was administered by the Board of Directors.
The Prior Incentive Plan was closed to new grants of awards on the completion of our initial public offering on June 30, 2022. As at December 31, 2022 there were remaining outstanding 4,268,988 options under the Prior Incentive Plan exercisable for 4,268,988 shares of common stock.
VRB Energy, Inc. Stock Option Plan
The VRB Energy, Inc. Stock Option Plan (the “VRB Plan”) was adopted by VRB on November 7, 2017. The purpose of the VRB Plan is to provide VRB Energy Inc. and its subsidiaries, present and future, with the means to encourage, attract, retain and motivate certain eligible participants by granting such eligible participants stock options to purchase common shares in VRB’s capital thus giving them an on-going proprietary interest in VRB.
Eligible participants include directors, employees and consultants of VRB and its subsidiaries.
Shares.   The aggregate number of shares of common stock reserved under the VRB Plan is limited to 10% of the outstanding shares of VRB’s capital stock.
Award Types.   The VRB Plan provided for the award of stock options and share appreciation rights, and bonus share awards to eligible employees and directors. The option term under the VRB Plan cannot exceed ten years. The VRB options granted to Mr. Friedland have a five year term, were 20% vested upon grant, with an additional 20% vesting on each anniversary of grant. The exercise of options was generally conditioned upon the employee or director’s continuous service.
Administration.   The VRB Plan is administered by VRB’s Remuneration Committee or its Board, as applicable.
Cordoba Minerals Corp. Amended Stock Option Plan
The Cordoba Minerals Corp. Amended Stock Option Plan (the “Cordoba Plan”) was most recently amended by Cordoba on August 9, 2022. The purpose of the Cordoba Plan is to provide Cordoba and its subsidiaries, present and future, with the means to encourage, attract, retain and motivate certain eligible participants by granting such eligible participants stock options to purchase common shares in Cordoba’s capital thus giving them an on-going proprietary interest in Cordoba.
Eligible participants include directors, employees and consultants of Cordoba and its subsidiaries.
Shares.   The aggregate number of shares of common stock reserved under the Cordoba Plan is limited to 10% of the outstanding shares of Cordoba’s capital stock.
Award Types.   The Cordoba Plan provides for the award of stock options to eligible employees, directors, and consultants. The option term under the Cordoba Plan cannot exceed ten years.
Administration.   The Cordoba Plan is administered by Cordoba’s Board, or any committee of the Board appointed by the Board to administer the Cordoba Plan.
Cordoba Minerals Corp. Amended Long-Term Incentive Plan
The Cordoba Minerals Corp. Amended Long-Term Incentive Plan (the “Cordoba LTIP”) was established by Cordoba on July 27, 2017 and amended on August 9, 2022. The purpose of the Cordoba LTIP is to provide for the granting of share unit awards and the settlement of such share unit awards through the payment of cash (or, subject to the required shareholder approval and at the election of the Board in its sole discretion, the issuance of shares from treasury) for services rendered, or to be rendered, in the year of grant, for the purpose of advancing the interests of Cordoba, its affiliates and its shareholders through the motivation, attraction and retention of employees, officers and eligible contractors and the alignment of their interest with the interest of the Cordoba’s shareholders.
Eligible participants include directors, employees and consultants of Cordoba and its subsidiaries.
Shares.   The aggregate number of shares of common stock reserved under the Cordoba LTIP is limited to 10% of the outstanding shares of Cordoba’s capital stock.

Award Types.   The Cordoba LTIP provides for the award of share units to eligible employees, directors, and consultants.
Administration.   The Cordoba LTIP is administered by Cordoba’s Board.
Kaizen Discovery Inc. Stock Option Plan
The Kaizen Discovery Inc., Stock Option Plan (the “Kaizen Plan”) was adopted by Kaizen Discovery Inc. (“Kaizen”) on June 30, 2016, and was last amended on May 3, 2022. The purpose of the Kaizen Plan is to provide Kaizen and its subsidiaries, present and future, with the means to encourage, attract, retain and motivate certain eligible participants by granting such eligible participants stock options to purchase common shares in Kaizen’s capital thus giving them an on-going proprietary interest in Kaizen.
Eligible participants include directors, employees and consultants of Kaizen and its subsidiaries.
Shares.   The aggregate number of shares of common stock reserved under the Kaizen Plan is limited to 10% of the outstanding shares of Kaizen’s capital stock.
Award Types.   The Kaizen Plan provides for the award of stock options to eligible employees, directors, and consultants. The option term under the Kaizen Plan cannot exceed ten years.
Administration.   The Kaizen Plan is administered by Kaizen’s Board, or any committee of the Board appointed by the Board to administer the Kaizen Plan.
Kaizen Discovery Inc. Long-Term Incentive Plan
The Kaizen Discovery Inc. Long-Term Incentive Plan (the “Kaizen LTIP”) was most recently amended by Kaizen on May 3, 2022. The purpose of the Kaizen LTIP is to provide for the granting of share unit awards and the settlement of such share unit awards through the payment of cash (or, subject to the required shareholder approval and at the election of the Board in its sole discretion, the issuance of shares from treasury) for services rendered, or to be rendered, in the year of grant, for the purpose of advancing the interests of Kaizen, its affiliates and its shareholders through the motivation, attraction and retention of employees, officers and eligible contractors and the alignment of their interest with the interest of the Kaizen’s shareholders.
Eligible participants include directors, employees and consultants of Kaizen and its subsidiaries.
Shares.   The aggregate number of shares of common stock reserved under the Kaizen LTIP is limited to 10% of the outstanding shares of Kaizen’s capital stock.
Award Types.   The Kaizen LTIP provides for the award of share units to eligible employees, directors, and consultants.
Administration.   The Kaizen LTIP is administered by Kaizen’s Board.
2023 Executive Changes
EVP, Business Development and Strategy Execution.   Quentin Markin joined the Company as Executive Vice President, Business Development and Strategy Execution on January 1, 2023.
On November 17, 2022, Mr. Markin entered into an employment agreement (the “EVP Employment Agreement”) for a term to continue indefinitely from the commencement of his employment until Mr. Markin resigns or is terminated in accordance with the terms and conditions of the EVP Employment Agreement. Pursuant to the terms of the EVP Employment Agreement, Mr. Markin is entitled to an annual base salary of $400,000 per year (“EVP Base Salary”). Mr. Markin will be eligible on an annual basis to receive short-term and long-term incentive awards, with a short-term bonus target of 100% of his EVP Base Salary and a long-term bonus target of 200% of his EVP Base Salary for 2023, based on the terms and conditions of the Company’s then effective annual incentive and equity-based incentive plans or programs and contingent upon the degree of achievement of any applicable performance goals. The Company made an initial grant of 750,000 restricted stock units to Mr. Markin on January 1, 2023, which will vest over a period of five years in accordance with the terms of the applicable equity plans and award grant agreements. Mr. Markin will not participate in employee benefit plans, but will be reimbursed for the cost of similar benefit plans in Australia, in an amount that does not exceed $10,000 annually.
In the event Mr. Markin’s employment is terminated by the Company without “Cause” (as defined in the EVP Employment Agreement) and such termination is not in connection with a Change in Control (as defined in the EVP Employment Agreement), then Mr. Markin will be entitled to severance pay equal to 1.5 times his annual EVP Base Salary and 1.5 times the target annual bonuses for the year in which termination of employment occurs. In the event of a Change of Control where Mr. Markin’s employment is terminated during the 12 month period following such Change in Control by the Company without “Cause” or Mr. Markin resigns for “Good Reason”, then Mr. Markin will be entitled to severance pay equal to a lump sum cash payment equal to 18 months of his annual EVP Base Salary plus one additional month for each full year of service after the third full year of service up to a maximum of 24 months annual EVP Base Salary together with 150% of the Short Term Bonus for the year in which termination of employment occurs.
The EVP Employment Agreement includes customary covenants with respect to confidentiality of Company information. Also, the EVP Employment Agreement includes a covenant of non-solicitation of employees for a period of twelve months following Mr. Markin’s separation from service.
Director Compensation
We pay each director $100,000 annually in deferred share units (“DSUs”) which vest quarterly such that all such DSUs will have vested on the first anniversary of the date of grant. However, such DSUs are not settled for common stock until the third anniversary of the date of grant subject to accelerated vesting in some circumstances after one year (such as in the case of the death of the director).
We also pay each director a $30,000 cash retainer annually, which is paid in quarterly installments. A director may instead choose in advance to take his or her cash retainer in DSUs instead of cash, in whole or in part. In such case, such DSUs granted in lieu of cash vest quarterly such that all such DSUs will have vested on the first anniversary of the date of grant. DSUs granted in lieu of cash retainer are settled for common stock on the first anniversary of the date of grant.
Directors who serve on a committee receive an additional $5,000 cash retainer and a director who is the chair of a committee will receive an additional $10,000 except the Audit Committee Chair who receives an additional $15,000.
As we completed our initial public offering in 2022, compensation for the incoming directors was pro-rated for that portion of the year from the date of the initial public offering to December 31, 2022.
The director compensation policies described above do not apply to our employee and executive directors, whose compensation is set forth above in this “Executive and Director Compensation”.
The table below provides information on the director compensation earned in 2022 for persons who were our directors as at December 31, 2022 as well as those individuals who served as a director at any time during that fiscal year.

2022 Directors Compensation Table
Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(5)	All Other Compensation($)	Total ($)
Russell Ball(2)	$25,753	$51,507	$—	$77,260
Victorie De Margerie(2)	$15,452	$51,507	$—	$66,959
Francis Fannon(3)	$15,452	$51,507	$—	$66,959
Hirofumi Katase(3)	$15,452	$51,507	$—	$66,959
Oskar Lewnowski(2)(6)	$18,027	$51,507	$—	$69,534
Priya Patil(2)(7)	$—	$74,685	$—	$74,685
Laurent Frescaline(4)	$—	$—	$—	$—
Kenneth Lau(4)	$—	$—	$—	$—
Ian Plimer(4)	$—	$—	$—	$—
Patrick On Yip Tsang(4)	$—	$—	$—	$—

(1)
Mr. Friedland and Mr. Melvin’s compensation is shown in the Summary Compensation Table and are not paid for acting as directors, but only in their capacity as executive officers.

(2)
Appointed as a director on June 30, 2022.

(3)
Appointed as a director on January 30, 2022.

(4)
Resigned as directors on June 27, 2022. There was no compensation paid to these directors in 2022.

(5)
All directors appointed in 2022 receive $100,000 in DSUs each year. For 2022, this figure was prorated from the initial public offering date.

(6)
Mr. Lewnowski defers all compensation he is awarded to Orion Mine Finance Fund III, LP.

(7)
Ms. Patil elected to receive her cash fee as additional DSUs for 2022.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The following is a description of the transactions we have engaged in since our inception or currently proposed with our directors and executive officers and beneficial owners of more than five percent of our voting securities and their affiliates (in addition to the employment agreements, equity awards and other compensation-related arrangements described in “Executive and Director Compensation”).
Contribution Agreement
We entered into a Contribution Agreement, dated as of April 30, 2021 (the “Contribution Agreement”) with HPX, of which we were, prior to the spin-off described below, a wholly-owned subsidiary. Pursuant to the Contribution Agreement, HPX contributed to us (i) all of the issued and outstanding shares of HPX’s subsidiaries, other than those holding direct or indirect interests in its Nimba Iron Ore Project in Guinea; (ii) certain property, plant and equipment; and (iii) certain financial assets, including certain loans and advances owned by HPX in exchange for 50,448,161 shares of our common stock. HPX then distributed 59,909,344 shares of common stock of Ivanhoe Electric to HPX stockholders by way of a dividend, with each HPX stockholder receiving one share of common stock of Ivanhoe Electric for each HPX share then held by the stockholder.
Transition Services Agreement
In connection with the spin-off from HPX, we entered into a Transitions Services Agreement, dated as of April 30, 2021 with HPX pursuant to which we and HPX agreed to provide certain transitional services to the other party for a fee (the “Transitions Services Agreement”). No amounts were paid by either party under this agreement in the year ended December 31, 2021. The Transition Services Agreement terminated on April 30, 2022.
Cost Sharing Agreement
Effective May 3, 2021, we became a party to the Cost Sharing Agreement dated as of December 4, 2013, and amended as of January 1, 2016, among Global Mining Management (BVI) Corp., GMM Corp., and the Operating Corporate Shareholders. The Cost Sharing Agreement establishes the arrangement by which the Operating Corporate Shareholders, including us, share office facilities and the employment of various administrative, office and management personnel who provide various services to one or more Operating Corporate Shareholders including, without limitation, accounting, corporate secretarial, administrative, human resources, financing, legal, IT and management services, necessary to fulfill the day-to-day responsibilities and ensure compliance with regulatory requirements. Each Operating Corporate Shareholder maintains records of the time spent by each shared employee in providing employment services to the Operating Corporate Shareholder and advances to GMM Corp. on a monthly basis that proportion of the gross salary, benefit costs, and any other amounts required to be paid by the Operating Corporate Shareholder in respect of its employment of the shared employee for the relevant period. Each shared employee is an employee of each Operating Corporate Shareholder that utilizes the services of the employee and is not an employee of GMM Corp., with the exception of Mr. Finlayson, who is employed by GMM Corp. and whose duties include overseeing the management and business development for the participating shareholders. All acts that GMM Corp. does in connection with a shared employee are done as agent for each Operating Corporate Shareholder pro tanto. Each Operating Corporate Shareholder may voluntarily withdraw from the Cost Sharing Agreement upon not less than 90 days written notice.
Typhoon System Purchase
On October 24, 2022 we entered into an agreement with I-Pulse, to purchase six TyphoonTM transmitters to be delivered in stages over approximately the next three years. The total purchase price for the six TyphoonTM transmitters is $12.4 million (12.6 million Euros). The agreement also includes annual maintenance costs of $1.7 million (1.7 million Euros) per year. In October 2022, the Company made deposit payments totaling $7.1 million (7.1 million Euros). The remaining payments will be made as each TyphoonTM transmitter system is delivered.

Stockholders Agreements
CI Stockholders’ Agreement.   We are party to a stockholders’ agreement dated as of April 30, 2021 (as amended by the first amendment thereto dated as of June 28, 2021), among us, I-Pulse, Ivanhoe Industries, Point Piper, Century and Iridium. The CI Stockholders’ Agreement provides the investors with certain rights, including co-sale rights and rights to participate in certain equity issuances as well as the right to nominate two directors to our Board of Directors. The CI Stockholders’ Agreement also provides I-Pulse with the right to nominate five directors to our Board of Directors. These rights terminated immediately before the closing of our initial public offering.
The investors have granted I-Pulse and the non-transferring investor a right of first refusal to purchase all of the common stock that such investor may propose to sell or otherwise transfer at the same price and on the same terms and conditions as those offered to the prospective transferee. These rights terminated immediately before the closing of our initial public offering.
The CI Stockholders’ Agreement grants the investor parties thereto certain registration rights in respect of the offer and sale of common stock held by them. For a description of these rights, see “— Registration Rights” below.
Second Amended and Restated Stockholders’ Agreement.   We are party to a Second Amended and Restated Stockholders’ Agreement dated as of April 5, 2022, among us, I-Pulse, Castelnau LLC (f/k/a Ivanhoe Industries, LLC), Robert Friedland, and each of the investors party thereto (the “Second A&R Stockholders’ Agreement”), which further amends and restates the Stockholders’ Agreement that we entered into in connection with the spin-off and previously amended and restated as of August 3, 2021. The Second A&R Stockholders’ Agreement provided the investors with certain co-sale rights and rights to participate in certain equity issuances. These rights terminated immediately before, the closing of our initial public offering.
The Second A&R Stockholders’ Agreement prohibits the investors from transferring their securities (other than to a permitted transferee) unless (i) such investor notifies us of the proposed transfer and the circumstances surrounding the proposed transfer, and such investor furnishes us with an opinion of counsel (if requested by us) that such transfer will not require registration under the Securities Act; (ii) if immediately prior to such transfer the prospective transferee, together with its affiliates, owns securities that in the aggregate represent less than ten percent (10%) of the shares of common stock of the company on a fully diluted basis and, after giving effect to the transfer, the prospective transferee, together with its affiliates, would not own securities that in the aggregate represent ten percent (10%) or more of the shares of common stock on a fully diluted basis; and (iii) the proposed transferee agrees to be bound to the Second A&R Stockholders’ Agreement.
The Second A&R Stockholders’ Agreement also grants the investor parties thereto certain registration rights in respect of the offer and sale of common stock held by them. For a description of these rights, see “— Registration Rights” below.
Registration Rights
We have entered into agreements with certain of our stockholders and other parties which require us to register the sale of their shares of common stock. Pursuant to the agreements described below, we are obligated to register up to an aggregate of approximately 64.9 million shares of our common stock, including the shares that were issued upon conversion of our Convertible Notes in connection with the consummation of our initial public offering. The Registration Statement of which this prospectus is a part is being filed pursuant to our obligations under certain of these agreements.
CI Stockholders Agreement
General.   The CI Stockholders’ Agreement grants the investor parties thereto certain registration rights in respect of the offer and sale of the “registrable securities” held by them, which securities, pursuant to the terms of such agreement, include the shares of our common stock owned by an investor or its permitted assignee or issuable upon conversion, exercise or exchange of preferred stock or warrants, exercise or exchange of preferred stock or warrants owned by such holder from time to time, including any Common Stock issued as (or issuable upon conversion, exercise or exchange of preferred stock or warrants issued as) a split, stock dividend or similar distribution or event with respect to, in exchange for, or in replacement of, any of the foregoing shares. As of February 15, 2023, holders of approximately up to 26.5 million shares of our common stock are entitled to certain registration rights pursuant to the CI Stockholders’ Agreement. Under the CI Stockholders’ Agreement, we will pay all expenses relating to such registrations, including the fees of one counsel for the selling holders not to exceed $20,000 per registration, and the holders will pay all underwriting discounts and commissions relating to the sale of their shares. The CI Stockholders’ Agreement also includes customary indemnification and procedural terms.
These registration rights will expire on the earliest to occur of (a) the seventh anniversary of the consummation of our initial public offering or (b) when each holder has sold all of its registrable securities.
Demand Registration Rights.   At any time beginning 180 days after the effective date of the registration statement related to our initial public offering, the holders of not less than a majority of the common stock on a fully diluted basis then outstanding may request that we prepare, file, and maintain a registration statement on Form S-1 to register the offer and sale of all or part of their registrable securities if the aggregate offering price, net of selling expenses, of the registrable securities requested to be registered would exceed $10.0 million. We are not required to effect more than three demand registrations.
Piggyback Registration Rights.   In the event that we propose to register the offer and sale of any of our securities in an underwritten offering in which (i) any of our securities owned beneficially or of record by I-Pulse or any of its affiliates or any investor are included in the registration statement for such offering as securities being offered by a selling stockholder or, (ii) at any time 180 days after the effective date of the registration statement related to our initial public offering, our securities of any other holder are included in the registration statement for such offering as securities being offered by a selling stockholder, the stockholders party to the Stockholders’ Agreement will be entitled to certain “piggyback” registration rights allowing them to include their registrable securities in such registration, subject to certain marketing and other conditions and limitations.
Second Amended and Restated Stockholders’ Agreement
General.   The Second Amended and Restated Stockholders’ Agreement grants the investor parties thereto certain registration rights in respect of the offer and sale of the “registrable securities” held by them, which securities, pursuant to the terms of such agreement, include the shares of our common stock owned by an investor or its permitted assignee or issuable upon conversion, exercise or exchange of preferred stock or warrants, exercise or exchange of Preferred Stock or Warrants owned by such holder from time to time, including any Common Stock issued as (or issuable upon conversion, exercise or exchange of Preferred Stock or Warrants issued as) a split, stock dividend or similar distribution or event with respect to, in exchange for, or in replacement of, any of the foregoing shares. As of February 15, 2023, holders of up to approximately 25.0 million shares of our common stock are entitled to certain registration rights pursuant to the Second Amended and Restated Stockholders’ Agreement. Under the Amended and Restated Stockholders’ Agreement, we will pay all expenses relating to such registrations, including the fees of one counsel for the selling holders not to exceed $20,000 per registration, and the holders will pay all underwriting discounts and commissions relating to the sale of their shares. The Amended and Restated Stockholders’ Agreement also includes customary indemnification and procedural terms.
These registration rights will expire on the earliest to occur of (a) the seventh anniversary of the consummation of our initial public offering or (b) when each holder has sold all of its Registrable Securities.
Demand Registration Rights.   At any time beginning 180 days after the effective date of the registration statement related to our initial public offering, the holders of not less than a majority of the common stock on a fully diluted basis then outstanding may request that we prepare, file, and maintain a registration statement on Form S-1 to register the offer and sale of all or part of their registrable securities if the aggregate offering price, net of selling expenses, of the registrable securities requested to be registered would exceed $10.0 million. We are not required to effect more than three demand registrations.
Piggyback Registration Rights.   In the event that we propose to register the offer and sale of any of our securities in an underwritten offering in which (i) any of our securities owned beneficially or of record by I-Pulse or any of its affiliates or any investor are included in the registration statement for such offering as securities being offered by a selling stockholder or, (ii) at any time 180 days after the effective date of the registration statement related to our initial public offering, our securities of any other holder are included in the registration statement for such offering as securities being offered by a selling stockholder, the stockholders party to the Stockholders’ Agreement will be entitled to certain “piggyback” registration rights allowing them to include their registrable securities in such registration, subject to certain marketing and other conditions and limitations.
Resale Registration Rights.   If a Qualifying initial public offering occurs and the Company is required to file with the SEC a shelf registration statement relating to the offer and sale of shares of common stock issuable upon conversion of the Convertible Notes then held by the investors party to the Convertible Notes Registration Rights Agreement (a “Shelf Registration”), the Company must offer to include in such filing any registrable securities any such investor may request. The Company agreed to use its best efforts to cause such Shelf Registration Statement to become effective as soon as reasonably practicable after the filing thereof in accordance with the terms of the Convertible Notes Registration Rights Agreement and will use its best efforts to keep such Shelf Registration Statement continuously effective to allow the prospectus forming part of such Shelf Registration Statement to be useable by such investor(s) until the later of: (i) the last day of the “Shelf Period” (as defined in the Convertible Notes Registration Rights Agreement) and (ii) the earlier of: (x) the first date as of which the investors party to the Second Amended and Restated Stockholders Agreement no longer hold any Registrable Securities and (y) the fifth anniversary of the closing date of the Qualifying initial public offering. All rights to a Shelf Registration will terminate upon the expiration of this period.
Amended and Restated Convertible Notes Registration Rights Agreement
In connection with the offering of the Series 1 Convertible Notes, we entered into a registration rights agreement dated as of August 3, 2021, which was amended and restated on April 5, 2022 in connection with the issuance of the Series 2 Convertible Notes (the “Convertible Notes Registration Rights Agreement”) with the purchasers of the Convertible Notes pursuant to which we agreed to file a registration statement to register the resale of shares issued upon conversion of the Convertible Notes. We are required to file the registration statement within 10 days following the expiration of the 180-day lock-up period related to our initial public offering. In the event that we are obligated to file a registration statement 10 days following the expiration of the 180-day lock-up period, and prior to such time the conversion shares may be resold to the public without restriction under Rule 144, our obligations under the Convertible Notes Registration Rights Agreement will terminate.
As of February 15, 2023, holders of up to approximately 12.1 million shares of our common stock are entitled to certain registration rights pursuant to the Convertible Notes Registration Rights Agreement.
We are obligated to keep the registration statement continuously effective until the earlier of: (i) the date as of which all Registrable Securities have been sold pursuant to the registration statement; and (ii) the first date as of which the investors have sold their conversion shares pursuant to Rule 144 (or any similar provision then in effect) under the Securities Act, or such conversion shares may be resold to the public without restriction under Rule 144.
Under the Convertible Notes Registration Rights Agreement, we will pay all expenses relating to such registrations, including the fees of one counsel for the selling holders not to exceed $20,000, and the holders will pay all underwriting discounts and commissions relating to the sale of their shares. The Convertible Notes Registration Rights Agreement also includes customary indemnification and procedural terms.
CAR Registration Rights Agreement
We entered into a registration rights agreement dated as of November 10, 2021, with CAR, pursuant to which, if an initial public offering (as defined in the agreement) occurs or we otherwise become subject to the periodic reporting requirements of the Exchange Act, we agreed to file a registration statement to register the resale of shares of our common stock issued as partial consideration for the assignment to one of our wholly-owned subsidiaries of certain rights associated with our Santa Cruz Project (the “CAR Registration Rights Agreement”). We are required to file the registration statement within 45 days following the six-month anniversary of the closing date of an initial public offering. In the event that we are obligated to file a registration statement 45 days following the six-month anniversary of the closing of an initial public offering, and prior to such time the conversion shares may be resold to the public without restriction under Rule 144, our obligations under the CAR Registration Rights Agreement will terminate.
As of February 23, 2023, holders of up to 945,626 shares of our common stock are entitled to certain registration rights pursuant to the CAR Registration Rights Agreement.
We are obligated to keep the registration statement continuously effective until the earlier of: (i) the date as of which all securities covered by the CAR Registration Rights Agreement have been sold pursuant to the registration statement; and (ii) the first date as of which CAR has sold its shares pursuant to Rule 144 (or any similar provision then in effect) under the Securities Act, or such shares may be resold to the public without restriction under Rule 144.
Under the CAR Registration Rights Agreement, we will pay all expenses relating to such registration, including the fees of one counsel for the selling holders not to exceed $20,000, and the holders will pay all underwriting discounts and commissions relating to the sale of their shares. The CAR Registration Rights Agreement also includes customary indemnification and procedural terms.
Indemnity Agreements
We entered into indemnification agreements with each of our directors. These agreements require us, among other things, to indemnify each director to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director.
Sales of Shares of Common Stock and Convertible Notes
On April 5, 2022, we entered into subscription agreements with certain investors with respect to the issuance and sale of Series 2 Convertible Notes. The following table sets forth the principal amount of our Series 2 Convertible Notes issued and sold to our directors, executive officers or holders of more than 5% of our capital stock at the time of or as a result of such issuance, and any affiliate or immediate family member thereof, pursuant to such subscription agreements:
Name	Aggregate Principal Amount of Series 2 Convertible Notes
Orion Mine Finance Fund III LP	$6,200,000
On September 2, 2021 we entered into subscription agreements with certain investors with respect to the issuance and sale of shares of our common stock and Series 1 Convertible Notes. The following table sets forth the number of shares of our common stock and the principal amount of our Series 1 Convertible Notes issued and sold to our directors, executive officers or holders of more than 5% of our capital stock at the time of or as a result of such issuance, and any affiliate or immediate family member thereof, pursuant to such subscription agreements:
Name	Number of Shares of Common Stock Purchased	Aggregate Principal Amount of Series 1 Convertible Notes	Aggregate Purchase Price
THISBE & CO fbo Fidelity NorthStar Fund	39,500	$491,775	$590,130
THISBE & CO fbo Fidelity True North Fund	116,500	$1,450,425	$1,740,510
BHP Manganese Australia Pty Ltd.	150,500	$1,873,725	$2,248,470
BlackRock World Mining Trust plc	1,004,000	$12,499,800	$14,999,760

On August 3, 2021 we entered into subscription agreements with certain investors with respect to the issuance and sale of shares of our common stock and Series 1 Convertible Notes. The following table sets forth the number of shares of our common stock and the principal amount of our Series 1 Convertible Notes issued and sold to our directors, executive officers or holders of more than 5% of our capital stock at the time of or as a result of such issuance, and any affiliate or immediate family member thereof, pursuant to such subscription agreements:
Name	Number of Shares of Common Stock Purchased	Aggregate Principal Amount of Series 1 Convertible Notes	Aggregate Purchase Price
Robert Friedland	502,000	$6,249,900	$7,499,880
Orion Mine Finance Fund III LP	803,166	$9,999,425	$11,999,490
Eric Finlayson	10,000	$124,500	$149,400
Intellectual Property Licensing Agreement with I-Pulse
On April 30, 2021, HPX, GEO27 S.a.r.l. (“GEO”), HPX TechCo Inc. (“HPX TechCo”), the Company and I-Pulse entered into an assignment and novation agreement. Pursuant to the agreement, each of HPX, GEO and HPX TechCo assigned to the Company all of their respective rights, duties and obligations under their respective license agreement with I-Pulse with respect to certain patent rights and intellectual property rights.
Transactions with I-Pulse
On March 30, 2022, I-Pulse issued to Mr. Friedland a promissory note evidencing I-Pulse’s obligation to repay a principal amount of $10 million with interest at a rate equal to 2% per annum, maturing on December 31, 2023. Under this promissory note, if a qualifying initial public offering by the Company occurs before the note maturity date, Mr. Friedland has the right to elect to receive, as payment in kind for the principal and interest then outstanding under such note, shares of common stock of the Company currently owned by I-Pulse. The number of shares of common stock will be calculated at a price per share equal to: (A) 90% of the gross price per share at which common stock of the Company is sold in the qualifying initial public offering, if the qualifying initial public offering occurs on or before September 30, 2022; (B) 85% of the gross price per share at which common stock of the Company is sold in the qualifying initial public offering, if the qualifying initial public offering occurs on or after October 1, 2022 but on or before December 31, 2022; or (C) 80% of the gross price per share at which common stock of the Company is sold in the qualifying initial public offering, if the qualifying initial public offering occurs on or after January 1, 2023. Upon the maturity of such promissory note, if the outstanding balance of principal and interest was not previously paid in kind, I-Pulse may elect to repay such amount either in cash or in kind by delivering shares of common stock of the Company in accordance with the price per share described in the preceding sentence.
On March 30, 2022, Orion Mine Finance Fund III LP (“Orion”) entered into a share exchange option agreement with I-Pulse. Following any qualifying initial public offering, but prior to the 30th day after the Shelf Registration Statement (as defined in the Convertible Notes Registration Rights Agreement) has become effective under the Securities Act, Orion is entitled to deliver to I-Pulse up to $10 million of shares of common stock of HPX, and receive in exchange shares of common stock of the Company currently held by I-Pulse. The share exchange was completed in August 2022 and Orion received 945,626 shares of common stock of the Company from I-Pulse.
On June 14, 2022, I-Pulse entered into a guaranty of certain indebtedness incurred on such date by HPX and owed to OMF Fund III (F)  Ltd. (“OMF”). As security for its obligations in respect of such guaranty, I-Pulse entered into a pledge agreement with OMF, pursuant to which I-Pulse granted OMF a pledge of and a security interest in 1,702,128 shares of the Company’s common stock currently held by I-Pulse (the “Initial Pledged Shares”). If, on the date of a qualifying initial public offering, the aggregate value of the Initial Pledged Shares (as determined by reference to the gross price per share at which common stock of the Company is sold in the qualifying initial public offering) is less than $20 million, then within five business days thereafter,

I-Pulse will be required to pledge an additional number of shares of the Company’s common stock (the “Subsequent Pledged Shares” and, together with the Initial Pledged Shares, the “Pledged Shares”), such that the aggregate value of the Pledged Shares (as determined by reference to the gross price per share at which common stock of the Company is sold in the qualifying initial public offering) is at least equal to $20 million. In connection with this transaction, we have agreed to provide registration rights to OMF with respect to the Pledged Shares upon the closing of our initial public offering. The loan was repaid in March 2023.
Purchase of Brixton Metals Securities
In October 2020, Newstar Advantage Ltd., an entity affiliated with Mr. Friedland (“Newstar”), acquired shares and warrants of Brixton in a private placement for a purchase price of C$2.0 million. Brixton used the funds to purchase a portion of a royalty on the Hog Heaven project on which the Company had an earn-in. The Company entered into a Securities Purchase Agreement dated October 21, 2021 pursuant to which the Company purchased 8,510,638 common shares and 8,510,638 common share purchase warrants from Newstar for an aggregate purchase price of C$2.0 million.
Aviation Services
On September 1, 2021, the Company entered into a Memorandum of Understanding (the “MOU”) with Ivanhoe Capital Aviation Ltd. (“ICA”), an entity beneficially owned by Mr. Friedland, providing for certain aviation services to the Company. Pursuant to the terms of this agreement, the Company agreed to pay ICA $1.0 million per year (billed in equal monthly installments) for the use of ICA’s aircraft. The Company also made a one-time payment to ICA of $1.0 million as rental payment to lCA for past use of its aircraft to advance the Company’s business and its projects. Either party may terminate the MOU for any reason at any time. Upon termination, we are obligated to pay all outstanding rent and other amounts for the calendar year in with the termination occurs.

PRINCIPAL AND SELLING STOCKHOLDERS
The following table sets forth information regarding beneficial ownership of our common stock as March 14, 2023 by:
•
each person, or group of affiliated persons, known by us to own beneficially more than 5% of our outstanding common stock;

•
each of our directors and named executive officers and principal financial officer individually;

•
all of our directors and executive officers as a group; and

•
each selling stockholder.

This prospectus covers the sale or other disposition by the selling stockholders and their respective donees, pledgees or other successors-in-interest of up to an aggregate of 29,562,941 shares of common stock registered on behalf of the selling stockholders in the manner contemplated under “Plan of Distribution” below. All of the 29,562,941 shares being registered under this registration statement are currently issued and outstanding shares of the Company. Of the 29,562,941 shares being registered under this registration statement, 1,445,628 are outstanding shares of our common stock that are currently held by I-Pulse, our former parent company, which underlie the I-Pulse Convertible Notes. I-Pulse acquired the shares of our common stock that are exchangeable for the I-Pulse Convertible Notes in connection with the Spin-Off completed on April 30, 2021.
Between August 3, 2021 and November 17, 2021, we and I-Pulse, issued and sold “bundles” of securities comprised of (i) an aggregate of 4,015,990 shares of our common stock, (ii) $49,999,200 aggregate principal amount of our Convertible Notes, and (iii) $19,999,680 aggregate principal amount of the I-Pulse Convertible Notes. The securities comprising the bundles were immediately separable and all Convertible Notes were automatically converted into shares of our common stock upon our initial public offering.
Holders of the I-Pulse Convertible Notes have the right under certain circumstances described below to acquire existing outstanding shares of our common stock owned by I-Pulse in exchange for the I-Pulse Convertible Notes. Pursuant to the terms of the I-Pulse Convertible Notes, upon the consummation of our initial public offering, the I-Pulse Convertible Notes, including any accrued but unpaid interest, may be exchanged, in whole or in part, at the option of the holder, into shares of our common stock currently held by I-Pulse at a price per share equal to $4.6929 per share of common stock. The I-Pulse Convertible Notes are also convertible at any time prior to maturity into shares of I-Pulse common stock. In the event of a Change of Control of I-Pulse (as defined in the I-Pulse Convertible Notes), the holder has the option, among other options, to exchange the outstanding principal amount of (and accrued but unpaid interest on) the I-Pulse Convertible Notes into shares of our common stock currently held by I-Pulse. The I-Pulse Convertible Notes mature on July 31, 2023. If upon the maturity date, any I-Pulse Convertible Notes remain outstanding, then in lieu of paying all or portion of the outstanding principal amount (and accrued and unpaid interest) in cash, I-Pulse, at its option, may exchange the notes, in whole or in part, for shares of our common stock held by I-Pulse. As of December 31, 2023, $9,606,231 aggregate principal amount and accrued interest of the I-Pulse Convertible Notes had been exchanged by holders thereof for an aggregate of 2,046,959 shares of the Company’s common stock held by I-Pulse.
The following table sets forth the name of the principal stockholders of the Company and the selling stockholders, the number of shares of common stock beneficially owned by the principal stockholders and the selling stockholders, the number of shares underlying the I-Pulse Convertible Notes, the number of shares that may be offered under this prospectus by the selling stockholders and the number of shares of our common stock that will be owned by the principal stockholders and the selling stockholders assuming all of the shares covered hereby are sold by the selling stockholders. The number of shares in the column “Number of Shares Underlying I-Pulse Convertible Notes” represents the maximum number of shares of common stock (including accrued interest to the date of maturity) that such selling stockholder may acquire upon exchange of the outstanding aggregate principal amount of the I-Pulse Convertible Notes held by such selling stockholder (including accrued interest), assuming the I-Pulse Convertible Notes are exchanged on the maturity date thereof. Under the terms of the Amended and Restated Stockholders’ Agreement, only certain selling stockholders have the right to have the shares underlying the I-Pulse Convertible Notes registered under this registration statement. The number of shares in the column “Maximum Number of Shares That May Be Offered” represents all of the shares that the selling stockholders may offer under this prospectus, including the shares underlying the I-Pulse Convertible Notes. Pursuant to Rules 13d-3 and 13d-5 of the Exchange Act (“Rule 13(d)”), beneficial ownership includes all shares of our common stock as to which a selling stockholder has sole or shared voting power or investment power, and also any shares of our common stock which the selling stockholders has the right to acquire within 60 days of March 14, 2023. The actual beneficial ownership of certain selling stockholders (determined in accordance with Rule 13(d)) does not necessarily correspond to the number of shares reflected below in the column “Maximum Number of Shares Being Offered.”
The Shares covered hereby may be offered from time to time by the selling stockholders. The selling stockholders may sell some, all or none of their respective shares. We do not know how long the selling stockholders will hold their shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale or other disposition of any of the shares.
Generally, the shares owned by the principal and selling stockholders includes shares received by such stockholders (i) in the Spin-Off, (ii) in a subsequent partial distribution of shares of our common stock held by I-Pulse to its stockholders, (iii) in various private placements by the Company, (iv) upon the automatic conversion of the Convertible Notes, and (iv) in exchange for shares of the Company held by I-Pulse underlying the I-Pulse Convertible Notes.
Pursuant to certain agreements we entered into with the selling stockholders, we granted certain registration rights to the selling stockholders. The agreements also provide, among other things, certain indemnification rights and reimbursement by the Company of certain fees and expenses. See “— Registration Rights Agreements.”
Except as otherwise disclosed herein and in the footnotes below with respect to the selling stockholders, the selling stockholders do not, and within the past three years, have not had, any position, office or other material relationship with us.
The information set forth below is based upon information obtained from the selling stockholders and the principal stockholders, upon information in our possession regarding the issuance of securities to the selling stockholders and upon information provided by the certain principal and selling stockholders in beneficial ownership reports filed with the SEC. The percentages of shares of common stock beneficially owned before and after this offering are based on 92,971,865 shares of common stock outstanding as of March 14, 2023. Unless otherwise indicated below, the address for each beneficial owner is: c/o Ivanhoe Electric Inc.,606 - 999 Canada Place, Vancouver, BC V6C 3E1, Canada.

	Shares of Common Stock Beneficially Owned Prior To The Offering		Number of Shares Underlying I-Pulse Convertible Notes	Maximum Number of Shares That May Be Offered	Shares of Common Stock Beneficially Owned After The Offering (assuming all shares that are registered hereunder are sold)
Name of Beneficial Owner	Number	Percent			Number	Percent
Executive Officers and Directors:
Robert Friedland(1)(2)(12)(13)	10,397,617	11.1%	—	1,094,348	9,303,269	10.0%
Taylor Melvin(3)	—	—	—	—	—	—
Jordan Neeser(4)	—	—	—	—	—	—
Eric Finlayson(5)	492,867	*	11,035	—	492,867	*
Quentin Markin(6)	49,950	*	—	—	49,950	*
Cassandra Joseph(4)	—	—	—	—	—	—
Graham Boyd(7)	169,177	*	—	—	169,177	*
Russell Ball(8)	—	—	—	—	—	—
Victoire de Margerie(8)	—	—	—	—	—	—
Francis Fannon(8)	—	—	—	—	—	—
Hirofumi Katase(8)	44,055	*	—	—	44,055	*
Oskar Lewnowski(8)(9)(14)	—	—	—	—	—	—
Priya Patil(8)(10)	1,972	*	—	—	1,972	*
All executive officers and directors as a group (13 people)	11,155,638	12%	11,035	1,094,348	10,061,290	10.8%
Greater than 5% Stockholders:
Century Vision Holdings Limited(11)	13,673,178	14.7%	—	—	13,673,178	14.7%
I-Pulse, Inc.(2)(12)(13)	7,137,025	7.7%	—	—	7,137,025	7.7%
Orion Mine Finance Fund III LP(13)(14)	7,426,991	8.0%	—	7,426,991	—	—
Fidelity Contrafund entities(15)	6,330,606	6.8%	—	6,330,606	—	—
BlackRock and its managed funds(16)	5,788,600	6.2%	1,107,920	5,788,600	—	—
BHP and its affiliates(17)	5,280,822	5.7%	165,829	5,280,822	—	—
Other Selling Stockholders (less than 5%):
Fidelity Canada managed funds(18)	1,980,264	2.1%	171,879	1,980,264	—	—
Sailing Stone Capital Partners LLC as Investment manager on behalf of Victory Global Energy Transition Fund, a series of Victory Portfolios(19)	611,625	*	—	611,625	—	—
CPG Investments LLC(20)	595,686	*	—	595,686	—	—
The Trustees of the University of Pennsylvania(21)	507,201	*	—	308,110	199,091	*
AD Capital LLC(22)	379,704	*	—	148,548	231,156	*
Gold Coast Mining Inc.(23)	209,964	*	—	209,964	—	—
Sailing Stone Global Natural Resources Fund LP(24)	177,937	*	—	111,689	66,248	*
Ceiba Holdings Ltd.(25)	173,248	*	55,359	67,723	105,525	*
Russell Mining Corp.(26)	139,976	*	—	139,976	—	—
Investment Opportunities SPC for the account of Investment Opportunities 3 Segregated Portfolio(27)	125,000	*	—	125,000	—	—
PWCM Master Fund Ltd.(28)	107,083	*	—	107,083	—	—

	Shares of Common Stock Beneficially Owned Prior To The Offering		Number of Shares Underlying I-Pulse Convertible Notes	Maximum Number of Shares That May Be Offered	Shares of Common Stock Beneficially Owned After The Offering (assuming all shares that are registered hereunder are sold)
Name of Beneficial Owner	Number	Percent			Number	Percent
Oceana Master Fund Ltd.(29)	95,000	*	—	95,000	—	—
Nairbo Investments Inc.(30)	86,336	*	27,587	33,749	52,587	*
Rubylous Limited(31)	69,795	*	—	27,449	42,346	*
The Trustees of the University of Pennsylvania Retiree Medical and Death Benefits Trust(32)	65,493	*	—	39,480	26,013	*
Pentwater Equity Opportunities Master Fund Ltd.(33)	60,417	*	—	60,417	—	—
Gothic Corporation(34)	33,164	*	—	13,049	20,115	*
Inna O’Brian(35)	28,777	*	9,195	11,249	17,528	*
Giant Sable Corporation(36)	17,266	*	5,517	6,749	10,517	*
LMA SPC for and on behalf of the MAP 98 Segregated Portfolio(37)	14,583	*	—	14,583	—	—
Pentwater Unconstrained Master Fund Ltd.(38) .	14,583	*	—	14,583	—	—
Gothic JBD LLC(39)	12,007	*	—	4,724	7,283	*
Gothic HSP Corporation(40)	11,435	*	—	4,499	6,936	*
Gothic ERP LLC(41)	6,288	*	—	2,474	3,814	*
Kevin Howard Colborne	5,721	*	—	2,249	3,472	*

*
Represents beneficial ownership of less than 1%

(1)
Beneficial ownership includes (i) 9,385,324 shares of common stock, and (ii) 553,960 shares of common stock that may be acquired upon exchange of the I-Pulse Convertible Notes for shares of common stock currently held by I-Pulse at a price of $4.6929 per share, and (iii) 458,333 shares of common stock issuable upon exercise of vested options. Does not include shares of common stock issuable upon conversion of a convertible note issued by I-Pulse described in note 2 below or 1,041,667 shares of our common stock issuable pursuant to stock options that are not exercisable within 60 days.

(2)
On March 30, 2022, I-Pulse issued to Mr. Friedland a promissory note evidencing I-Pulse’s obligation to repay a principal amount of $10 million with interest at a rate equal to 2% per annum, maturing on December 31, 2023. Under this promissory note, Mr. Friedland has the right to elect to receive, as payment in kind for the principal and interest then outstanding under such note, shares of common stock of the Company currently owned by I-Pulse. The number of shares of common stock will be calculated at a price per share equal to $10.575. Upon the maturity of such promissory note, if the outstanding balance of principal and interest was not previously paid in kind, I-Pulse may elect to repay such amount either in cash or in kind by delivering shares of common stock of the Company at a per share price equal to $10.575. To the extent that Mr. Friedland exercises his right to receive shares under this promissory note, his percentage ownership in the company will increase and I-Pulse’s percentage ownership will decrease by the same amount.

(3)
Does not include (i) 500,000 shares of our common stock issuable pursuant to stock options, or (ii) 750,000 shares of our common stock issuable pursuant to restricted stock units, that are not exercisable or receivable within 60 days.

(4)
Does not include 500,000 shares of our common stock issuable pursuant to stock options that are not exercisable within 60 days.

(5)
Beneficial ownership includes (i) 23,499 shares of common stock, (ii) 11,035 shares of common stock that may be acquired upon exchange of the I-Pulse Convertible Notes for shares of common stock currently held by I-Pulse at a price of $4.6929 per share, and (iii) 458,333 shares of common stock issuable upon exercise of vested options. Does not include 541,667 shares of our common stock issuable pursuant to stock options that are not exercisable within 60 days.

(6)
Beneficial ownership includes 49,950 shares of common stock held through Robert Hoddle Investment Holdings Ltd., an entity controlled by Mr. Markin. Does not include 750,000 shares of our common stock issuable pursuant to restricted stock units, that are not exercisable or receivable within 60 days. The address of Robert Hoddle Investment Holdings Ltd. is 666 Burrard Street, Suite 1700, Vancouver BC, V6C 2X8 Canada.

(7)
Beneficial ownership includes (i) 2,510 shares of common stock, and (ii) 166,667 shares of common stock issuable upon exercise of vested options. Does not include 233,333 shares of our common stock issuable pursuant to stock options that are not exercisable within 60 days.

(8)
Does not include 4,383 shares of our common stock from the December 31, 2022 vesting of deferred share units that will settle on December 31, 2024.

(9)
Mr. Lewnowski is the Managing member of Orion III GP LLC, an affiliate of Orion Mine Finance Fund III LP. Mr. Lewnowski resigned from the board of directors effective March 17, 2023. See Note 14.

(10)
Beneficial ownership includes 1,972 shares from settled Deferred Share Units that vested on December 31, 2022 and will be settled into issued stock at the holder’s option.

(11)
Beneficial ownership includes (i) 13,083,968 shares of common stock held by Century Vision Holdings Limited (“Century Vision”), and, (ii) 589,210 shares of common stock held by Prestige Century Investments Limited (“Prestige Century”). Century Vision and Prestige Century are indirectly owned by members of the Dato’ Dr. Cheng Yu Tung family, and no family member is the beneficial owner of more than 10% of Century Vision or Prestige Century other than family patriarch, Dr. Cheng Kar Shun. Dr. Cheng Kar Shun disclaims beneficial ownership of the shares owned by Century Vision except to the extent of his pecuniary interest therein. The address for Century Vision is 32/F, New World Tower, 18 Queen’s Road Central, Central, Hong Kong.

(12)
I-Pulse is privately held company. Mr. Friedland, our Executive Chairman and former Chief Executive Officer, is the Chairman of the Board of Directors of I-Pulse and owns 22.4% of the outstanding voting capital stock of I-Pulse. Mr. Katase, one of our directors, serves as Executive Vice Chairman, and Director General of Industrial Science and Technology and is a member of the Board of Directors of I-Pulse. Mr. Friedland and Mr. Katase disclaim beneficial ownership of the shares owned by I-Pulse except to the extent of their respective pecuniary interest therein. The address of I-Pulse is 93-95 Gloucester Place, London W1U 6JQ, UK.

(13)
On June 14, 2022, I-Pulse entered into a guaranty of certain indebtedness incurred on such date by HPX and owed to OMF Fund III (F) ltd. (“OMF”). As security for its obligations in respect of such guaranty, I-Pulse entered into a pledge agreement with OMF, pursuant to which I-Pulse granted OMF a pledge of, and a security interest in, 1,702,128 shares of the Company’s common stock currently held by I-Pulse (the “Pledged Shares”). The Pledged Shares are included in the number of shares beneficially owned by I-Pulse. The note was repaid in March 2023.

(14)
Orion Mine Finance GP III LP (“Orion GP III LP”) is the general partner of Orion Mine Finance Fund III LP (“Orion Mine Finance Fund”) and Orion Mine Finance GP III LLC (“Orion III GP LLC”) is the general partner of Orion III GP LP. Orion GP III LP and Orion III GP LLC may also be deemed to have sole voting and investment power with respect to the shares held by Orion Mine Finance Fund. Orion GP III LP and Orion GP III LLC each disclaim beneficial ownership of such shares of common stock except to the extent of its pecuniary interest therein. Mr. Lewnowski is the managing member of Orion III GP LLC. The managing member may be deemed to exercise shared voting and investment power with respect to such shares. The managing member disclaims beneficial ownership of such shares of common stock except to the extent of his pecuniary interest therein. Mr. Lewnowski is a member of the Company’s Board of Directors. The address of Orion is P.O. Box 309, Ugland House, Grand Cayman, KY1-1104.

(15)
Beneficial ownership includes (i) 4,718,028 shares of common stock held by Fidelity Contrafund, (ii) 1,177,411 shares of common stock held by Fidelity Contrafund Comingled Pool (iii) 429,670 shares of common stock held by Fidelity Contrafund K6 and (iv) 5,497 shares of common stock held by Fidelity Contrafund: Fidelity Advisor New Insights Fund. FMR, LLC (“FMR”) has sole power to direct the disposition of the shares and sole power to vote the shares. Abigail P. Johnson is a Director, the Chair and the Chief Executive Officer of FMR. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR, representing 49% of the voting power of FMR. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR. Neither FMR nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company LLC (“FMR Co. LLC”), a wholly owned subsidiary of FMR, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co. LLC carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The principal address of FMR is 245 Summer Street, Boston, MA 02210.

(16)
Beneficial ownership includes (i) 2,359,365 shares of common stock held by BlackRock World Mining Trust plc, (ii) 2,321,315 shares of common stock shares of common stock held by BlackRock Global Funds - World Mining Fund, and (iii) 1,107,920 shares of common stock that may be acquired upon exchange of the I-Pulse Convertible Notes for shares of common stock currently held by I-Pulse at a price of $4.6929 per share held by BlackRock World Mining Trust plc. The registered holders of the referenced shares are funds and accounts under management by subsidiaries of BlackRock, Inc. BlackRock, Inc. is the ultimate parent holding company of such subsidiaries. On behalf of such subsidiaries, the applicable portfolio managers, as managing directors (or in other capacities) of such entities, and/or the applicable investment committee members of such funds and accounts, have voting and investment power over the shares held by the funds and accounts which are the registered holders of the referenced shares. Such portfolio managers and/or investment committee members expressly disclaim beneficial ownership of all shares held by such funds and accounts. The address of such funds and accounts, such subsidiaries and such portfolio managers and/or investment committee members is: 12 Throgmorton Avenue, London, EC2N 2DL, United Kingdom.

(17)
Beneficial ownership includes (i) 353,370 shares of common stock held by BHP Manganese Australia Pty Ltd, (ii) 4,761,623 shares of common stock held by WMC Corporate Services Inc. and (iv) 165,829 shares of common stock that may be acquired upon exchange of the I-Pulse Convertible Notes for shares of common stock currently held by I-Pulse at a price of $4.6929 per share held by BHP Manganese Australia Pty Ltd. The BHP Group Limited entities are affiliated with BHP Group Limited, a public company listed on the Australian Stock Exchange, the New York Stock Exchange, the London Stock Exchange and the Johannesburg Stock Exchange. The address of the BHP Group Limited is 171 Collins Street, Melbourne, VIC 3000 Australia.

(18)
Beneficial ownership includes (i) 1,808,385 shares of common stock held by funds managed by Fidelity Canada, and (ii) 171,879 shares of common stock that may be acquired upon exchange of the I-Pulse Convertible Notes for shares of common stock currently held by I-Pulse at a price of $4.6929 per share held by funds managed by Fidelity Canada. The address of Fidelity Canada is 483 Bay Street, North Tower, Suite 300 Toronto, ON M5G 2N7, Canada.

(19)
The address of Sailing Stone Capital Partners LLC is 3200 Kirby Dr. Suite 800 Houston TX 77098.

(20)
The address of CPG Investments LLC is c/o 38 Beach Road, 32-12 South Beach Tower, 189767, Singapore.

(21)
The address of The Trustees of the University of Pennsylvania is 3200 Kirby Dr. Suite 800 Houston. TX 77098.

(22)
The address of AD Capital LLC is 9701 Collins Ave 10015, Bal Harbour, FL, 33154.

(23)
The address of Gold Coast Mining Inc. is 1915 S Stanley Ln, Spokane Valley, Washington, 99212.

(24)
The address of Sailing Stone Global Natural Resources Fund  LP is 3200 Kirby Dr. Suite 800 Houston TX 77098.

(25)
Beneficial ownership includes (i) 117,889 shares of common stock and (ii) 55,359 shares of common stock that may be acquired upon exchange of the I-Pulse Convertible Notes for shares of common stock currently held by I-Pulse at a price of $4.6929 per share. The address of Ceiba Holdings Ltd. is Cayman Corporate Centre, 27 Hospital Road, Grand Cayman, Cayman Islands KY1-9008.

(26)
The address of Russell Mining Corp. is 1915 S Stanley Ln, Spokane Valley, Washington, 99212.

(27)
The address of Investment Opportunities SPC for the account of Investment Opportunities 3 Segregated Portfolio is 1001 10th Avenue South, Suite 216, Naples, FL 34102.

(28)
The address of PWCM Master Fund  Ltd. for the account of Investment Opportunities 3 Segregated Portfolio is 1001 10th Avenue South, Suite 216, Naples, FL 34102.

(29)
The address of Oceana Master Fund  Ltd. is 1001 10th Avenue South, Suite 216, Naples, FL 34102.

(30)
Beneficial ownership includes (i) 58,749 shares of common stock and (ii) 27,587 shares of common stock that may be acquired upon exchange of the I-Pulse Convertible Notes for shares of common stock currently held by I-Pulse at a price of $4.6929 per share. The address of Nairbo Investments Inc. is 6650 Balaclava St., Vancouver BC, V6N 1L9, Canada.

(31)
The address of Rubylous Limited is 11 Danbury Street London N1 8LD, United Kingdom.

(32)
The address of the University of Pennsylvania Retiree Medical and Death Benefits Trust is 3200 Kirby Dr. Suite 800 Houston. TX 77098.

(33)
The address of Pentwater Equity Opportunities Master Fund  Ltd. is 1001 10th Avenue South, Suite 216, Naples, FL 34102.

(34)
The address of Gothic Corporation is 110 Wall Street, New York, NY 10005.

(35)
Beneficial ownership includes (i) 19,582 shares of common stock and (ii) 9,195 shares of common stock that may be acquired upon exchange of the I-Pulse Convertible Notes for shares of common stock currently held by I-Pulse at a price of $4.6929 per share.

(36)
Beneficial ownership includes (i) 11,749 shares of common stock and (ii) 5,517 shares of common stock that may be acquired upon exchange of the I-Pulse Convertible Notes for shares of common stock currently held by I-Pulse at a price of $4.6929 per share. The address of Giant Sable Corporation is 19th Floor, Newton Tower, Sir William Newton Street, Port-Louis, Mauritius, 11328.

(37)
The address of LMA SPC for and on behalf of the MAP 98 Segregated Portfolio is 1001 10th Avenue South, Suite 216, Naples, FL 34102.

(38)
The address of Pentwater Unconstrained Master Fund  Ltd. is 1001 10th Avenue South, Suite 216, Naples, FL 34102.

(39)
The address of Gothic JBD LLC is 110 Wall St., New York, NY 10005.

(40)
The address of Gothic HSP Corporation is 110 Wall St., New York, NY 10005.

(41)
The address of Gothic ERP is 110 Wall St., New York, NY 10005.

DESCRIPTION OF CAPITAL STOCK
The following descriptions are summaries of the material terms of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. Reference is made to the more detailed provisions of, and the descriptions are qualified in their entirety by reference to, the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part, and applicable law. On June 16, 2022, we effected a 3-for-1 reverse stock split of our outstanding shares of common stock.
General
Our authorized capital stock consists of 700,000,000 shares of common stock, par value $0.0001 per share, and 50,000,000 shares of preferred stock, par value $0.0001 per share.
Common Stock
Common stock outstanding.   At March 14, 2023, there were 92,971,865 shares of common stock outstanding which were held of record by 191 stockholders. All outstanding shares of common stock are fully paid and non-assessable.
Voting rights.   The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders, except on matters relating solely to terms of preferred stock.
Dividend rights.   We do not intend to pay any dividends in the foreseeable future and currently intend to retain all future earnings to finance our business. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our Board of Directors out of funds legally available therefor. See “Dividend Policy.”
Rights upon liquidation.   In the event of liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.
Other rights.   The holders of our common stock have no preemptive or conversion or exchange rights or other subscription rights.
Preferred Stock
Our Board of Directors has the authority to issue preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. We currently have no plans to issue any preferred stock.
Certain Amended and Restated Certificate of Incorporation and Bylaw Provisions
Requirements for Advance Notification of Stockholder Nominations and Proposals
Our Amended and Restated Bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors.
Limits on Written Consents
Any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing in lieu of a meeting of such stockholders, subject to the rights of the holders of any series of preferred stock.

Limits on Special Meetings
Special meetings of the stockholders may be called at any time only by (i) the Chair of the Board of Directors, (ii) the Chief Executive Officer, or (iii) our Board of Directors pursuant to a resolution adopted by the Board of Directors.
Choice of Forum
Our Amended and Restated Certificate of Incorporation provides that the Court of Chancery of the State of Delaware is the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a breach of fiduciary duty; (iii) any action asserting a claim against us arising under the DGCL; and (iv) any action asserting a claim against us that is governed by the internal affairs doctrine. The foregoing provision does not apply to claims under the Securities Act, the Exchange Act or any claim for which the United States federal courts have exclusive jurisdiction. Our Amended and Restated Certificate of Incorporation further provides that the federal district courts of the United States will, to the fullest extent permitted by law, be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.
Our Amended and Restated Certificate of Incorporation also provides that any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock will be deemed to have notice of and to have consented to these choice of forum provisions. These exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers, and other employees, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.
While Delaware courts have determined that choice of forum provisions are facially valid, it is possible that a court of law in another jurisdiction could rule that the choice of forum provisions to be contained in our Amended and Restated Certificate of Incorporation are inapplicable or unenforceable if they are challenged in a proceeding or otherwise. If a court were to find the choice of forum provision in our Amended and Restated Certificate of Incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions.
Amendments to our Governing Documents
Generally, the amendment of our Amended and Restated Certificate of Incorporation requires approval by our Board of Directors and the vote of holders of more than 66.67% of the votes entitled to be cast by the outstanding capital stock in the election of our Board of Directors. Any amendment to our Amended and Restated Bylaws requires the approval of either a majority of our Board of Directors or holders of more than 66.67% of the votes entitled to be cast by the outstanding capital stock in the election of our Board of Directors.
Board of Directors
Our Board of Directors consists of a single class of directors and directors will serve until a successor is duly elected and qualified or until a director’s earlier death, removal or resignation (other than directors that may be elected by holders of our preferred shares, if any).
Under Section 141 of the DGCL, directors may be removed with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. Our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws provide that any vacancy on our Board of Directors, including a vacancy resulting from an enlargement of our Board of Directors, may be filled by vote of a majority of our directors then in office. Our Amended and Restated Certificate of Incorporation provides that the authorized number of directors may be changed only by resolution of our Board of Directors.
Delaware Business Combination Statute
We have elected to be subject to Section 203 of the DGCL, which regulates corporate acquisitions. Section 203 prevents an “interested stockholder,” which is defined generally as a person owning 15% or more of a corporation’s voting stock, or any affiliate or associate of that person, from engaging in a broad range of “business combinations” with the corporation for the three years after becoming an interested stockholder unless:
•
the board of directors of the corporation had previously approved either the business combination or the transaction that resulted in the stockholder’s becoming an interested stockholder;

•
upon completion of the transaction that resulted in the stockholder’s becoming an interested stockholder, that person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than statutorily excluded shares; or

•
following the transaction in which that person became an interested stockholder, the business combination is approved by the board of directors of the corporation and holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Under Section 203, the restrictions described above also do not apply to specific business combinations proposed by an interested stockholder following the announcement or notification of designated extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.
Section 203 may make it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period. Section 203 also may have the effect of preventing changes in our management and could make it more difficult to accomplish transactions which our stockholders may otherwise deem to be in their best interests.
Anti-Takeover Effects of Some Provisions
Some provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws could make the acquisition of control of us by means of a proxy contest or otherwise more difficult.
These provisions, as well as our ability to issue preferred stock, are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits of this increased protection outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms.
Listing
Our common stock is listed on the NYSE American under the symbol “IE” and on the TSX also under the symbol “IE.”
Transfer Agent and Registrar
The United States transfer agent and registrar for the common stock is ComputerShare Investor Services Inc., located at 250 Royall Street Canton, MA 02021 and the Canadian transfer agent and registrar for the common stock is ComputerShare Investor Services Inc. located at 510 Burrard Street, Vancouver, B.C. V6C 3B9.

CERTAIN UNITED STATES FEDERAL INCOME TAX AND ESTATE TAX
CONSEQUENCES TO NON-U.S. HOLDERS
The following is a summary of certain material United States federal income tax and estate tax consequences to a non-U.S. holder (as defined below) relating to the ownership and disposition of our common stock, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder (“Treasury Regulations”), administrative rulings and judicial decisions, all as in effect on the date hereof. These authorities may be changed, possibly retroactively, so as to result in United States federal income or estate tax consequences different from those set forth below. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.
This summary also does not address the tax considerations arising under the laws of any non-U.S., state or local jurisdiction, or under United States federal gift and estate tax laws, except to the limited extent below. In addition, this discussion does not address tax considerations applicable to a non-U.S. holder’s particular circumstances or to non-U.S. holders that may be subject to special tax rules, including, without limitation:
•
banks, insurance companies or other financial institutions;

•
persons subject to the alternative minimum tax;

•
tax-exempt organizations;

•
controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid United States federal income tax;

•
partnerships or other entities treated as pass-through entities for United States federal income tax purposes;

•
dealers in securities or currencies;

•
traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•
persons that own, or are deemed to own, more than five percent of our common stock, except to the extent specifically set forth below;

•
real estate investment trusts or regulated investment companies;

•
certain former citizens or long-term residents of the United States;

•
persons who hold our common stock as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction; or

•
persons who do not hold our common stock as a capital asset (within the meaning of Section 1221 of the Code).

In addition, if a partnership, including any entity or arrangement classified as a partnership for United States federal income tax purposes, holds our common stock, the United States federal income tax treatment of a partner in the partnership generally will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, partnerships that hold our common stock, and partners in such partnerships, should consult their tax advisors regarding the United States federal income tax consequences to them of the acquisition, ownership, and disposition of our common stock.
Prospective investors are urged to consult their tax advisors with respect to the application of the United States federal income tax laws to their particular situation, as well as any tax consequences of the purchase, ownership and disposition of our common stock arising under the United States federal estate or gift tax rules or under the laws of any state, local, non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

Non-U.S. Holder Defined
For purposes of this discussion, a non-U.S. holder is a beneficial owner of shares of our common stock that is not, for United States federal income tax purposes:
•
an individual citizen or resident of the United States;

•
a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state or political subdivision thereof, or the District of Columbia;

•
a partnership (or other entity treated as a partnership for United States federal income tax purposes);

•
an estate whose income is subject to United States federal income tax regardless of its source; or

•
a trust (x) whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (y) which has made an election to be treated as a United States person.

Distributions
As described in the section of this prospectus entitled “Dividend Policy,” we have not paid and we do not anticipate declaring or paying dividends to holders of our common stock in the foreseeable future. However, if we make a distribution of cash or other property (other than certain pro rata distributions of our common stock) in respect of our common stock, the distribution will be treated as a dividend for United States federal income tax purposes to the extent it is paid from our current or accumulated earnings and profits (as determined under United States federal income tax principles). If the amount of a distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of capital that reduces a non-U.S. holder’s adjusted basis in such holder’s common stock, but not below zero. Any excess will be treated as gain realized on the sale or other disposition of our common stock and will be treated as described under “— Sale, Exchange or Other Disposition of Our Common Stock,” below.
Subject to the discussion below regarding effectively connected income, backup withholding and FATCA (as defined below), distributions treated as dividends on our common stock held by a non-U.S. holder generally will be subject to United States federal withholding tax at a rate of 30%, or at a lower rate if provided by an applicable income tax treaty and the non-U.S. holder has provided the documentation required to claim benefits under such treaty. Generally, to claim the benefits of an income tax treaty, a non-U.S. holder will be required to provide a properly executed IRS Form W-8BEN.
If a non-U.S. holder holds our common stock in connection with the non-U.S. holder’s conduct of a trade or business within the United States, and dividends paid on our common stock are effectively connected with such non-U.S. holder’s United States trade or business (and, if an applicable tax treaty so provides, are attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States), the dividends will not be subject to the 30% United States federal withholding tax (provided the non-U.S. holder has provided the appropriate documentation, generally an IRS Form W-8ECI, to the withholding agent), but the non-U.S. holder generally will be subject to United States federal income tax in respect of the dividend on a net income basis, and at graduated rates, in substantially the same manner as United States persons. Dividends received by a non-U.S. holder that is a corporation for United States federal income tax purposes and which are effectively connected with the conduct of a United States trade or business may also be subject to a branch profits tax at the rate of 30% (or a lower rate if provided by an applicable tax treaty).
A non-U.S. holder that is eligible for a reduced rate of United States federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund together with the required information with the IRS.
Sale, Exchange or Other Disposition of Our Common Stock
Subject to the discussion below regarding backup withholding and FATCA (as defined below), a non-U.S. holder generally will not be subject to United States federal income or withholding tax on any gain realized on the sale or other disposition of our common stock unless:

•
such non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of such sale or disposition, and certain other conditions are met;

•
such gain is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States (and, if an applicable tax treaty so provides, is attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder in the United States); or

•
our common stock constitutes a United States real property interest (“USRPI”) by reason of our status as a USRPHC at any time within the shorter of the five-year period preceding the disposition or the non-U.S. holder’s holding period for our common stock.

A non-U.S. holder described in the first bullet point above generally will be subject to tax at a gross rate of 30% on the amount by which such non-U.S. holder’s taxable capital gains allocable to United States sources, including gain from the sale or other disposition of our common stock, exceed capital losses allocable to United States sources, except as otherwise provided in an applicable income tax treaty.
If the gain is described in the second bullet point above, gain realized by the non-U.S. holder generally will be subject to United States federal income tax on a net income basis, and at graduated rates, in substantially the same manner as a United States person (except as provided by an applicable tax treaty). In addition, if such non-U.S. holder is a corporation for United States federal income tax purposes, it may also be subject to a branch profits tax at the rate of 30% (or a lower rate if provided by an applicable tax treaty) on such effectively connected gain, as adjusted for certain items.
With respect to the third bullet point above, because we hold significant real property interests in the United States, we believe we are a USRPHC for United States federal income tax purposes. Because the determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business, it is possible we may (or may not) remain a USRPHC in the future. As a USRPHC, if our common stock is “regularly traded” on an “established securities market” (in each case, as defined by applicable Treasury Regulations) during the calendar year in which a non-U.S. holder disposes of our stock, such stock will be treated as a USRPI only with respect to a non-U.S. holder that actually or constructively holds more than five percent (5%) of our outstanding common stock at any time during the shorter of the five-year period ending on the date of the disposition of such common stock or the non-U.S. holder’s holding period for such common stock. We believe that our common stock currently is regularly traded on an established securities market following the initial public offering. However, no assurance can be given that our common stock will remain regularly traded in the future. If gain on the sale or other taxable disposition of shares of our common stock by a non-U.S. holder is subject to United States federal income taxation by reason of such stock being treated as a USRPI, such non-U.S. holder generally would be subject to regular United States federal income tax with respect to such gain in the same manner as a taxable U.S. holder and would be required to file a United States federal income tax return for the taxable year in which such gain was recognized. In addition, the purchaser of our shares of common stock from a non-U.S. holder generally would be required to withhold and remit to the IRS fifteen percent (15%) of the purchase price paid to such non-U.S. holder unless, at the time of such sale or other disposition, any class of our stock is regularly traded on an established securities market (as discussed above) or any other exception to such withholding applies.
Federal Estate Tax
Our common stock beneficially owned by an individual who is not a citizen or resident of the United States (as defined for United States federal estate tax purposes) at the time of death generally will be includable in the decedent’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.
Additional Withholding Tax on Payments Made to Foreign Accounts
Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends paid to a non-U.S. holder on, or subject to the proposed Treasury Regulations discussed below, gross proceeds from the disposition of, our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (i) the foreign financial institution undertakes certain diligence and reporting obligations, (ii) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, it must enter into an agreement with the United States Department of Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.
Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our common stock, and subject to proposed Treasury Regulations described below, to payments of gross proceeds from the sale or other disposition of such stock. On December 13, 2018, the United States Department of Treasury released proposed Treasury Regulations (the preamble to which specifies that taxpayers may rely on them pending finalization) which would eliminate FATCA withholding on payments of gross proceeds from the sale or other disposition of our common stock. There can be no assurance that the proposed Treasury Regulations will be finalized in their present form.
Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to an investment in our common stock.
Backup Withholding and Information Reporting
Backup withholding, currently at a rate of 24%, generally will not apply to dividends paid to a non-U.S. holder on, or to the gross proceeds paid to a non-U.S. holder from a disposition of, our common stock, provided that the non-U.S. holder furnishes the required certification for its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E, IRS Form W-8ECI, or certain other requirements are met. Backup withholding may apply if the payor has actual knowledge, or reason to know, that the holder is a United States person who is not an exempt recipient.
We are required to report annually to the IRS the amount of any dividends paid to a non-U.S. holder, regardless of whether we actually withheld any tax. Copies of the information returns reporting such dividends and the amount withheld may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an income tax treaty or other agreement between the United States and the tax authorities in such country. In addition, proceeds from the disposition by a non-U.S. holder of our common stock that is transacted within the United States or conducted through certain United States-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.
Backup withholding is not an additional tax. The United States federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is timely furnished to the IRS.
The preceding summary is for informational purposes only and is not tax advice. Each prospective investor should consult its own tax advisor regarding the particular United States federal, state and local and non- United States tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed change.

PLAN OF DISTRIBUTION
Each selling stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:
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ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

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block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

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purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

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an exchange distribution in accordance with the rules of the applicable exchange;

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in the over-the-counter market;

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in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

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privately negotiated transactions;

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settlement of short sales;

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in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

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through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

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a combination of any such methods of sale; or

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any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.
Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.
In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.
The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective with respect to the shares registered pursuant to (1) the Seconded Amended and Restated Registration Rights Agreement, until the later of (i) the date as of which all registrable securities have been sold pursuant to this Registration Statement or another registration statement filed under the Securities Act and (y) the first date as of which the selling stockholders no longer hold any registrable securities and (ii) the earlier of (x) the first date as of which the selling stockholders no longer hold any registrable securities and (y) the fifth anniversary of the closing of our initial public offering; (2) the Convertible Notes Registration Rights Agreement, until the earlier of (i) the date as of which all registrable securities have been sold pursuant to this Registration Statement or another registration statement filed under the Securities Act and (ii) the first date as of which the selling stockholders no longer hold any registrable securities; and (3) the CAR Registration Rights Agreement until the earlier of (i) the date on which the securities have been sold pursuant to this Registration Statement and (ii) the first date as of which CAR has sold its shares pursuant to Rule 144 under the Securities Act, or such shares may be resold to the public without restriction under Rule 144. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS
The validity of the shares of common stock offered hereby will be passed upon for us by Reed Smith LLP, New York, New York.

EXPERTS
The financial statements of Ivanhoe Electric Inc. as of December 31, 2022 and 2021, and for each of the two  years in the period ended December 31, 2022, incorporated by reference in this prospectus, have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.
The technical information appearing in this prospectus concerning the Tintic Project was derived from the Tintic Technical Report prepared by SRK, independent mining consultants. As of the date hereof, SRK beneficially owns none of our outstanding common stock.
The technical information appearing in this prospectus concerning the Santa Cruz Project, including estimates of mineral resources and mineral reserves, was derived from the Santa Cruz Technical Report prepared by Nordmin, independent mining consultants. As of the date hereof, Nordmin beneficially owns none of our outstanding common stock.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1, including exhibits and schedules, under the Securities Act with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the Company and our common stock, reference is made to the registration statement and the exhibits and any schedules filed therewith.
Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit to the registration statement reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference.
We are subject to the information and reporting requirements of the Exchange Act and we are required to file periodic reports and other information with the SEC. These periodic reports and other information are available on the SEC’s website referred to below. We also maintain a website at www.ivanhoeelectric.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with or furnished to the SEC. The information contained on, or that can be accessed through, our website is not a part of this prospectus and is not incorporated by reference in this prospectus. We have included our website address as an inactive textual reference only.
The SEC maintains a website at www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits and any schedules thereto and the documents incorporated by reference herein.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
This prospectus “incorporates by reference” information that we have filed with the SEC under the Exchange Act, which means that we are disclosing important information to you by referring you to those documents. We incorporate by reference the documents listed below:
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our Annual Report on Form 10-K for the year ended December 31, 2022;

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our Current Report on Form 8-K filed with the SEC on March 17, 2022; and

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all future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering.

Any statement contained in this prospectus or in any document incorporated or deemed to be incorporated by reference into this prospectus will be deemed modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus or any subsequently filed document which also is, or is deemed to be, incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
You can obtain any of the filings incorporated by reference in this prospectus through us or from the SEC through the SEC’s website at www.sec.gov. Our filings with the SEC, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and exhibits incorporated in and amendments to those reports, are also available free of charge on our website (ivanhoeelectric.com) as soon as reasonably practicable after they are filed with, or furnished to, the SEC. The information contained on, or that can be accessed through, our website is not a part of this prospectus and is not incorporated by reference herein. You can obtain any of the documents incorporated by reference into this prospectus from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents. You can obtain documents incorporated by reference into this prospectus by requesting them in writing or by telephone from us at the following address:
Investor Relations
Ivanhoe Electric, Inc.
606 – 999 Canada Place
Vancouver, BC Canada V6C 3E1
(604) 689-8765
info@ivanhoeelectric.com

GLOSSARY OF TECHNICAL TERMS
Certain terms and abbreviations used in this prospectus are defined below:
“Ag” means the chemical symbol for the element silver.
“Au” means the chemical symbol for the element gold.
“Coeval” means having the same age or date of origin.
“Concentrate” is the product of a physical concentration process, such as flotation or gravity concentration, which involves separating ore minerals from unwanted waste rock. Concentrates require subsequent processing (such as smelting or leaching) to break down or dissolve the ore minerals and obtain the desired elements, usually metals.
“Cu” means the chemical symbol for the element copper.
“Development” is work carried out for the purpose of accessing a mineral deposit. In an underground mine, this work includes shaft sinking, crosscutting, drifting and raising. In an open pit mine, development includes the removal of overburden.
“Dilution” is an estimate of the amount of waste or low-grade mineralized rock which will be mined with the ore as part of normal mining practices in extracting an ore body.
“Exploration” is prospecting, sampling, mapping, diamond drilling and other work involved in searching for ore.
“Feasibility Study” is a comprehensive study of a mineral deposit in which all geological, engineering, legal, operating, economic, social, environmental and other relevant factors are considered in sufficient detail that it could reasonably serve as the basis for a final decision by a financial institution to finance the development of the deposit for mineral production.
“Grade” means the concentration of each ore metal in a rock sample, usually given as weight percent. Where extremely low concentrations are involved, the concentration may be given in grams per tonne (g/t) or ounces per ton (oz/t). The grade of an ore deposit is calculated, often using sophisticated statistical procedures, as an average of the grades of a very large number of samples collected from the deposit.
“g/t” means grams per tonne.
“Hypogene” means processes occurring at depth; especially, the primary hydrothermal processes that form a mineral deposit.
“Indicated Mineral Resources” or “Indicated Resources” is that part of a Mineral Resource for which quantity and grade or quality are estimated on the basis of adequate geological evidence and sampling. The level of geological certainty associated with an indicated mineral resource is sufficient to allow a qualified person to apply modifying factors in sufficient detail to support mine planning and evaluation of the economic viability of the deposit.
“Induced Polarization Survey” or “IP survey” means a method of ground geophysical surveying employing an electrical current to determine indications of mineralization.
“Inferred Mineral Resources” or “Inferred Resources” is that part of a Mineral Resource for which quantity and grade or quality are estimated on the basis of limited geological evidence and sampling. The level of geological uncertainty associated with an inferred mineral resource is too high to apply relevant technical and economic factors likely to influence the prospects of economic extraction in a manner useful for evaluation of economic viability.
“Intrusive Belt” means means a band of igneous rocks that have formed parallel to and due to the subduction of a plate and can range up to several 100’s of km in length.
“km2” means square kilometers.
“kt” means kilotonnes.
“Ma” means mega-annum or million years.

“Mineral Reserves” means the economically mineable part of a Measured or Indicated Resource demonstrated by at least a preliminary feasibility study. This study must include adequate information on mining, processing, metallurgical, economic and other relevant factors that demonstrate, at the time of reporting, that economic extraction can be justified. A Mineral Reserve includes diluting materials and allowances for losses that may occur when the material is mined.
“Mineral Resources” means a concentration or occurrence of diamonds, natural solid inorganic material, or natural solid fossilized organic material including base and precious metals, coal, and industrial minerals in or on the earth’s crust in such form and quantity and of such a grade or quality that it has reasonable prospects for economic extraction. The location, quantity, grade, geological characteristics and continuity of a Mineral Resource are known, estimated or interpreted from specific geological evidence and knowledge.
“Moz” means million troy ounces.
“Mt” means mega-tonnes or a million tonnes.
“Mtpa” means million tonnes per annum.
“MWh” means megawatt hours.
“NI 43-101” means National Instrument 43-101 - Standards of Disclosure for Mineral Projects adopted by the Canadian Securities Administrators.
“NSR” means Net Smelter Return, which refers to the proceeds returned from the smelter and/or refinery to the mine owner, taken as a) the sale price of the metal products less certain transportation, treatment and refining costs, or b) for Cordoba’s San Matias project as below:
NSR_Cu = Cu_% * MiningRec_% * MillCuRec_% * 51.53/% Cu (On Site Value)
NSR_Au = Au_g/t * MiningRec_% * MillAuRec_% * 46.55_$/g (On Site Value)
NSR_Ag = Ag_g/t * MiningRec_% * MillAgRec_% * 0.54_$/g (On Site Value)
NSR = NSR_Cu + NSR_Au + NSR_Ag
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98% dilution was applied to estimated Cu, Au, and Ag grades.

“Ore” is rock, generally containing metallic or non-metallic minerals and non-ore minerals, that can be mined and processed at a profit.
“Ore Body” is a sufficiently large amount of ore that can be mined economically.
“oz” means troy ounces or 31.1035 grams
“Pb” means the chemical symbol for the element lead.
“Re” means the chemical symbol for the element rhenium.
“Reclamation” is the process by which lands disturbed as a result of mining activity are modified to support beneficial land use. Reclamation activity may include the removal of buildings, equipment, machinery and other physical remnants of mining, closure of tailings, leach pads and other features, and contouring, covering and re-vegetation of waste rock and other disturbed areas.
“Sampling” is a naturally occurring area where metals and elements leached from nearby rocks have accumulated at surface, typically in the form of oxide minerals.
“Specific Gravity” means density.
“Smelting” is an intermediate stage metallurgical process in which metal is separated from impurities by using thermal or chemical separation techniques.
“Tailings” is the material that remains after all economically and technically recovered precious metals have been removed from the ore during processing.
“t” or “Tonne” means a metric ton or 2,204.6 pounds.
“Ton” means a short ton which is equivalent to 2,000 pounds, unless otherwise specified.

“tpa” means tonnes per annum.
“Waste” is rock which is not ore. Waste typically refers to that rock which has to be removed during the normal course of mining in order to get at the ore.
“Zn” means the chemical symbol for the element zinc.